Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

DRUB LLC,

as Buyer,

DRUBIT LLC,

as the Company,

DRUBIT HOLDINGS LLC,

as Seller,

 solely for the limited purposes set forth herein,

US DEVELOPMENT GROUP LLC,

as USDG, and

solely for the purposes of Section 5.4 and Section 6.11,

FTAI ENERGY PARTNERS LLC,

as Buyer Parent

Dated as of September 27, 2026

i

EXHIBITS:

Exhibit A	[Reserved]
Exhibit B	[Reserved]
Exhibit C	[Reserved]
Exhibit D	Sample Statement
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Buyer’s Closing Certificate
Exhibit H	Form of Seller’s Closing Certificate
Exhibit I	Mutual Release
Exhibit J	R&W Insurance Policy and Binder Agreement
Exhibit K	COP Credit Amount
Exhibit L	Buyer Notice Persons

SCHEDULES:

Section AP	Accounting Principles
Section CE	Unpaid Capex
Section PE	Permitted Encumbrances
Section 3.3	No Conflict; Required Filings and Consents (Seller)
Section 4.1	Organization and Qualification
Section 4.3	No Conflict; Required Filings and Consents (The Company)
Section 4.4	Capitalization
Section 4.5(a)	Financial Statements
Section 4.5(b)	Financial Obligations
Section 4.5(c)	Significant Deficiencies, Fraud or Corporate Misappropriation
Section 4.8	Litigation; Orders
Section 4.9	Insurance
Section 4.10(a)	Owned Real Property
Section 4.10(b)	Leased Real Property
Section 4.10(c)	Pipeline System
Section 4.10(d)	Real Property Matters
Section 4.10(e)	Shared Ownership Interests
Section 4.11	Intellectual Property
Section 4.12	Taxes
Section 4.12(g)	Tax Classifications
Section 4.12(l)	Tax Partnership Agreements
Section 4.12(o)	Certain Tax Agreements
Section 4.12(r)	Controlled Foreign Corporations; PFICs
Section 4.12(s)	Administrative Adjustment Requests
Section 4.13	Environmental Matters
Section 4.14(a)	Material Contracts
Section 4.14(b)	Material Contract Matters
Section 4.16	Material Customers and Suppliers
Section 4.17	Related Party Transactions
Section 4.19	Regulatory Status
Section 4.24	Bank Accounts; Powers of Attorney
Section 4.26	Indebtedness
Section 4.28	Credit Support Obligations
Section 4.29(a)	TSA Performance Credit
Section 4.29(b)	TSA Deficiency Credits
Section 6.1	Conduct of Business Prior to the Closing
Section 6.1(b)(iii)	Capital Expenditures Budget
Section 6.4(a)	Intercompany Agreements
Section 6.4(b)	Assigned Intercompany Agreements
Section 6.16(a)	Employee Matters
Section 7.2(h)	Purchase Price Allocation
Section 8.3(g)	Closing Deliverable

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of September 27, 2026 (the “Execution Date”), by and among DRUbit Holdings LLC, a Delaware limited liability company (“Seller”), DRUbit LLC, a Delaware limited liability company (the “Company”), Drub LLC, a Delaware limited liability company (“Buyer”), solely for purposes of Section 2.2(c)(iii), Section 2.3(g)(ii) – (iv), Section 2.3(h), Section 6.2(c), Section 6.14(c), Section 6.15, and Section 6.16(b), US Development Group LLC, a Delaware limited liability company (“USDG”) and solely for purposes of Section 5.4 and Section 6.11, FTAI Energy Partners LLC, a Delaware limited liability company (the “Buyer Parent”).  Seller and Buyer are each sometimes referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding membership interests of the Company (such interests, the “Interests”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Interests; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer Parent has delivered to Seller a limited guarantee, dated as of the Execution Date, in favor of Seller (the “Limited Guarantee”), guaranteeing, on the terms and subject to the conditions set forth therein, the payment of Buyer’s obligation to pay the Buyer Termination Fee, if and when payable pursuant to Section 9.3.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Defined Terms.  For purposes of this Agreement:

“Accrued Income Taxes” means, without duplication, the aggregate amount of any accrued, but unpaid, Income Taxes (that either are (A) set forth on a Tax Return of the Company or any of its Subsidiaries that was filed prior to the Closing, or (B) required to be set forth on a Tax Return of the Company or any of its Subsidiaries that was not filed prior to the Closing and that pertains (in whole or in part) to a taxable period (or portion thereof) beginning on or after January 1, 2025 (excluding, in each case, Seller’s Income Taxes)) and, in each case (i.e., with respect to each of clauses (A) and (B)), solely for jurisdictions in which the Company or such Subsidiary files, has filed, or is required to file Tax Returns in respect of Income Taxes (or for which new or changed circumstances have arisen in the current or most recently ended Tax period that would require a Tax Return to be filed (as mutually determined in good faith by Buyer and Seller or an Independent Accounting Firm)); provided, that (1) Income Taxes shall not be less than zero in any jurisdiction or for any particular Income Taxes, (2) Income Tax liabilities shall be reduced only by Income Tax assets that are estimated payments, instalments, prepayments, or overpayments of Income Taxes made during, and actually available to reduce the cash Income Tax payable in respect of, a Pre-Closing Tax Period, (3) all tax deductions arising from Transaction Expenses shall be treated as deductible in the Pre-Closing Tax Period to the extent permitted by applicable Law at a “more likely than not” (or higher) level of comfort, (4) Income Taxes shall be computed without regard to any deferred Income Tax assets and liabilities, and (5) in the case of Income Taxes that are payable with respect to a Straddle Period, be determined in accordance with Section 7.2(d); and provided further that Income Taxes for the Canadian Subsidiaries shall be computed on the basis of a notional allocation from HET LP pursuant to Section 7.2(e).

“Acquisition Engagement” has the meaning set forth in Section 10.20(a).

“Action” means any claim, action, demand, dispute, cause of action, suit, lawsuit, complaint, mediation, audit, assessment, inquiry, subpoena, arbitration, charge, grievance, investigation, or other proceeding or adjudicative matter of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) at Law or in equity, in each case, by or before any Governmental Authority or arbitrator or mediation tribunal.

“Adjustment Escrow Account” means the escrow account to be established pursuant to the Escrow Agreement as security for Seller’s obligations pursuant to Section 2.3(g), if any.

“Adjustment Escrow Amount” means $5,100,000.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that prior to the Closing, the Company and its Subsidiaries will be Affiliates of Seller, and from and after the Closing, the Company and its Subsidiaries will be Affiliates of Buyer; provided, however, that (a) none of Fortress Investment Group LLC and its Affiliates, any of their respective Subsidiaries, any investment funds managed by any of the foregoing or any portfolio investments or entities owned or managed by any of the foregoing (other than FTAI Infrastructure Inc. and its Subsidiaries) shall be Affiliates of Buyer for purposes of this Agreement, except with respect to any releases or disclaimers for their benefit in this Agreement; (b) no member of the ECP Group shall be Affiliates of Seller for purposes of this Agreement, except that all members of the ECP Group shall be Affiliates of Seller (i) with respect to any releases or disclaimers for their benefit in this Agreement and (ii) for purposes of (A) Section 4.17, (B) Section 6.4, (C) Section 6.17, and (D) the definition of “Related Party Contract”, and (c) for purposes of Section 6.15, when used with respect to Seller, “Affiliate” shall include any Person with a substantially similar management team to USDG.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreed Tax Treatment” has the meaning set forth in Section 7.2(i).

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 7.2(h).

“Allocation Principles” has the meaning set forth in Section 7.2(h).

“Alternative Financing” has the meaning set forth in Section 6.11(j).

“Alternative Transaction” has the meaning set forth in Section 6.17.

“Ancillary Agreements” means any agreements, certificates, or other documents executed in connection with this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), (ii) Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), and (iii) any other applicable anti-bribery and/or anti-corruption laws of the jurisdictions in which the Company or any of its Subsidiaries is incorporated or otherwise subject to jurisdiction.

“Antitrust Law” has the meaning set forth in Section 6.6(i).

“Applicable Accounting Principles” means GAAP or IFRS (as applicable to the Subsidiaries of the Company) as modified by the accounting principles, practices, assumptions, conventions, and policies set forth on Section AP of the Disclosure Schedules.

“Available Employee” has the meaning set forth in Section 6.16(a).

“Books and Records” has the meaning set forth in Section 4.25.

“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by Law to be closed in Houston, Texas and Calgary, Alberta.

“Business Intellectual Property” means all Company Intellectual Property and all other Intellectual Property used in, held for use in, or necessary for the operation of the businesses of the Company and its Subsidiaries (including the Hardisty JV Entities) as currently conducted.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties in Section 5.1 (Organization), Section 5.2 (Authority), Section 5.3(a) (No Conflicts of Organizational Documents) and Section 5.5 (Brokers).

“Buyer Insurance Claims” has the meaning set forth in Section 6.12(b).

“Buyer Material Adverse Effect” means any event, condition, change, occurrence, or effect that would prevent, materially delay, or materially impede the performance by Buyer of its obligations under this Agreement or the Ancillary Agreements to which Buyer will be a party or the consummation by Buyer of the transactions contemplated hereby or thereby.

“Buyer Parent” has the meaning set forth in the Preamble.

“Buyer Tax Returns” has the meaning set forth in Section 7.2(a).

“Buyer Termination Fee” has the meaning set forth in Section 9.3(a).

“Canadian Subsidiaries” means HET Holdings Ltd. and the Hardisty JV Entities.

“Capped Damages Amount” means an amount equal to the sum of (a) $15,300,000 and (b) 50% of the amount of any proceeds that Seller, USDG, the ECP Group or any of their respective Affiliates (without duplication) receive in excess of the amounts (without duplication) such Persons would have received under this Agreement, from any Alternative Transaction which is consummated within nine (9) months of the date of termination of this Agreement (or any Alternative Transaction for which definitive documentation is entered into within nine (9) months of the date of termination of this Agreement and is ultimately consummated).

“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents, Qualifying Restricted Cash, and marketable securities of the Company and its Subsidiaries, including (a) all deposits in transit or amounts held for deposit that have not yet cleared to the extent there has been a reduction of receivables on account therefor, other wire transfers, and drafts deposited or received and available for deposit and (b) any and all credit card receivables and credit card deposits in transit, net of any uncashed and uncleared checks, drafts, and wires issued by or on behalf of the Company or any of its Subsidiaries, calculated on a basis consistent with the Applicable Accounting Principles without giving effect to the transactions contemplated herein; provided, however, that “Cash” shall exclude (x) restricted cash (other than Qualifying Restricted Cash), including all cash posted to support letters of credit, performance bonds, deposits with third parties or other similar obligations and (y) any insurance, condemnation award or other third party proceeds awarded to, or collected by, the Company or any of its Subsidiaries with respect to any Casualty Event; provided, further, that for purposes of calculating Cash, any amounts attributable to a Subsidiary that is not wholly owned (directly or indirectly) by the Company shall be included only in proportion to the Company’s direct or indirect ownership interest in such Subsidiary; and provided further that any cash and cash equivalents held in Canada shall be reduced by 25%.

“Casualty Amount” has the meaning set forth in Section 6.14(b).

“Casualty Escrow Account” means the escrow account to be established pursuant to the Escrow Agreement, if necessary, as security for the Parties’ respective obligations pursuant to Section 6.14(b).

“Casualty Escrow Amount” has the meaning set forth in Section 6.14(c).

“Casualty Estimate” has the meaning set forth in Section 6.14(a).

“Casualty Event” means any loss, damage or destruction of assets as a result of any act of God, fire, explosion, collision, earthquake, windstorm, flood or other casualty event.

“Casualty Expert” has the meaning set forth in Section 6.14(b).

“Casualty Objection Notice” has the meaning set forth in Section 6.14(b).

“Casualty Termination Dispute” has the meaning set forth in Section 6.14(c).

“Casualty Termination Threshold” has the meaning set forth in Section 6.14(f).

“CFPOA” has the meaning set forth in the definition of Anti-Corruption Laws.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Cash” has the meaning set forth in Section 2.3(b).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Failure Notice” has the meaning set forth in Section 9.1(f).

“Closing Indebtedness” has the meaning set forth in Section 2.3(b).

“Closing Net Working Capital” has the meaning set forth in Section 2.3(b).

“Closing Payment” means (a) the Estimated Purchase Price, minus (b) the Adjustment Escrow Amount minus (c) the Casualty Escrow Amount (if any).

“Closing Transaction Expenses” has the meaning set forth in Section 2.3(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, collective agreement, works council agreement, memorandum of understanding or other contract with any Union.

“Combined Group” means any affiliated, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under state, local, or non-U.S. Law.

“Commercial Agreement” means customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes (such as financing agreements, leases, and vendor agreements).

“Company” has the meaning set forth in the Preamble.

“Company Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Company Credit Agreement” means that certain Credit Agreement, dated as of February 20, 2025, among DRUbit LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Company, as borrower, the lenders party thereto from time to time, MUFG Bank, Ltd., as administrative agent, U.S. Bank Trust Company, National Association, as collateral agent, and Kennedy Lewis Investment Management LLC, as lead arranger and bookrunner (as amended, restated, supplemented or otherwise modified from time to time).

“Company Financial Statements” has the meaning set forth in Section 4.5(a).

“Company Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Company Intellectual Property” means all Intellectual Property, including all Registered Intellectual Property, owned or purported to be owned by the Company or any of its Subsidiaries.

“Compliant” means, with respect to the Financing Information, that (i) the Financing Information does not, at the time delivered, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Financing Information, taken as a whole, in light of the circumstances under which the statements contained in the Financing Information are made, not materially misleading and (ii) the applicable auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Financing Information.

“Condemnation Event” means the taking by a Governmental Authority by exercise of the power of eminent domain.

“Confidential Information” has the meaning set forth in Section 6.5(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.5(a).

“Continuing Provisions” has the meaning set forth in Section 9.2.

“Contracts” means all contracts, agreements (including any side letter agreements), subcontracts, leases, subleases, deeds, mortgages, licenses, instruments, notes, obligations, indentures, purchase orders and other legally binding arrangements (including all amendments and modifications thereto), whether written or oral.

“COP Credit Amount” means the amount calculated in accordance with Exhibit K.

“COP Estoppel” means that certain Estoppel Certificate, dated as of September 1, 2026, by and among ConocoPhillips Company, ConocoPhillips Surmount Partnership, and Port Arthur Terminal.

“COP SSA” has the meaning set forth in Section 4.29(b).

“COP TSA” has the meaning set forth in Section 4.29(a).

“Credit Agreement Modifications” has the meaning set forth in Section 6.11(c).

“Debt Commitment Letter” means that certain debt commitment letter, together with all exhibits, annexes and schedules thereto, dated as of the Execution Date, by and between Buyer Parent and Barclays Bank PLC and the related fee letter (as such fee letter may be redacted to omit fee amounts and economic terms that do not impact the amount (other than through the operation of additional original issue discount or upfront fees) or expand the conditions to obtaining the Debt Financing on the Closing Date, the “Fee Letter”) (in each case, as such may be hereafter amended, amended and restated, replaced or otherwise modified as permitted under this Agreement).

“Debt Financing” means the debt financing incurred or intended to be incurred by the Buyer Parent (or its Affiliates) in connection with the transactions contemplated hereunder or as otherwise provided for in Section 6.11(d), including the debt financing contemplated pursuant to the Debt Commitment Letter.

“Debt Financing Documents” means the agreements, documents, schedules and certificates contemplated by the Debt Financing.

“Debt Financing Sources” means the entities that have committed to provide or arrange all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to any credit agreements entered pursuant thereto or relating thereto and their respective successors and assigns.

“Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Affiliates and such Debt Financing Sources’ (and their respective Affiliates’) directors, officers, employees, agents, advisors, controlling persons, attorneys and the other Representatives and successors of each of the foregoing.

“Disclosure Schedules” means the disclosure schedules of Seller and the Company attached to this Agreement.

“DRU Assets” means DRU Assets LLC.

“DRU Assets Financial Statements” has the meaning set forth in Section 4.5(a).

“ECP Group” means Energy Capital Partners Management LLC and its Affiliates, any of their respective Subsidiaries, any investment funds managed by any of the foregoing or any portfolio investments or entities owned or managed by any of the foregoing; provided, however, in no event will the “ECP Group” include (x) USDG and its Subsidiaries or, (y) for purposes of Section 6.15, any other Person with a management team substantially similar to USDG.

“Employee Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject thereto) and each other benefit or compensation, deferred compensation, equity or equity-based, phantom, incentive, employment, individual consulting, retention, severance, bonus, termination, change in control, transaction bonus, vacation/paid time-off, retirement, supplemental income, pension, cafeteria, health and welfare, fringe benefit, hospitalization or similar benefit or compensatory plan, program, policy, agreement or arrangement, in each case, whether formal or informal or written or unwritten.

“Encumbrance” means any charge, claim, mortgage, license, lien, option, pledge, deed of trust, encumbrance, right of first refusal and/or right of first offer, pre-emptive right, hypothecation, collateral assignment, tenancy or possessory interest, easement, right-of-way, lease or interest in mineral rights, pore space or other subsurface use rights, encroachment, foreclosure, security interest, equitable interest, or other similar matter of any kind.

“Enterprise Value” means $255,000,000.

“Environmental Laws” has the meaning set forth in Section 4.13(e)(i).

“Environmental Permits” has the meaning set forth in Section 4.13(e)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means a mutually agreeable bank chosen by the Parties to serve as the escrow agent.

“Escrow Agreement” means the escrow agreement by and among Buyer, USDG, and the Escrow Agent, to be entered into on the Closing Date, in a form mutually agreed by Buyer, USDG, and the Escrow Agent.

“Estimated Cash” has the meaning set forth in Section 2.3(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” means (a) the Enterprise Value, plus (b) the Estimated Cash, plus or minus, as applicable, (c) the Working Capital Overage or Working Capital Underage, if any, minus (d) the Estimated Indebtedness, minus (e) the Estimated Transaction Expenses.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(a).

“Execution Date” has the meaning set forth in the Preamble.

“FCPA” has the meaning set forth in the definition of Anti-Corruption Laws.

“FERC” means the Federal Energy Regulatory Commission, and any successor to it.

“Fee Letter” has the meaning set forth in the definition of “Debt Commitment Letter”.

“Final Closing Statement” has the meaning set forth in Section 2.3(b).

“Final Employee List” means the list of Available Employees provided by email from Gibson, Dunn & Crutcher LLP to Vinson & Elkins LLP on September 22, 2026 on or around 1:15 p.m. Central Time.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing” has the meaning set forth in Section 6.11(d).

“Financing Documents” means the agreements, documents, schedules and certificates contemplated by any Financing.

“Financing Information” means (a) the financial statements regarding the Company and its Subsidiaries and their respective assets necessary to satisfy the condition set forth in paragraph 2 of Exhibit B to the Debt Commitment Letter (or any successor provision thereof that is not more onerous in any material respect to Seller and its Subsidiaries), (b) the financial, business and other information regarding the Company and its Subsidiaries that is necessary and that is reasonably requested by Buyer Parent in order for Buyer Parent (or its Affiliates) to prepare the pro forma financial statements (x) set forth in paragraph 2 of Exhibit B to the Debt Commitment Letter (or any successor provision thereof that is not more onerous in any material respect to Seller and its Subsidiaries) and (y) in connection with any Financing of (including any bond offering or notes offering) by Buyer Parent or any of its Affiliates after the Closing (provided that Buyer and/or Buyer Parent shall be solely responsible for the preparation of any pro forma financial statements and related notes thereto and the Seller and its Subsidiaries shall not be responsible for the preparation of any pro forma financial statements or any other information regarding post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments giving effect to the transactions contemplated hereby for use in connection with the Debt Financing, Financing, or any other such offering) and (c) customary authorization letters for the Debt Financing Sources authorizing the distribution of information regarding the Company and its Subsidiaries to prospective lenders or investors in connection with the Debt Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about the Company and its Subsidiaries or their respective securities, and a customary representation as to the accuracy in all material respects of the information contained in the disclosure and marketing materials related to the Debt Financing.

“Financing Sources” means each Person (including each agent and arranger) that provides or causes to provide any Financing, together with their respective Affiliates and Representatives involved in the Financing and their permitted successors and assigns (including but not limited to, each Debt Financing Source).

“Financing Sources Related Party” means the Financing Sources and their respective Affiliates and such Financing Sources’ (and their respective Affiliates’) directors, officers, employees, agents, advisors, controlling persons, attorneys and the other Representatives and successors of each of the foregoing.

“Flow-Through Tax Return” means any Tax Return of the Company or its Subsidiaries in respect of Flow-Through Taxes.

“Flow-Through Taxes” means any Taxes imposed on or with respect to Seller (or any direct or indirect member of Seller) that are determined on a “flow-through basis” by allocating or attributing to Seller (or to such direct or indirect owner of Seller) the Company’s or a Subsidiary’s income, gain, loss, deduction, credit and/or other relevant tax items or attributes for purposes of such Tax, including reporting by any entity classified as a partnership for U.S. federal (or applicable state or local) income tax purposes or reporting by a subsidiary of a Combined Group for which its direct or indirect parent is responsible.

“Fraud” means, with respect to any Person, intentional common law fraud as construed under Delaware law with respect to any representations and warranties in Article III, Article IV, or Article V, as applicable, on the date hereof and the Closing Date, and entails actual contemporaneous knowledge that such representations and warranties were false when made.  “Fraud” does not include imputed or constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) or other claims based on negligence or recklessness, or any other equitable claim.

“GAAP” means United States generally accepted accounting principles.

“Gibson Caveat” means the caveat re: right of first refusal registered at the Alberta Land Titles Office as instrument 232 327 624.

“Gibson Discharge” means a full discharge, dated August 25, 2026, executed and in registerable form, of the Gibson Caveat, as submitted for registration by way of DRR H00A5FX.

“Government Official” means any officer or employee of a government, a public international organization, or any department or agency thereof or any person acting in an official or unofficial capacity for such government or organization, including (i) a foreign official as defined in the FCPA, (ii) a foreign public official as defined in the CFPOA, (iii) an officer or employee of a government-owned, controlled, or operated enterprise, and (iv) any political party or party official or any candidate for political office.

“Governmental Authority” means any federal, state, provincial, territorial, municipal or local governmental, regulatory, or administrative authority, agency, division, tribe, or commission or any judicial or arbitral body (whether a single arbitrator or panel of arbitrators) of competent jurisdiction.

“GST/HST” means good and services tax and harmonized sales tax under Part IX of the Excise Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Hardisty Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Hardisty Financial Statements” has the meaning set forth in Section 4.5(a).

“Hardisty Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Hardisty JV Entities” means, collectively, HET GP and HET LP.

“Hardisty JV Rights” means the rights of the Company and its Subsidiaries (other than the Hardisty JV Entities) under Organizational Documents of Hardisty JV Entities and any other contractual rights the Company and its Subsidiaries (other than the Hardisty JV Entities) may have pursuant to Contracts between the Company and such Subsidiaries, on the one hand, and the Hardisty JV Entities, on the other hand.

“Hardisty Operating Agreement” means that certain Operating Services Agreement, dated April 9, 2020, by and between HET LP and Gibson Energy Infrastructure Partnership.

“Hazardous Materials” has the meaning set forth in Section 4.13(e)(iii).

“HET GP” means Hardisty Energy Terminal GP Ltd.

“HET LP” means Hardisty Energy Terminal Limited Partnership.

“HSR Act” has the meaning set forth in Section 3.3(b).

“ICA” means the Interstate Commerce Act, as amended and as implemented by FERC pursuant to 49 U.S.C. Section 60502.

“IFRS” means International Financial Reporting Standards as adopted in Canada.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains and alternative minimum Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indebtedness” means, as at a specified date, without duplication, the following (including, if applicable, any related accrued and unpaid interest, fees, and prepayment premiums or penalties), of (a) indebtedness for borrowed money of the Company and its Subsidiaries, (b) indebtedness of the Company and its Subsidiaries evidenced by any note, bond, debenture, or other debt security, (c) reimbursement obligations of the Company and its Subsidiaries under letters of credit, performance bonds, or similar obligations, in each case, only to the extent drawn, (d) any obligations of the Company and its Subsidiaries to pay the deferred purchase price of property, businesses or services and all conditional sale or title retention obligations, (e) any obligations of the Company and its Subsidiaries as lessee under leases which have been, or must be in accordance with GAAP or IFRS, as applicable, recorded as capital or finance leases, (f) all obligations of the Company and its Subsidiaries owing to Seller or any of its Affiliates (other than intercompany obligations solely between or among the Company and its Subsidiaries,) (g) all liabilities of the Company and its Subsidiaries for (i) deferred compensation, post-retirement welfare benefits, and unfunded or underfunded defined benefit pension obligations, (ii) accrued but unpaid bonus and commission payments, (iii) accrued but unused vacation and other paid time-off, and (iv) severance or other termination-related payments or benefits owed to any current or former director, officer, or employee whose employment terminated at or prior to the Closing, in each case including the employer portion of any Taxes associated therewith; (h) all accrued and unpaid distributions owing by the Company or any of its Subsidiaries to Seller or any of its Affiliates (other than the Company and its Subsidiaries); (i) all accrued and unpaid property taxes; (j) all liabilities of the Company and its Subsidiaries in respect of expenditures for the projects set forth on Schedule CE of the Disclosure Schedules that have not been fully paid by the Company or any of its Subsidiaries as of the Measurement Time (the “Unpaid Capex”); (k) Accrued Income Taxes; (l) the net settlement amount of all interest rate, currency swaps, hedging agreements, options or other derivative agreements of the Company and its Subsidiaries; (m) guarantees by the Company and its Subsidiaries of any of the items set forth in clauses (a) through (l) of any other Person; (n) all obligations of the type referred to in clauses (a) through (l) of any other Person secured by any Encumbrance on any property or asset of the Company or any of its Subsidiaries, (o) the COP Credit Amount, and (p) any accrued and unpaid fees, Taxes, interest, premiums, or penalties, including termination fees, prepayment penalties, and “breakage” costs, payable in respect of any of the items described in clauses (a) through (o). Notwithstanding the foregoing, “Indebtedness” does not include (I) any operating leases and any right-of-use assets or lease liabilities arising from operating leases, (II) intercompany obligations, payables, or loans of any kind between or among solely the Company and any of its Subsidiaries, (III) obligations under any undrawn letters of credit, performance bonds, or similar obligations, (IV) liabilities or obligations for Taxes other than those explicitly included in this definition, (V) trade payables arising in the ordinary course of business (except as otherwise expressly contemplated by this definition, including clause (j) and clause (o)), (VI) any long-term or short-term deferred revenue arising from advance billings, and (VII) any Transaction Expenses; provided, however, that for purposes of calculating Indebtedness, any amounts attributable to a Subsidiary that is not wholly owned (directly or indirectly) by the Company shall be included only in proportion to the Company’s direct or indirect ownership interest in such Subsidiary.

“Independent Accounting Firm” has the meaning set forth in Section 2.3(d).

“Initial 8-K” has the meaning set forth in Section 6.7.

“Insurance Policies” has the meaning set forth in Section 4.9.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions and improvements thereto, and all patents, patent applications, patent disclosures, reissues, continuations, continuations-in-part, divisionals, extensions and re-examinations; (b) all registered and unregistered trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, internet domain names, and all registrations and applications for registration thereof, together with all goodwill associated with each of the foregoing (collectively, “Trademarks”); (c) all copyrights, copyrightable works, works of authorship, and all registrations and applications therefor; (d) all mask works and semiconductor chip rights, and all applications, registrations and renewals in connection therewith; (e) all trade secrets, confidential information, know-how, technical information, processes, drawings, technology, research studies, designs, databases, customer lists and marketing studies (collectively, “Trade Secrets”); (f) all industrial designs and applications for registration of industrial designs; (g) all computer software, including source code, object code, firmware, development tools, files, records, data and related documentation; (h) all rights to bring any cause of action related to past, present or future infringement, misappropriation or violation of the foregoing; and (i) all other industrial, proprietary and other rights relating to any or all of the foregoing.

“Interests” has the meaning set forth in the Recitals.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“International Trade Laws” means all applicable U.S. and non-U.S. laws, statutes, rules, regulations, judgments, orders (including executive orders), decrees, or restrictive measures relating to export control, Sanctions, import and customs, or anti-boycott measures administered, enacted, or enforced by (a) a Sanctions Authority; (b)  the U.S. government, including the U.S. Department of Commerce Bureau of Industry and Security, the U.S. Department of State Directorate of Defense Trade Controls, and the U.S. Department of Homeland Security Customs and Border Protection; or (c) any other relevant governmental, intergovernmental, or supranational body, agency, or authority with jurisdiction over the Parties.

“IRS” means the Internal Revenue Service of the United States.

“IT Systems” means, with respect to the Company and its Subsidiaries, all computing, communications, operational technology, control, monitoring, internet, intranet, extranet, email, voicemail, network, hardware, software, data, database, and peripheral systems and equipment owned, leased, licensed, or used by the Company or any of its Subsidiaries.

“ITA” means the Income Tax Act (Canada), RSC 1985, c 1 (5th Supp), as amended, and including the regulations promulgated thereunder.

“KCS” means Kansas City Southern Railway Company, a Missouri corporation.

“Knowledge” means the actual knowledge of (a) with respect to Seller, Josh Ruple, Amanda Wendell, Michael Verhagen, Jim Albertson, and Kirby Schnabel, (b) with respect to Buyer, Frank Carfora and Ken Nicholson, and (c) with respect to Buyer Parent, Frank Carfora and Ken Nicholson, in each case, after reasonable inquiry of their respective direct reports with primary responsibility for the applicable subject matter.

“Law” means any statute, law (including common law), ordinance, regulation, rule, executive order, tariff, constitution, treaty, injunction, judgment, decree, ruling, decision, order or code of any Governmental Authority or any principle of common law or equity.

“Lease” means a lease, sublease, license or occupancy agreement pursuant to which the Company or any of its Subsidiaries holds a leasehold, or subleasehold or other occupancy interest in the Leased Real Property, together with all amendments, extensions, supplements, and guaranties relating thereto.

“Leased Real Property” means the real property leased, subleased, licensed or occupied by the Company or any of its Subsidiaries pursuant to the Leases together with, to the extent leased or subleased by the Company or its Subsidiaries, all buildings and other structures, facilities, or improvements located thereon.

“Lender Consent” means that certain Consent and Acknowledgement, entered into as of September 27, 2026, by and among the Company, Seller, the “Subsidiary Guarantors” thereto, the “Lenders” constituting the “Required Lenders” party thereto and the other parties thereto.

“Limited Guarantee” has the meaning set forth in the Recitals.

“Lookback Date” means the date that is three (3) years prior to the Execution Date.

“Loss” or “Losses” means any and all losses, damages, liabilities, deficiencies, claims, awards, assessments, judgments, penalties, fines, interest, costs, and expenses (including attorneys’, solicitors’, accountants’ and experts’ fees, costs, and other out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing).

“Material Adverse Effect” means any event, condition, change, occurrence, or effect that (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, or results of operations, in each case, of the Company and its Subsidiaries, taken as a whole or (ii) has prevented, materially impeded or materially delayed, or would reasonably be expected to prevent, materially impede or materially delay, the consummation by Seller at the Closing of the transactions contemplated hereby; provided, however, that no event, condition, change, occurrence, or effect directly or indirectly arising out of, attributable to, or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect:  (a) any changes in general economic or political conditions or in the financial, debt, banking, capital, credit, or securities markets, including interest or exchange rates, tariffs, trade wars, or similar matters, in each case, in the United States, Canada or elsewhere in the world, (b) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate, (c) any actions required under this Agreement to obtain any approval or authorization under applicable Antitrust Laws for the consummation of the transactions contemplated hereby, (d) any adoption, implementation, modification, repeal, or other changes in any applicable Law, ruling, Order, judgment, injunction, decree, or other directive of any Governmental Authority (including any actions taken by any Governmental Authority in connection with any of the events set forth in clauses (f), (g), or (h) of this definition), or any changes in applicable accounting regulations or principles (including GAAP or IFRS, as applicable), or in interpretations of any of the foregoing, (e) any failure by the Company or any of its Subsidiaries to meet internal or published projections, forecasts, or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect), (f) political, geopolitical, social, or regulatory conditions, including any outbreak, continuation, or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, malicious cyber-enabled activities (including hacking, data loss, ransomware, and other unauthorized cyber intrusions that seek to compromise the confidentiality, integrity, or availability of computer or communication systems or information therein), or governmental shutdown or slowdown, or any escalation or worsening of any such conditions, (g) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages or any escalation or worsening of such conditions, (h) any epidemic, pandemic, or outbreak of disease, or any escalation or worsening of such conditions, (i) the announcement of this Agreement and the transactions contemplated hereby, and including any termination of, reduction in, or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, or employees of Seller or the Company and its Subsidiaries due to the announcement of this Agreement or the identity of the Parties; (j) any action or inaction taken by Seller or the Company, or which Seller or the Company causes to be taken or refrained from being taken by any of the Company’s Subsidiaries, in each case, which is expressly required by this Agreement; (k) any Casualty Event; or (l) any actions taken (or omitted to be taken) at the express written request of Buyer; provided, further, that any event, change, condition, occurrence, or effect referred to in clauses (a), (b), (d), (f), (g), or (h) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such event, change, condition, occurrence, or effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in the industries and in the geographic areas in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 4.14(a).

“Material Customer” has the meaning set forth in Section 4.16(a).

“Material Supplier” has the meaning set forth in Section 4.16(b).

“Measurement Time” means 11:59 p.m., Central Time, on the date immediately prior to the Closing Date.

“Net Adjustment Amount” has the meaning set forth in Section 2.3(g)(i).

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (a) the current assets of the Company and its Subsidiaries calculated in accordance with the Applicable Accounting Principles and the line item categories of current assets identified on Exhibit D, minus (b) the current liabilities of the Company and its Subsidiaries calculated in accordance with the Applicable Accounting Principles and the line item categories of current liabilities identified on Exhibit D.  The determination of the Estimated Purchase Price and the Purchase Price will be in accordance with the Applicable Accounting Principles and without duplication of any items counted in such determination.  The Parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments, or estimation methodologies from the Applicable Accounting Principles.  Notwithstanding anything to the contrary herein, “Net Working Capital” shall not include any amounts with respect to any intercompany assets of the Company (or its Subsidiaries) that are required to be terminated pursuant to Section 6.4(a), Cash, Indebtedness, Transaction Expenses, Income Tax assets, Income Tax liabilities, deferred Tax assets, deferred Tax liabilities, and Tax assets (other than (i) estimated payments, instalments, prepayments, or overpayments of Taxes made during, and actually available to reduce the cash Tax payable in respect of, the applicable Pre-Closing Tax Period and (ii) GST/HST receivables and payables attributable to payments made during the current and prior month) or any insurance, condemnation award or other third party proceeds with respect to any Casualty Event (whether awarded, anticipated to be awarded or otherwise).  For purposes of calculating Net Working Capital, any amounts attributable to a Subsidiary that is not wholly owned (directly or indirectly) by the Company shall be included only in proportion to the Company’s direct or indirect ownership interest in such Subsidiary.

“Non-Party Affiliate” has the meaning set forth in Section 10.22(a).

“Notice of Disagreement” has the meaning set forth in Section 2.3(c).

“Notional Pre-Closing Period” has the meaning set forth in Section 7.2(e).

“Order” means any award, decree, settlement, stipulation, directive, regulation, injunction, judgment, decision, determination, declaration, verdict, order, consent, ruling or writ of any Governmental Authority.

“Organizational Documents” of an entity means such entity’s (a) articles of incorporation, certificate of incorporation, certificate of formation, certificate of amalgamation, articles of association, or similar document and (b) bylaws, shareholders’ agreement, unanimous shareholders’ agreement, limited liability company operating agreement, partnership agreement, or similar document.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities, or improvements located thereon and all appurtenances thereto.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Payoff Documentation” means, collectively, the Payoff Letters and all termination and release documentation necessary to provide for or evidence the release of all Encumbrances securing the Payoff Indebtedness, which shall be in form and substance reasonably satisfactory to Buyer acting in good faith, including, if applicable, Uniform Commercial Code and Personal Property Security Act (Alberta) termination statements, deed of trust, mortgage releases or intellectual property releases, in each case to the extent applicable.

“Payoff Indebtedness” has the meaning set forth in Section 6.11(b).

“Payoff Letter” means, with respect to any Payoff Indebtedness, a debt payoff letter which, upon satisfaction of the conditions therein, evidences that all Indebtedness and other obligations (other than any contingent indemnification obligations for which no claim has been asserted and which survive by their express terms) under such Payoff Indebtedness have been paid in full and all commitments to lend thereunder have been terminated, and releases all guarantees by the Company and its Subsidiaries of the obligations under such Payoff Indebtedness and all Encumbrances on the assets or equity of the Company or any of its Subsidiaries that secure any Indebtedness or other obligations under such Payoff Indebtedness.

“Permits” has the meaning set forth in Section 4.7(b).

“Permitted Encumbrance” means (a) statutory Encumbrances for current Taxes or other governmental charges (i) that are not yet due or delinquent (taking into account permitted extensions) or (ii) with respect to which the validity or amount is being contested in good faith by appropriate proceedings and for which appropriate reserves are being maintained by the Company or its Subsidiaries in accordance with GAAP on the Company Financial Statements; (b) mechanics’, carriers’, workers’, repairers’, and other similar Encumbrances arising or incurred in the ordinary course of business relating to obligations which are not yet delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation) arising or incurred in the ordinary course of business relating to obligations which are not yet delinquent and, in each case, not securing Indebtedness for borrowed money; (d) zoning, entitlement, conservation restriction, and other land use and environmental regulations promulgated by Governmental Authorities (but not violations thereof); (e) all rights reserved to, or vested in, any Governmental Authorities (i) to control or regulate any of the assets of the Company and its Subsidiaries in any manner, (ii) to assess Tax with respect to such assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, or (iii) to enforce any obligations or duties affecting the assets of the Company and its Subsidiaries to any Governmental Authority with respect to any franchise, grant, license or permit; (f) Encumbrances granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby; (g) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (h) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements; (i) any right, interest, title, or other Encumbrance of a lessor or sublessor under any Lease which do not materially interfere with the use or operation of the applicable Leased Real Property for the purposes of which it is currently used by the Company and its Subsidiaries or create any material liability or obligations on the part of the Company or its Subsidiaries taken as a whole; (j) covenants, conditions, restrictions, easements, rights-of-way, charges, declarations, imperfections, or irregularities of title, and other Encumbrances (including tenancies or possessory interests, leases or interests in mineral rights, pore space or other subsurface use rights) and similar matters which are of record or shown on surveys provided to Buyer affecting title to the Real Property (but not violations thereof) which do not materially and adversely impair the use of the Real Property subject thereto for the purposes for which it is currently used by the Company and its Subsidiaries; (k) public roads and highways; (l) any statutory limitations or conditions of general applicability to real property title imposed under the Land Titles Act (Alberta) (but not violations thereof); (m) with respect to any Real Property located in Canada, any reservations or exceptions in any original grants from the Crown; (n) the Permitted Equity Liens; and (o) those matters identified on Section PE of the Disclosure Schedules.

“Permitted Equity Liens” means any (a) restrictions on transfers arising under state or federal securities Laws or arising pursuant to the Organizational Documents of the Company or its Subsidiaries, (b) Encumbrances imposed by Buyer or any of its Affiliates from and after Closing, and (c) Encumbrances arising from or related to the Company Credit Agreement.

“Permitted Overruns” means aggregate capital expenditures by the Company and its Subsidiaries during the period from the Execution Date until the Closing that exceed the amounts set forth in the applicable line items in the budget set forth in Section 6.1(b)(iii) of the Disclosure Schedules by no more than 10%.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization, or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” means any information relating to an identified or identifiable natural person, device, or household, including “personal data,” “personal information,” and similar terms under applicable Law.

“Phase I Environmental Site Assessment” means a Phase I environmental property assessment of the assets of the Company and its Subsidiaries that satisfies the basic assessment requirements of the applicable standards set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-21) or the current CSA Phase I Environmental Site Assessment (Designation Z768-01 (R2022)), which may include review of records, reports or documents.

“Pipeline Easement” has the meaning set forth in Section 4.10(c).

“Pipeline System” has the meaning set forth in Section 4.10(c).

“Port Arthur Leases” means collectively, (a) that certain lease by and between PAT and KCS, dated December 3, 2019, as amended by that certain First Amendment dated June 1, 2020 and the letter regarding the extension term dated June 29, 2026, and (b) that certain lease by and between KCS and PAT, dated September 1, 2020.

“Port Arthur Terminal” means Port Arthur Terminal LLC, a Delaware limited liability company.

“Pre-Closing Flow-Through Returns” has the meaning set forth in Section 7.2(a).

“Pre-Closing Tax Period” means any taxable period that ends on or prior to the Closing Date or that portion of any Straddle Period that ends on and includes the Closing Date.

“Pre-Consummation Warning Letter” has the meaning set forth in Section 6.6(g).

“Preliminary Closing Statement” has the meaning set forth in Section 2.3(a).

“Privacy and Security Requirements” means all applicable Laws and public-facing statements or policies adopted by the Company or its Subsidiaries, in each case, regarding privacy, cybersecurity or data security, or governing the privacy, security, collection, storage, processing, transfer, disclosure, or use of Personal Information.

“Privileged Communications” has the meaning set forth in Section 10.20(b).

“Prohibited Modification” has the meaning set forth in Section 6.11(h).

“Public Health Measures” means any quarantine, “shelter-in-place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester, or any other Law, order, directive, guideline, or recommendation issued or promulgated by any Governmental Authority, the World Health Organization, or any industry group in connection with or in response to any epidemic, pandemic, or outbreak of disease, or in connection with or in response to any other public health conditions, in each case, whether such Law, order, directive, guideline, or recommendation is in place currently or is issued, promulgated, or modified hereafter.

“Purchase Price” means the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.3.

“Qualifying Restricted Cash” means cash that is restricted solely by virtue of restrictions in the Company Credit Agreement.

“Real Property” means, collectively, the Owned Real Property, Leased Real Property, and Pipeline Easements.

“Registered Intellectual Property” means all Intellectual Property that is issued by, registered with, renewed by, or the subject of a pending application before any Governmental Authority, domain name registrar, or other public or quasi-public legal authority anywhere in the world.

“Related Parties” means, with respect to a Person, such Person’s Affiliates and its and their respective current and former direct and indirect equityholders, members, directors, managers, partners (limited and general), officers, controlling Persons, employees, agents, Representatives, and the respective successors and assigns of each of the foregoing.

“Related Party Contract” means any Contract between (a) the Company or any of its Subsidiaries on the one hand, and (b) Seller, or any Affiliate of Seller (other than the Company or any of its Subsidiaries), or any of their respective officers, directors, stockholders, members, partners, managers, investors, private equity sponsors, or employees, on the other hand.

“Release” has the meaning set forth in Section 4.13(e)(iv).

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, consultants, bankers, and other representatives of such Person.

“Required Information” has the meaning set forth in Section 6.11(d).

“Restoration Amounts” has the meaning set forth in Section 6.14(d).

“Restricted Period” has the meaning set forth in Section 6.15.

“Retained Claims” has the meaning set forth in Section 7.1(b).

“Retained Marks” has the meaning set forth in Section 6.9.

“R&W Binder Agreement” means the binder agreement with respect to the R&W Insurance Policy.

“R&W Costs” means the total premium, Taxes, fees, costs, and expenses of the R&W Insurance Policy charged by the insurer thereunder (inclusive of brokerage commissions).

“R&W Insurance Policy” means that certain buyside representations and warranties insurance policy to be obtained by Buyer in connection with the transactions contemplated by this Agreement, and to be issued by the R&W Insurer in substantially the same form as the binder agreement attached hereto as Exhibit J and to be bound as provided in Section 6.13.

“R&W Insurer” means Berkshire Hathaway Specialty Insurance Company.

“Sample Statement” means the illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash, and Transaction Expenses prepared in accordance with Section 2.3(a) and the definitions herein and as set forth on Exhibit D.

“Sanctioned Jurisdiction” means a country, jurisdiction, geographic region, or territory which is, or since April 24, 2019 has been, the subject or target of comprehensive Sanctions (as of the Execution Date, Cuba, Iran, North Korea, Syria, and the Crimea, Kherson, Zaporizhzhia, Donetsk, and Luhansk regions of Ukraine).

“Sanctioned Person” means a Person (a) that is the subject or target of Sanctions including by being identified on the United States’ Specially Designated Nationals and Blocked Persons List, the Consolidated Canadian Autonomous Sanctions List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the Parties; (b) located, organized, or resident in a Sanctioned Jurisdiction; (c) the government of any Sanctioned Jurisdiction or Venezuela; (d) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (a), (b), or (c) above; or (e) identified on the United States’ Denied Persons List, Entity List or Debarred Parties List.

“Sanctions” means any economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions, and anti-terrorism laws imposed, administered, enacted, and/or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means a Governmental Authority of the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the U.S. Department of State), Canada (including Global Affairs Canada, the Royal Canadian Mounted Police and the Canada Border Services Agency), the European Union, any Member State of the European Union, the United Kingdom (including the Office of Financial Sanctions Implementation of His Majesty’s Treasury), the United Nations Security Council and any other relevant Governmental Authority with jurisdiction over the Parties and authority to impose, administer, enact or enforce Sanctions.

“Securities Act” has the meaning set forth in Section 5.7.

“Seller” has the meaning set forth in the Preamble.

“Seller/Company Acquisition Counsel” has the meaning set forth in Section 10.20(a).

“Seller Fundamental Representations” means the representations and warranties in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(a)(i) (No Conflict of Organizational Documents), Section 3.4 (Ownership), Section 3.6 (Brokers), Section 3.7 (COP Estoppel; Gibson Discharge; and Lender Consent), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.3(a)(i) (No Conflict of Organizational Documents), Section 4.4 (Capitalization), Section 4.12(g) (Tax Classification) and Section 4.15 (Brokers).

“Seller Material Adverse Effect” means, with respect to Seller, any event, condition, change, occurrence, or effect that would prevent, materially delay, or materially impede the performance by Seller of its obligations under this Agreement or the Ancillary Agreements to which Seller or its Affiliates will be a party or the consummation of the transactions contemplated hereby or thereby.

“Seller’s Income Taxes” means any and all liabilities related to: (a) any and all Income Taxes imposed on or with respect to Seller or its direct or indirect owners; (b) for purposes of the Code (or other applicable Tax Law, other than Canadian federal or provincial Tax Law) and to the extent related to circumstances first arising in a Pre-Closing Tax Period, any Combined Group of which Seller is a member; or (c) to the extent related to a Pre-Closing Tax Period, any Flow-Through Tax or Flow-Through Tax Return.

“SSA Deficiency Credits” has the meaning set forth in Section 4.29(b).

“SSA Performance Credits” has the meaning set forth in Section 4.29(b).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.  For the avoidance of doubt, unless indicated expressly otherwise, references to “the Company and its Subsidiaries” or phrases of similar import shall be deemed to include HET Holdings Ltd. and the Hardisty JV Entities.

“Target Net Working Capital” means negative Eight Million Fifty Six Thousand Dollars (-$8,056,000).

“Tax” and “Taxes” means any taxes, duties, fees, excises, premiums, assessments, levies and other governmental charges in the nature of a tax imposed by any Governmental Authority of any kind whatsoever however denominated, whether computed on a separate, consolidated, unitary, combined or other basis, including (a) income, corporate, capital, excise, sales, use, turnover, unemployment, disability, severance, business license, occupation, customs, import and export, social security, employee health, disability, withholding, real property, personal property, transfer, registration, natural resource, production, value added, stamp, and franchise taxes, pension plan premiums including Canada or Québec Pension Plan contributions, workers’ compensation, and other charges of a same or similar nature, (b) any interest, penalty, fines, additions to tax or other additional amounts imposed with respect to any item described in the preceding clause (a) or the filing (or failure to file) of any Tax Return, and (c) any liability in respect of any item described in the preceding clauses (a) and (b) that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a Combined Group for which a parent is responsible) or otherwise.

“Tax Proceeding” has the meaning set forth in Section 7.2(f).

“Tax Return” means any return, declaration, election, designation, report, form, claim for refund, or information return or statement, relating to Taxes that is required to be filed with a Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means, to the extent not paid by Seller, the Company, or otherwise prior to the Closing Date, the fees, costs, and expenses incurred by the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries is otherwise responsible) on or prior to the Closing Date in connection with the transactions contemplated by this Agreement including (a) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated by this Agreement (including any process run by or on behalf of the Company in connection with such transactions), (b) all brokers’, finders’ or similar fees in connection with the transactions contemplated by this Agreement (including any process run by or on behalf of the Company in connection with such transactions), (c) all change of control, transaction, sale, success, or similar bonuses or payments to any current or former employee, officer, director, manager, individual independent contractor, or other service provider as a result of, or that are triggered in whole or in part by, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (whether alone or in combination with any other event), together with the employer portion of any payroll, employment, social security, unemployment, or similar Taxes payable in respect thereof (but excluding any such arrangement put in place by or at the express written direction of Buyer following the date hereof), (d) all retention, stay, or similar bonuses or payments in connection with the transactions contemplated by this Agreement, together with the employer portion of any payroll, employment, social security, unemployment, or similar Taxes payable in respect thereof (but excluding any such arrangement put in place by or at the express written direction of Buyer following the date hereof), and (e) any Taxes imposed (or reasonably expected to be imposed) in respect of the incurrence or payment of the amounts described in this definition; provided, however, that “Transaction Expenses” shall exclude any fees, costs or expenses related to any financing activities of Buyer (including with respect to any Credit Agreement Modifications) but shall include, subject to Section 6.11(c), any other costs and expenses of the Company and its Subsidiaries associated with the Company Credit Agreement prior to the Closing (including the Lender Consent) that are not otherwise captured by Indebtedness or Net Working Capital (provided that, for the avoidance of doubt, any costs incurred by Buyer or its Affiliates (other than the Company Group) with respect to its financing activities, the Lender Consent, or the Credit Agreement Modifications shall not be Transaction Expenses); provided, further, that for purposes of calculating Transaction Expenses, any amounts attributable to a Subsidiary that is not wholly owned (directly or indirectly) by the Company shall be included only in proportion to the Company’s direct or indirect ownership interest in such Subsidiary.

“Transfer Taxes” has the meaning set forth in Section 7.2(b).

“Transferred Employees” has the meaning set forth in Section 6.16(a).

“Transferred Information” has the meaning set forth in Section 6.19.

“Transition Period” has the meaning set forth in Section 6.9.

“Transition Services Agreement” means the transition services agreement by and between USDG and the Company substantially in the form of Exhibit F.

“TRRC” has the meaning set forth in Section 4.19(b).

“TSA Deficiency Credits” has the meaning set forth in Section 4.29(a).

“TSA Employees” has the meaning set forth in Section 6.16(a).

“TSA End Date” has the meaning set forth in Section 6.16(a).

“TSA Performance Credits” has the meaning set forth in Section 4.29(a).

“Union” means any labor union, trade union, works council, labor organization, employee association or other representative of employees.

“Unpaid Capex” has the meaning set forth in the definition of “Indebtedness”.

“USDG” has the meaning set forth in the Preamble.

“Willful Breach” means an action or failure to act by one of the Parties that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such Party’s knowledge or intention that such action or failure to act could be expected to constitute a material breach of this Agreement.  If all of the conditions set forth in Section 8.1 and Section 8.3, with respect to a breach by Buyer, or Section 8.1 and Section 8.2, with respect to a breach by Seller, have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and are capable of being satisfied) and Buyer or Seller, as applicable, fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.2, then such Party that fails to consummate the transactions contemplated by this Agreement shall be deemed to be in Willful Breach of this Agreement.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

ARTICLE II
PURCHASE AND SALE

Section 2.1        Purchase and Sale of the Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, the Interests, free and clear of any Encumbrances other than Permitted Equity Liens, for the consideration specified below in this Article II.

Section 2.2          Closing.

(a)          The sale and purchase of the Interests shall take place at a closing (the “Closing”), which shall occur remotely via electronic exchange of documentation and consideration required to be delivered at Closing, at 10:00 a.m., Central Time on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than those conditions to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions at such time), or at such other place, time, or date as Buyer and Seller mutually may agree in writing.  The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b)          At the Closing, Buyer shall make (or cause to be made) the following payments, in each case by wire transfer of immediately available funds in United States dollars to the account or accounts designated to the payor by or on behalf of the payee in writing in the Preliminary Closing Statement:

(i)          to Seller, an amount equal to the Closing Payment;

(ii)         to the Escrow Agent, the Adjustment Escrow Amount, for deposit into the Adjustment Escrow Account;

(iii)        to the Escrow Agent, the Casualty Escrow Amount, if any, for deposit into the Casualty Escrow Account;

(iv)       on behalf of the Company, the amount payable to each counterparty or holder of Payoff Indebtedness, as set forth in the applicable Payoff Letters delivered pursuant to Section 2.2(c)(v), if any; and

(v)         on behalf of the Company, and to the extent unpaid as of immediately prior to the Closing, an amount equal to the Estimated Transaction Expenses to each Person who is owed a portion thereof as set forth in the Preliminary Closing Statement.

(c)          At the Closing, the following deliveries shall occur:

(i)          Each of Buyer and Seller shall deliver to the other Party a duly executed counterpart of the Assignment and Assumption Agreement transferring the Interests to Buyer, substantially in the form attached hereto as Exhibit E;

(ii)         Seller shall cause the delivery to Buyer of duly executed counterparts of the Transition Services Agreement by the Company and USDG;

(iii)        Each of Buyer and USDG shall deliver to the other Party and the Escrow Agent a duly executed counterpart of the Escrow Agreement;

(iv)       Each Party shall deliver to the other Party a duly executed counterpart (including of USDG) of a mutual release substantially in the form attached hereto as Exhibit I;

(v)        if applicable, Seller shall deliver to Buyer the Payoff Letters and the other Payoff Documentation with respect to the Payoff Indebtedness, in each case, in final and fully executed form and, with respect to the other Payoff Documentation, subject solely to the conditions to release thereof as set forth in the applicable Payoff Letter, in authorized (as applicable) form, if any;

(vi)        Buyer shall deliver to Seller a certificate duly executed by an authorized officer of Buyer certifying that the conditions set forth in Section 8.2(a) and (b) have been satisfied, substantially in the form attached hereto as Exhibit G;

(vii)       Seller shall deliver to Buyer a certificate duly executed by an authorized officer of Seller certifying that the conditions set forth in Section 8.3(a) and (b), (d) and (e) have been satisfied, substantially in the form attached hereto as Exhibit H;

(viii)     Seller shall deliver to Buyer a valid and duly executed IRS Form W-9 in respect of Seller (or, if Seller is classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes, in respect of the first direct or indirect owner of Seller that is not so disregarded);

(ix)       Seller shall deliver to Buyer evidence of resignations or removals, effective as of the Closing, of each of the directors, managers, and officers of the Company and each Subsidiary (provided that for the Hardisty JV Entities, only such directors, managers, and officers appointed by Seller or its Affiliates (including the Company and its Subsidiaries)); and

(x)         evidence of compliance with Section 6.4(a).

Section 2.3          Purchase Price Adjustments  At least five Business Days prior to the scheduled Closing Date, the Company shall prepare in good faith, or cause to be prepared in good faith, and deliver to Buyer a statement (the “Preliminary Closing Statement”) that sets forth (i) a good-faith estimate of the Company’s (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), (C) Cash (the “Estimated Cash”), and (D) Transaction Expenses (the “Estimated Transaction Expenses”), each determined as of the Measurement Time (and, except for Estimated Transaction Expenses, without giving effect to the other transactions contemplated hereby), based on the Company’s and its Affiliates’ books and records and other information available at the Closing, and prepared on a basis consistent with the Applicable Accounting Principles, as applicable, and the Sample Statement and (ii) using the amounts referred to in the preceding clause (i), a calculation of the Estimated Purchase Price derived therefrom, together with (x) reasonable supporting documentation for the calculations set forth in clauses (i) and (ii), and (y) wire instructions with respect to all payments to be made at Closing.  The Parties shall discuss in good faith and attempt to resolve any disputes raised by Buyer with respect to the Preliminary Closing Statement prior to Closing; provided that, if the Parties are unable to resolve any such disputes prior to Closing, the Preliminary Closing Statement delivered by Seller (as modified by any changes agreed by the Parties) shall be used by the Parties for purposes of Closing so long as such proposal was prepared in good faith.

(b)         Within 90 days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a written statement (the “Final Closing Statement”) that sets forth (i) a good faith calculation in reasonable detail of the actual (A) Net Working Capital (“Closing Net Working Capital”), (B) Indebtedness (“Closing Indebtedness”), (C) Cash (“Closing Cash”), and (D) Transaction Expenses (“Closing Transaction Expenses”), together with reasonable supporting documentation, and in each case determined as of the Measurement Time (and, except for Closing Transaction Expenses, without giving effect to the other transactions contemplated hereby) and (ii) using the amounts referred to in the preceding clause (i), a calculation of the Purchase Price derived therefrom; provided that (x) if Buyer does not deliver the Final Closing Statement to Seller within 90 days after the Closing Date, Seller may prepare and deliver to Buyer the Final Closing Statement on or before the date that is 150 days after the Closing Date (and in such case, references to “Seller” as the reviewer of the Final Closing Statement and “Buyer” as the preparer of the Final Closing Statement in this Section 2.3 shall be deemed to be Buyer and Seller, respectively), and (y) if neither Party delivers the Final Closing Statement in accordance with this Section 2.3(b), the Preliminary Closing Statement shall be deemed to be correct, final, and binding.  The Final Closing Statement (1) shall be prepared on a basis consistent with the Applicable Accounting Principles, as applicable, and the Sample Statement and (2) shall be based exclusively on the facts and circumstances as they exist prior to the Closing and shall exclude the effects of any event, act, change in circumstances, or similar development arising or occurring on (except with respect to Transaction Expenses) or after the Closing Date.  To the extent any actions following the Closing with respect to the accounting books and records of the Company on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Company’s past practices, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.

(c)         The Final Closing Statement shall become final and binding on the earlier of (i) the date Seller sends written notice to Buyer of its agreement with the Final Closing Statement delivered by Buyer or (ii) the 45th day following delivery thereof, unless prior to the end of such period, Seller delivers to Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and/or Closing Transaction Expenses, as set forth in the Final Closing Statement.  Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash, and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.3(d).

(d)        During the 30-day period following delivery of a Notice of Disagreement by Seller to Buyer, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and/or Closing Transaction Expenses as specified therein.  Any disputed items resolved in writing between Buyer and Seller within such 30‑day period shall be final and binding with respect to such items, and if Buyer and Seller agree in writing on the resolution of each disputed item specified by Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Closing Transaction Expenses, the amounts so determined shall be final and binding on the Parties for all purposes hereunder.  If Buyer and Seller have not resolved all such differences by the end of such 30-day period, Buyer and Seller shall submit, in writing, to an independent public accounting firm jointly retained by Buyer and Seller (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and/or Closing Transaction Expenses.  The Independent Accounting Firm shall be Deloitte LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution reasonably acceptable to and agreed in writing by Buyer and Seller.  Buyer and Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof.  All communications with the Independent Accounting Firm shall include at least one Representative of each of Buyer and Seller, and no Party shall be permitted to communicate with the Independent Accounting Firm other than as expressly set forth herein.  The Independent Accounting Firm shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and/or Closing Transaction Expenses that are identified as being items and amounts to which Buyer and Seller have been unable to agree.  In resolving any disputed item, the Independent Accounting Firm will be authorized to select only the position as to each disputed item claimed by either Party set forth on the Notice of Disagreement or the Final Closing Statement.  The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash, and Closing Transaction Expenses shall be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review).  The determination of the Independent Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.10.  In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.

(e)         The costs of any dispute resolution pursuant to this Section 2.3, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Buyer and Seller in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.

(f)          Buyer and Seller will, and will cause the Company (in the case of Seller, prior to the Closing and, in the case of Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.3) to, afford Buyer and Seller, as applicable, and their respective Representatives, reasonable access (taking into account any applicable Public Health Measures), during normal business hours and upon reasonable prior notice, to the personnel, properties, books, and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.3.  Each Party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.3; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client Party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.  The rights of Seller under this Agreement shall not be prejudiced by the failure of Buyer or the Company and its Subsidiaries to comply with this Section 2.3(f) and, without limiting the generality of the foregoing, the time period during which Seller is required to submit its Notice of Disagreement under Section 2.3(c) shall be automatically extended by the number of days Buyer fails to comply with this Section 2.3(f).

(g)         The Purchase Price shall be determined by adjusting the Estimated Purchase Price, upwards or downwards, as follows:

(i)         For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.3 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.3 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.3 minus the Estimated Cash, minus (D) the Closing Transaction Expenses as finally determined pursuant to this Section 2.3 minus the Estimated Transaction Expenses;

(ii)        If the Net Adjustment Amount is positive, then the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, up to a maximum amount equal to the Adjustment Escrow Amount.  In such event, (x) Buyer shall pay to Seller the lesser of (A) the Net Adjustment Amount and (B) the Adjustment Escrow Amount and (y) simultaneously therewith, Buyer and USDG shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account to Seller the Adjustment Escrow Amount, together with any interest thereon.  In no event shall Seller be entitled to payment under this Section 2.3(g) in excess of the Adjustment Escrow Amount;

(iii)       If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), then the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, up to a maximum amount equal to the Adjustment Escrow Amount.  In such event, Buyer and USDG shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account to Buyer an amount equal to the lesser of (x) the Net Adjustment Amount and (y) the Adjustment Escrow Amount (together with a pro rata portion of any interest on the Adjustment Escrow Amount based on the portion of the Adjustment Escrow Amount released to Buyer); provided that, if the absolute value of the Net Adjustment Amount is less than the Adjustment Escrow Amount, then simultaneously with the delivery of such joint written instructions, Buyer and USDG shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account to Seller any other funds remaining in the Adjustment Escrow Account (together with a pro rata portion of any interest on the Adjustment Escrow Amount based on the portion of the Adjustment Escrow Amount released to Seller).  Buyer’s sole recourse for any amounts due under this Section 2.3(g) shall be limited to the collection of funds from the Adjustment Escrow Account in accordance with this Agreement and the Escrow Agreement, and in no event shall Buyer be entitled to payment under this Section 2.3(g) in excess of the Adjustment Escrow Amount.  In no event shall Seller or any Related Parties have any liability under this Section 2.3(g) beyond amounts held in the Adjustment Escrow Account.

(iv)       If the absolute value of the Net Adjustment Amount is equal to zero, then Buyer and USDG shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller the Adjustment Escrow Amount, together with any interest thereon.

(h)         All instructions to be delivered by Buyer and USDG to the Escrow Agent pursuant to Section 2.3(g) shall be delivered within one Business Day after the date on which the Net Adjustment Amount is finally determined pursuant to this Section 2.3.  Payments in respect of Section 2.3(g) shall be made within three Business Days after the date on which the Net Adjustment Amount is finally determined pursuant to this Section 2.3 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Party entitled to such payment at least two Business Days prior to such payment date.

(i)          For the avoidance of doubt, this Section 2.3 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principles, practices, procedures, or classifications for purposes of calculating amounts referred to in this Section 2.3, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and GAAP or IFRS (as applicable), on the other.

(j)          To the extent permitted by applicable Law, any payments made pursuant to this Section 2.3 shall be treated and reported by the Parties as an adjustment to the consideration paid hereunder for U.S. federal income tax purposes (and applicable state and local tax purposes).

Section 2.4        Withholding.  The Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. If Buyer determines that any deduction or withholding is required in respect of any amount payable to Seller pursuant to this Agreement, Buyer shall (i) use commercially reasonable efforts to provide Seller with written notice of such determination (including the legal basis therefor) at least five (5) Business Days prior to making such contemplated deduction or withholding and (ii) use commercially reasonable efforts to cooperate in good faith with Seller to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld in accordance with this Section 2.4 and in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) the following:

Section 3.1         Organization.  Seller (a) is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware, (b) has all necessary limited liability company power, rights, and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, and (c) is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification necessary, except, with respect to clauses (b) and (c), for any such failures that would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.2          Authority.  Seller or its Affiliates, as applicable, have the requisite limited liability company or partnership, as applicable, power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Seller or such Affiliates will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller (or, as applicable, its Affiliates) will be a party and the consummation by Seller or such Affiliates of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or partnership action by Seller or such Affiliates.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which Seller (or, as applicable, its Affiliates) will be a party will have been, duly executed and delivered by Seller or such Affiliates and, assuming due execution and delivery by each of the other parties hereto or thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Seller (or, as applicable, such Affiliates) will be a party will constitute, the legal, valid, and binding obligation of Seller or such Affiliates, enforceable against Seller or such Affiliates in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3          No Conflict; Required Filings and Consents.

(a)         (x) The execution, delivery, and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party, (y) the execution, delivery, and performance by an Affiliate of Seller of any Ancillary Agreement to which it will be a party, and (z) the consummation of the transactions contemplated hereby and thereby do not and will not, in each case and as applicable:

(i)          conflict with, contravene, result in a breach of or violate the Organizational Documents of Seller or such Affiliate;

(ii)         conflict with or violate any Law, ruling, order, judgment, injunction or decree of any Governmental Authority applicable to Seller or such Affiliate or by which any property or asset of Seller or such Affiliate is bound or affected; or

(iii)       conflict with, result in any breach or violation of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) or the creation of any Encumbrance (other than Permitted Encumbrances) or give rise to any right of termination, cancellation or acceleration or loss of any material benefit under, or require the consent of any Person in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (in any case, with or without the giving of notice, or the passage of time or both) under or in connection with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, Contract or other instrument or obligation to which Seller or such Affiliate is a party or by which any asset of the Company or any of its Subsidiaries is bound;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, consents, Encumbrances, rights, Losses or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b)         Except (i) as set forth on Section 3.3 of the Disclosure Schedules, (ii) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (iii) where the failure to file, seek, or obtain such notice, authorization, approval, order, permit, or consent would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, Seller or its Affiliates are not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority or any third party in connection with the execution, delivery, and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller (or, as applicable, its Affiliates) will be a party or the consummation of the transactions contemplated hereby and thereby.

Section 3.4          Ownership.  Seller has valid title to, holds of record and owns beneficially, 100% of the Interests, free and clear of any Encumbrances other than Permitted Equity Liens.  Other than pursuant to this Agreement, there is no contractual obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Interests to be sold by Seller.  Seller is not party to any voting agreement, voting trust, registration rights agreement or other similar agreement or arrangement with respect to the Interests, other than the Organizational Documents of the Company and its Subsidiaries.  Upon the Closing (should the Closing occur), the Buyer or its designee will be the only owner of the Company and will acquire valid title to, hold of record and own beneficially, 100% of the Interests, free and clear of any Encumbrances other than Permitted Equity Liens.

Section 3.5          Litigation.  There is no Action pending or threatened in writing against Seller or its Affiliates or any of Seller’s assets, properties or businesses, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. There are no outstanding and unsatisfied Orders of threatened (in writing) investigations by, any Governmental Authority relating to Seller or Seller’s assets, properties or businesses, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.6        Brokers.  Except for Intrepid Partners, LLC, the fees, commissions, and expenses of which will be paid by Seller, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or that is otherwise binding on Seller or any of its Affiliates for which Buyer or any of its Affiliates (or the Company or any of its Subsidiaries) would have any obligation of any kind following the Closing.

Section 3.7          COP Estoppel; Gibson Discharge and Lender Consent.  Seller has made available to Buyer true, correct, and complete copies of the COP Estoppel, the Gibson Discharge and the Lender Consent prior to the Execution Date. Each of the COP Estoppel and the Lender Consent is in full force and effect, has not been withdrawn or rescinded, and is unamended. The Gibson Discharge has been duly executed and delivered by the caveator, is in registerable form, has been submitted for registration at the Alberta Land Titles Office by way of DRR H00A5FX, has not been withdrawn, rescinded, or amended, and, upon registration, will effect a full discharge of the Gibson Caveat from the applicable lands without any further action by the caveator, the Buyer, the Company, or any of its Subsidiaries.

Section 3.8        Exclusivity of Representations and Warranties.  EXCEPT IN THE CASE OF FRAUD AND EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV, ANY CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO THIS AGREEMENT OR THE LENDER CONSENT, (A) NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED AND (B) SELLER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS SUBSIDIARIES

Seller represents and warrants to Buyer as of the Execution Date and as of the Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) the following:

Section 4.1         Organization and Qualification.  Each of the Company and its Subsidiaries is (a) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation as set forth on Section 4.1 of the Disclosure Schedules, and has all necessary company power, rights, and authority to own, lease, and operate its properties (including its assets) and to carry on its business as it is now being conducted, and (b) duly qualified as a foreign corporation or partnership, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Prior to the Execution Date, Seller has made available to Buyer true and complete copies of all Organizational Documents of the Company and each of its direct or indirect wholly-owned Subsidiaries, which copies of the Organizational Documents are in effect.

Section 4.2          Authority.  Each of the Company and its Subsidiaries has the requisite limited liability company or partnership, as applicable, power and authority to execute and deliver this Agreement (in the case of the Company) and each of the Ancillary Agreements to which the Company or any of its Subsidiaries, as applicable, will be a party, to perform its obligations hereunder and thereunder, as applicable, and to consummate the transactions contemplated hereby and thereby, as applicable.  The execution, delivery, and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company (or, as applicable, any of its Subsidiaries) will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company (or, as applicable, any of its Subsidiaries) will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto or thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company (or, as applicable, any of its Subsidiaries) will be a party will constitute, the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3          No Conflict; Required Filings and Consents.

(a)          The execution, delivery, and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company (or, as applicable, any of its Subsidiaries) will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)          conflict with, contravene, result in a breach of or violate the Organizational Documents of the Company or any of its Subsidiaries, as applicable;

(ii)         conflict with or violate any Law, ruling, order, judgment, injunction, or decree of any Governmental Authority applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(iii)       conflict with, result in any breach or violation of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) or the creation of any Encumbrance (other than Permitted Encumbrances) or give rise to any right of termination, cancellation or acceleration or loss of any benefit under, or require the consent of any Person in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (in any case, with or without the giving of notice, or the passage of time or both) under or in connection with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any asset of the Company or any of its Subsidiaries is bound;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, consents, Encumbrances, rights, Losses or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        Except (i) as set forth on Section 4.3 of the Disclosure Schedules, (ii) for any filings required to be made under the HSR Act  or (iii) where failure to obtain such consent, approval, authorization, or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or its Subsidiaries is not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority or any third party in connection with the execution, delivery, and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company (or, as applicable, its Affiliates) will be a party or the consummation of the transactions contemplated hereby and thereby.

Section 4.4          Capitalization.

(a)         The Interests constitute all the capital stock of the Company.  Except as set forth on Section 4.4(a) of the Disclosure Schedules, the Company has no other equity securities or securities containing any equity features authorized, issued, or outstanding, and there are no agreements, options, warrants, or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company.  The Interests have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any Encumbrances other than (x) Permitted Equity Liens or (y) as set forth on Section 4.4 of the Disclosure Schedules.  All of the Interests were either issued to, purchased by, or transferred to Seller, and to the extent purchased by or transferred to Seller, all of the Interests were so purchased or transferred in compliance with all applicable federal or state securities Laws and not in violation of (1) the Organizational Documents of the Company or (2) any purchase option, call option, right of first refusal, or preemptive or other similar rights.  Except for the Interests, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or other Contracts that require the Company to issue, sell, or otherwise cause to become outstanding or to acquire, repurchase, or redeem capital stock of the Company, (iv) stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, or (v) voting trust agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, proxy, or other agreement or understanding among any Persons with respect to the voting or transfer of the Interests.

(b)         Except for the Subsidiaries listed on Section 4.4(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership, or similar interest in, or any interest convertible into, exercisable for the purchase of, or exchangeable for any such equity, partnership, membership, or similar interest in any Person. Neither the Company nor any of its Subsidiaries (other than the Hardisty JV Entities) nor, to Seller’s Knowledge, the Hardisty JV Entities, in each case, has ever owned any equity interests in any other Person other than the Subsidiaries listed on Section 4.4(b) of the Disclosure Schedules.  With respect to HET GP, (x) the equity interests owned, directly or indirectly, by the Company represent fifty percent (50%) of the outstanding equity interests of HET GP, (y) the remaining fifty percent (50%) of the outstanding equity interests of HET GP are owned by Gibson Energy Inc. or its Affiliates, and (z) no other equity interests in HET GP are authorized, issued, or outstanding.  With respect to HET LP, (i) the equity interests owned, directly or indirectly, by the Company represent 49.995% of the outstanding equity interests of HET LP, (ii) Gibson Energy Inc. or its Affiliates, owns 49.995% of the outstanding equity interests of HET LP, (iii) HET GP owns 0.01% of the outstanding equity interests of HET LP, and (iv) no other equity interests in HET LP are authorized, issued, or outstanding.  There are no outstanding obligations of the Company or any of its Subsidiaries to provide funds to or make any investment in (in either case, in the form of a loan, capital contribution, purchase of an equity interest (whether from the issuer or another Person) or otherwise) any Person other than a Subsidiary of the Company.  Except as set forth in Section 4.4(b) of the Disclosure Schedules, there are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, or rights of first refusal affecting the Interests or the equity interests of any Subsidiary of the Company. Since its formation, DRU Assets has always been owned, directly or indirectly, by the Company.

Section 4.5          Financial Statements.

(a)         True, correct, and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries (other than the Hardisty JV Entities and DRU Assets) dated as of December 31, 2025 and the related audited consolidated statements of income and cash flows of the Company and its Subsidiaries (other than the Hardisty JV Entities and DRU Assets), together with all related notes and schedules thereto (collectively, the “Company Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (other than the Hardisty JV Entities and DRU Assets) dated as of June 30, 2026 and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries (other than the Hardisty JV Entities and DRU Assets) (collectively, the “Company Interim Financial Statements” and together with the Company Audited Financial Statements, the “Company Financial Statements”), (iii) the audited consolidated balance sheet of the Hardisty JV Entities dated as of December 31, 2025 and the related audited consolidated statements of income and cash flows of the Hardisty JV Entities, together with all related notes and schedules thereto (collectively, the “Hardisty Audited Financial Statements”), (iv) the unaudited consolidated balance sheet of the Hardisty JV Entities dated as of June 30, 2026 and the related unaudited consolidated statements of income and cash flows of the Hardisty JV Entities (the “Hardisty Interim Financial Statements” and together with the Hardisty Audited Financial Statements, the “Hardisty Financial Statements”), and (v) the unaudited consolidated balance sheet of DRU Assets dated as of December 31, 2025 and June 30, 2026 and the related unaudited consolidated statements of income and cash flows of DRU Assets (the “DRU Assets Financial Statements”) are attached hereto as Section 4.5(a) of the Disclosure Schedules. The Company Financial Statements, the Hardisty Financial Statements, and the DRU Assets Financial Statements (collectively, the “Financial Statements”) have been prepared in accordance with GAAP or IFRS (as applicable) applied on a consistent basis and without modification of the accounting principles used in the preparation thereof throughout the periods involved, subject to, in the case of the Company Interim Financial Statements, the Hardisty Interim Financial Statements, and the DRU Assets Financial Statements (collectively, the “Interim Financial Statements”), the absence of notes (which, if included, would not differ materially from those presented in the most recent year-end Financial Statements).  The Financial Statements fairly present in all material respects the consolidated financial position and condition, results of operations, and cash flows of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations for the respective periods indicated therein.  The Financial Statements have been prepared in accordance with the books and records of the Company, the Hardisty JV Entities and DRU Assets, as applicable, which books and records (A) have been maintained in the ordinary course of business and in compliance with GAAP and IFRS, as applicable, applied on a consistent basis in all material respects throughout the periods covered thereby and in material compliance with applicable Law, (B) are true and complete in all material respects, and (C) correctly and accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities, and affairs of the Company and its Subsidiaries.  No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP or IFRS, as applicable, to be included or reflected in any of the Financial Statements.

(b)         Neither the Company nor any of its Subsidiaries has, and no event has occurred and no facts, circumstances, or conditions exist which would reasonably be expected to result in the Company or any of its Subsidiaries having, any debts, liabilities, losses, contra-assets, commitments or obligations of any kind or nature whatsoever, whether accrued or fixed, absolute or contingent, determined or determinable or matured or unmatured, including those arising under any Law or Order from a Governmental Authority and those arising under any Contract except those (i) reflected and adequately reserved against in the Financial Statements, in accordance with GAAP or IFRS (as applicable) and without modification of the accounting principles used in the preparation thereof throughout the periods presented, (ii) incurred since June 30, 2026 in the ordinary course of business consistent with past practice (none of which relate to any liability arising as a result of any breach of any Contract, tort, infringement, or violation of any Law or Order), (iii) costs, expenses, and fees incurred in connection with the sale of the Company and its Subsidiaries, including broker’s fees and attorneys’ fees, (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (v) set forth on Section 4.5(b) of the Disclosure Schedules.

(c)        Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries maintains and has complied with controls and procedures that provide reasonable assurance that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries maintains and has complied with a system of internal accounting controls and procedures over financial reporting that are sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements, in accordance with GAAP or IFRS, as applicable, (ii) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and disposition of the assets of the Company and its Subsidiaries, and (iii) regarding prevention or timely detection of unauthorized acquisition, use, or disposition of any of the assets of the Company or its Subsidiaries that could have a material effect on the Financial Statements.  Neither the Company nor any of its Subsidiaries has entered into any transactions involving the use of special purpose entities for any off-balance sheet activity other than as specifically described in the Financial Statements.  Except as set forth on Section 4.5(c) of the Disclosure Schedules, there are no “significant deficiencies” or material weaknesses in the design or operation of the Company’s or any of its Subsidiaries’ internal controls over financial reporting which would reasonably be expected to materially and adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize, and report financial data.  Except as set forth on Section 4.5(c) of the Disclosure Schedules, there is no, and since the Lookback Date, there has not been any, fraud or corporate misappropriation whether or not material, that involved management or other employees of the Company or any of its Subsidiaries who have a significant role in the preparation of financial statements or the Company’s or any of its Subsidiaries’ internal controls over financial reporting.  No director, manager, officer, employee, or, to Seller’s Knowledge, auditor, accountant, or representative, in each case, of the Company or any of its Subsidiaries has directly or indirectly (x) circumvented the internal accounting controls of the Company or any of its Subsidiaries, (y) falsified any of the books, records, or accounts of the Company or any of its Subsidiaries, or (z) made any false or misleading statement to, or attempted to coerce, induce, or fraudulently influence, any accountant in connection with any audit, review, or examination of the Financial Statements.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all of the accounts receivable of the Company and its Subsidiaries (i) represent bona fide obligations arising from sales actually made or services actually performed and were incurred in the ordinary course of business, and (ii) are properly reflected and reserved for on the books and records of the Company and its Subsidiaries and on the Financial Statements in accordance with GAAP or IFRS, as applicable, consistently applied.  Except to the extent of any reserves reflected in the Financial Statements, no account receivable of the Company and its Subsidiaries is subject to any material set-off or counterclaim.  There are no, and since the Lookback Date there has not been any, disputes pending or, to Seller’s Knowledge, threatened with respect to any accounts receivable that, individually or in the aggregate, would have a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (x) the reserves for doubtful accounts reflected in the Financial Statements have been established in accordance with GAAP or IFRS, as applicable, consistently applied, and (y) all accounts payable and notes payable of the Company and its Subsidiaries reflected in the Financial Statements or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.  Since the date of the Interim Financial Statements, the Company and each of its Subsidiaries has, in all material respects, paid its accounts payable in the ordinary course of business.

(e)         Since the date of the Interim Financial Statements and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has (i) managed the working capital in the ordinary course of business consistent with past practice, (ii) not accelerated the recognition of revenue or collection of accounts, or deferred incurring costs or expenditures, outside of the ordinary course of business consistent with past practice, and (iii) maintained billing and collection processes in the ordinary course of business consistent with past practice.

Section 4.6         Absence of Certain Changes or Events.  From the date of the Interim Financial Statements, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects, (ii) there has not occurred any Material Adverse Effect, and (iii) since the Execution Date, neither Seller nor the Company has undertaken any action that, if taken during the period from the date hereof through the Closing Date, would require the consent of Buyer pursuant to Section 6.1 (taking into account Section 6.1(c)).

Section 4.7          Compliance with Law; Permits.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and since the Lookback Date has been, in compliance with all Laws applicable to it or its business, properties or assets, (ii) since the Lookback Date, none of Seller, the Company nor any of its Subsidiaries or any of their respective Affiliates have received any written notice from any Governmental Authority regarding any violation or failure to comply with any applicable Law (or Order), (iii) no investigation or review by any Governmental Authority with respect to potential non-compliance with applicable Law or Orders by the Company or any of its Subsidiaries (or any of their assets) is pending or, to Seller’s Knowledge, threatened, and (iv) no condition exists that, with notice or lapse of time or both would constitute a violation of any Law or Order.

(b)          Each of the Company and its Subsidiaries currently holds all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices, or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease, and operate its properties or facilities and to carry on its business as currently conducted (the “Permits”), except where the failure to hold any such Permits would not, individually or in the aggregate, have a Material Adverse Effect.  Correct and complete copies of all of the material Permits in Seller’s reasonable possession have been made available to Buyer.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Permits are in full force and effect, (ii) each of the Company and its Subsidiaries is in compliance with the terms and conditions of the Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit, (iii) no Action is pending or, to Seller’s Knowledge, threatened (A) to suspend, revoke, or adversely modify any Permit or declare any such Permit invalid, or (B) with respect to any alleged failure by the Company or any of its Subsidiaries to have any Permit or to be in compliance in all respects with any such Permit, and (iv) no written notice of cancellation, of default, or of any dispute concerning any Permit has been received by the Company or any of its Subsidiaries.

(c)          No representation or warranty is made under this Section 4.7 with respect to Intellectual Property or environmental matters.

Section 4.8          Litigation; Orders.  Except as set forth on Section 4.8 of the Disclosure Schedules, (a) there are no material Actions by or against the Company or any of its Subsidiaries, nor have there been any such material Actions pending since the Lookback Date, by or before any Governmental Authority, or, to Seller’s Knowledge, threatened, and (b) there is no, and since the Lookback Date there has not been, any Order of any Governmental Authority applicable to the Company or any of its Subsidiaries (excluding Orders of general applicability that are not specific to the Company or any of its Subsidiaries) that is outstanding or otherwise has ongoing liabilities or obligations relating to the Company or such Subsidiaries.

Section 4.9          Insurance.  Section 4.9 of the Disclosure Schedules sets forth, as of the Execution Date, a true, correct, and complete list of all material insurance policies, including self-insurance and co-insurance arrangements, owned or held or maintained by or with respect to or for the benefit of (or otherwise on behalf of) the Company or any of its Subsidiaries or any of their respective assets (the “Insurance Policies”), together with a true, correct, and complete list as of the Execution Date of each material claim under any Insurance Policy for any coverage period made by, or on behalf of, or for the benefit of the Company or any of its Subsidiaries that is outstanding and has not been resolved.  A true and complete (i) copy of each Insurance Policy (other than with respect to the Hardisty JV Entities) as of the Execution Date, together with any related endorsements, schedules, annexes and exhibits, and (ii) with respect to the Hardisty JV Entities, a certificate of insurance for the applicable Insurance Policies, has been provided to Buyer. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such policies are in full force and effect and are not subject to any lapse in coverage.  Neither Seller nor the Company nor any of their respective Affiliates, as applicable, is in material breach or default, and no event has occurred or is reasonably expected to occur that would constitute a material breach or default, with respect to its obligations under any insurance policies.  All premiums due and payable for insurance policies have been duly paid in all material respects.  Neither Seller, the Company nor its Subsidiaries have received any written or, to the Knowledge of Seller, oral notice from the insurer under any insurance policy disclaiming coverage, reserving rights with respect to a particular claim or any insurance policy in general, or canceling or materially amending any insurance policy.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no claims pending under any insurance policy for any coverage period as to which coverage has been denied or disputed by the insurers of such policies and all claims and reportable incidents under any such insurance policy have been reported and asserted.  Any material action pending against the Company or any of its Subsidiaries or their respective stockholders, equityholders, members, officers, directors, managers or employees or any material reportable incident or occurrence that is covered by any insurance policy has been properly and timely reported to the applicable insurer(s).  With respect to the insurance maintained by or for the Company or its Subsidiaries, all deductible, or self-insured retention amounts, as applicable, are commercially reasonable.

Section 4.10        Real Property; Pipeline.

(a)         Section 4.10(a) of the Disclosure Schedules contains a complete, correct and accurate list of (i) the legal description and parcel identification number (or the equivalent in the applicable jurisdiction) of each parcel of Owned Real Property and (ii) the identity of the owner of each parcel thereof.  The Company or its Subsidiaries have, in all material respects, good, marketable and indefeasible fee simple title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  Except as either set forth in Section 4.10(a) of the Disclosure Schedules or as would not reasonably be expected to have a Material Adverse Effect, (1) no leases or licenses of occupancy affect the Owned Real Property and (2) no Persons (other than the Company and its Subsidiaries) have any rights to use or occupy any Owned Real Property other than pursuant to Permitted Encumbrances.

(b)        Section 4.10(b) of the Disclosure Schedules contains a complete, correct and accurate list of (i) the street address, if available, or other description of each parcel of Leased Real Property and (ii) the identity of the lessor, lessee, and current occupant (if different from lessee) of each parcel thereof and the expiration date of each Lease.  The Company or its Subsidiaries have a valid leasehold estate or other applicable occupancy right or interest in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  Each Lease is in full force and effect, and, except as would not reasonably be expected to have a Material Adverse Effect, (x) there exists no default under any such Lease by the Company or any of its Subsidiaries or (y) to the Knowledge of Seller, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto.  Seller has provided Buyer with true, correct and complete copies of all Leases.

(c)          Section 4.10(c) of the Disclosure Schedules provides a complete, correct and accurate description and location of the material pipelines to third party facilities and related material infrastructure which, in each case, are owned by the Company or its Subsidiaries (the “Pipeline System”).  With respect to each easement, servitude, right-of-way, crossing agreement, surface permit or surface use agreement, or other right to use the surface estate, in each case, used in connection with the Pipeline System (together with all amendments and supplements thereto, the “Pipeline Easements”), the Company or its Subsidiaries have, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, a valid easement, right-of-way, or other applicable interest in each such Pipeline Easement and each such Pipeline Easement is enforceable against the grantor thereof, in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws.  All pipelines that are part of the Pipeline System are located, in all material respects, on Owned Real Property, Leased Real Property, or Pipeline Easements.  Seller has provided Buyer with true, correct, and complete copies of all Pipeline Easements, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Pipeline Easement is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there exists no default under any such Pipeline Easement by the Company, any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto.  There are no gaps (including any gap arising as a result of any breach by the Company or any Subsidiary of the terms of any Pipeline Easement) in the Pipeline Easements that would reasonably be expected to materially interfere with the current ownership or operation of the Pipeline System.

(d)         Except as set forth in Section 4.10(d) of the Disclosure Schedules, (i) there are no outstanding options or rights of first refusal or first offer to lease or purchase any Real Property or interest therein, and (ii) neither the Company nor any of its Subsidiaries is party to any contract (including option contracts) for the purchase or sale of any interests in real property or the disposition or transfer of any Real Property.

(e)        All surface and subsurface improvements, structures and fixtures located on the Real Property are in good operating condition, comply with all applicable Laws and covenants and restrictions of record and are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of Seller, the Company or any of its Subsidiaries has received any written notice of any material non-compliance with Law with respect to the Real Property or the ownership, operation or use thereof. None of Seller, the Company or any of its Subsidiaries has received written notice of any pending takings, eminent domain actions, zoning changes, adverse possession claims, special assessments or similar matters with respect to the Real Property, and to Seller’s Knowledge there are no threatened takings eminent domain actions, zoning changes, adverse possession claims, special assessments or similar matters with respect to the Real Property that would have, individually or in the aggregate, a Material Adverse Effect.  There are no existing disputes or adverse possession claims related to the Real Property or the use or occupancy thereof that would reasonably be expected to have a Material Adverse Effect, or that relate to the validity of any Real Property interests of the Company and its Subsidiaries.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all parcels of Real Property (excluding the Pipeline Easements) are served by all electrical, water, sewer, gas and telecommunications utilities required for the conduct of business thereon and have direct access to public rights-of-way and ingress and egress rights.  Except as expressly set forth in Section 4.10(e) of the Disclosure Schedules, no Persons other than the Company or its Subsidiaries have any tenant-in-common or shared ownership interest in the Pipeline System or any Real Property.

(f)         Seller has provided Buyer with copies of all of the following items in the possession of Seller, the Company or any of its Subsidiaries (including items in the possession of Seller relating to the Hardisty JV Entities, but not otherwise) with respect to the Real Property: vesting deeds, current title policies, surveys, boundary and pipeline maps, current zoning reports, current property condition reports and geotechnical reports, and with respect to the Leases, estoppels and subordination and non-disturbance agreements executed in respect thereof.

Section 4.11        Intellectual Property.

(a)          Section 4.11 of the Disclosure Schedules sets forth a complete, correct and accurate list of all (i) Registered Intellectual Property and (ii) material unregistered Trademarks, proprietary software, and material Trade Secrets, in each case owned or purported to be owned by the Company or any of its Subsidiaries, identifying, as applicable, the country, title, application and serial number, filing date, registration number and issue number, registration date or issue date and current record owner and, in each case of proprietary software and Trade Secrets, the function of the software or a brief description of the Trade Secret.  All currently due registration fees, maintenance fees, annuity fees, renewal fees, or similar fees for Registered Intellectual Property have been paid, and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Authority for purposes of prosecuting, maintaining, perfecting, preserving and renewing such Registered Intellectual Property.  Except as set forth on Section 4.11(a) of the Disclosure Schedules, there are no actions that must be taken within ninety (90) days following the Closing Date, including payment of any registration, issue, examination, maintenance or renewal fees or annuities or the filing of any documents, applications or certificates, for purposes of prosecuting, maintaining, perfecting, preserving or renewing any Registered Intellectual Property. All Registered Intellectual Property have been properly filed and prosecuted in all material respects. The Registered Intellectual Property is subsisting and, to the Knowledge of Seller, valid and enforceable.

(b)        The Company or its Subsidiaries (other than the Hardisty JV Entities) exclusively own all right, title, and interest in and to all Company Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.  All Business Intellectual Property is owned by the Company or its Subsidiaries (other than the Hardisty JV Entities) or the Company and its Subsidiaries have the valid and enforceable right or license to use all Business Intellectual Property.  The consummation of the transactions contemplated by this Agreement will not affect, diminish, impair, require payment with respect to, or terminate the ownership, license, use, prosecution, maintenance, enforcement, or transferability of any Business Intellectual Property, and, immediately following the Closing, the Company and its Subsidiaries will own or be able to use all Business Intellectual Property on the same basis as prior to the consummation of the transactions contemplated by this Agreement. This Section 4.11(b) is not intended to, and does not, constitute a representation or warranty regarding the infringement, misappropriation, violation, dilution or unauthorized use of any other Person’s Intellectual Property rights, which is addressed exclusively in Section 4.11(c).

(c)          The development, manufacture, sale, offer for sale, importation, use, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries and all other activities or operations of the Company or any of its Subsidiaries, have not infringed, misappropriated, violated, diluted, or constituted the unauthorized use of any Intellectual Property of any third party in the past six (6) years.  In the last six (6) years, neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution, or unauthorized use is or may be occurring or has or may have occurred, and, to the Knowledge of Seller, there is no reasonable basis therefor.  No Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation, settlement agreement, covenant not to sue, or other restriction on the use, licensing, prosecution, maintenance, enforcement, transfer, or exploitation thereof by the Company or any of its Subsidiaries.  No third party has misappropriated, infringed, diluted, or violated any Company Intellectual Property. Notwithstanding anything to the contrary in this Agreement, this Section 4.11(c) contains the only representations or warranties made by Seller with respect to the infringement, misappropriation, violation, dilution or unauthorized use of Intellectual Property rights of any other Person.

(d)         Each Person who has contributed to the creation, conception, reduction to practice, development, modification, or improvement of any material Company Intellectual Property has executed a valid and enforceable written agreement assigning to the Company or a Subsidiary, as applicable, all right, title and interest in and to such Intellectual Property and waiving all moral rights in favor of the Company or a Subsidiary, as applicable.  No such Person has retained or asserted any ownership interest, license, moral right, reversionary right, or other right in or to any material Company Intellectual Property.

(e)        Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in the Business Intellectual Property and to maintain the confidentiality of all confidential information and information that constitutes a Trade Secret included in the Business Intellectual Property.  There has not been any unauthorized use or disclosure of such Trade Secrets or other material confidential information in the six (6) year period prior to the Execution Date.

(f)         Since the Lookback Date, (i) the Company and its Subsidiaries have materially complied with all respective Privacy and Security Requirements; (ii) to the Knowledge of Seller, as of the Execution Date, no Person has gained unauthorized access to or use of any Personal Information in a manner that would result in a Loss to the Company or its Subsidiaries; and (iii) there are no Actions pending or, to the Knowledge of Seller, threatened by any Governmental Authority or any other Person against the Company or its Subsidiaries relating to any actual or alleged violation of any Privacy and Security Requirements or any actual or alleged incident of unauthorized access to, or use or disclosure of, any Personal Information in the possession or control of the Company or its Subsidiaries.

(g)        The Company and its Subsidiaries own, lease or license IT Systems of sufficient quantity and capacity to operate the business of the Company and its Subsidiaries as currently conducted.  The Company and its Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and have taken commercially reasonable steps to implement such plans and procedures.  To the Knowledge of Seller, the IT Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components intentionally designed to permit unauthorized access to, or unauthorized disablement or erasure of, software, hardware or data.  Since the Lookback Date, there has been no failure, material substandard performance or breach of any IT Systems that has caused any material disruption to the business of the Company and its Subsidiaries that has not been remedied in all material respects or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company or its Subsidiaries.  Each item of data, including Personal Information, owned, collected, controlled, or used by each of the Company and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by each of the Company and its Subsidiaries, without any additional payments, in the same manner and on substantially similar terms and conditions immediately subsequent to the Closing hereunder.

(h)         The representations and warranties contained in this Section 4.11 are the only representations and warranties being made with respect to Intellectual Property.

Section 4.12        Taxes.  Except as set forth on Section 4.12 of the Disclosure Schedules:

(a)         The Company and its Subsidiaries have (i) timely filed all material Tax Returns that were required to be filed by them, and all such Tax Returns are correct and complete in all material respects and (ii) paid in full, prior to delinquency (taking into account permitted extensions), all material Taxes due and owing by them (whether or not shown on any Tax Return), except for Taxes that are Permitted Encumbrances described in clause (a) of such defined term.

(b)         The Company and its Subsidiaries have not applied for, claimed or received a material refund or credit of Tax, nor received any material amount of government assistance, grant, subsidy or similar amount, to which it was not fully entitled pursuant to applicable Law.

(c)        The Company and its Subsidiaries have duly and timely withheld and collected all material amounts of Taxes required by applicable Law to be withheld or collected by them (including Taxes and other amounts required to be withheld in respect of any amount paid or credited, or deemed paid or credited, to or for the account or benefit of any Person, including any of its past and present shareholders, directors, officers, employees and agents and any Person who is a non-resident for purposes of the ITA) and have duly and timely remitted to the appropriate Governmental Authority all such withheld and collected Taxes as and when in the manner required by applicable Law.

(d)         There is no audit or administrative or judicial proceeding in progress, pending, or, to the Knowledge of Seller, threatened by any Governmental Authority with respect to any material liability for Taxes of the Company or any of its Subsidiaries.

(e)         Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to or bound by any sharing, allocation, indemnity or similar agreement relating to Taxes (other than any Commercial Agreements).

(f)          There are no material Encumbrances for Taxes (other than Permitted Encumbrances described in clause (a) of such defined term) upon the assets of any of the Company or its Subsidiaries.

(g)         For U.S. federal income Tax purposes, a complete, correct and accurate list of the tax classifications of the Company and each of its Subsidiaries (in each case, from the date of formation of such entity through the Closing Date) are set forth on Section 4.12(g) of the Disclosure Schedules.

(h)         Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all Seller’s Income Taxes for which Buyer, the Company or any of their Affiliates reasonably would be expected to be responsible have been paid except for amounts that are not yet due or delinquent (taking into account permitted extensions).

(i)          There is no claim against the Company or any of its Subsidiaries for any material Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or, to Seller’s Knowledge, threatened with respect to any material Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries.

(j)          Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no claim has been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. Except to the extent it would not result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its jurisdiction of incorporation, organization or formation and any jurisdiction in which it files (or has filed) Tax Returns by virtue of having employees, a permanent establishment or other place of business or similar presence in that jurisdiction.

(k)         There is not in force any waiver or extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any material Tax of or with respect to the Company or any of its Subsidiaries (other than an automatic extension obtained in the ordinary course of business).

(l)          Except as set forth on Section 4.12(l) of the Disclosure Schedules, none of the property of the Company or its Subsidiaries is subject to any tax partnership agreement (for purposes of U.S. Tax Law) or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(m)        Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning on or after the Closing Date as a result of: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) entered into or created on or prior to the Closing Date; (iv) an installment sale or open transaction disposition (for purposes of U.S. Tax Law) made on or prior to the Closing Date; (v) the cash method of accounting or long-term contract method of accounting (for purposes of U.S. Tax Law) utilized prior to the Closing Date; (vi) a prepaid amount or deferred revenue received on or prior to the Closing Date, or (vii) a Tax reserve or deduction claimed in a Pre-Closing Period.

(n)        Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502‑6 (or any corresponding provisions of state, local or non-U.S. Tax Law), or as a transferee or successor, or by contract or otherwise.

(o)         Neither the Company nor any of its Subsidiaries has entered into any material written agreement or arrangement with any Governmental Authority that requires the Company or any of its Subsidiaries to take any action or to refrain from taking any action in order to secure Tax benefits not otherwise available, and except as set forth on Section 4.12(o) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any material written agreement with any Governmental Authority with respect to Taxes that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(p)         For purposes of U.S. Tax Law, all of the assets of the Company and its Subsidiaries have been properly listed and described on the property Tax rolls for the Tax units in which such assets are located, and no portion of the assets of the Company or its Subsidiaries constitutes omitted property for property tax purposes.

(q)         No power of attorney or similar grant of authority that is currently in force or would be in force after Closing has been granted by the Company or any of its Subsidiaries with respect to any matter relating to Taxes that reasonably would be expected to materially affect the Company or any of its Subsidiaries after Closing.

(r)         Except as reflected on Section 4.12(r) of the Disclosure Schedules, none of the Company or any of its Subsidiaries is treated as, or owns a direct or indirect interest in, a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, or a “surrogate foreign corporation” within the meaning of Section 7874(a) of the Code. None of the Canadian Subsidiaries owns a direct or indirect interest in a “foreign affiliate” or “controlled foreign affiliate” within the meaning of subsection 95(1) of the ITA.

(s)          The books and records of HET Holdings Ltd. and its Subsidiaries accurately reflect, in all material respects, the accumulated earnings and profits, foreign tax credit pools, and previously taxed income, in each case, (i) with respect to any such “controlled foreign corporation” described in Section 4.12(r) of the Disclosure Schedules, (ii) as of December 31, 2025, and (iii) taking into account the Administrative Adjustment Requests described on Schedule 4.12(s).

(t)          No Canadian Subsidiary has engaged in any transaction, election, restructuring, distribution, financing arrangement, hybrid arrangement, or transfer pricing practice that would reasonably be expected to result in a material increase in Subpart F income, tested income under Section 951A, or any other inclusions to a direct or indirect United States shareholder with respect to a taxable period ending after the Closing Date and attributable to a Pre-Closing Tax Period.

(u)        The Company and its Subsidiaries have not directly or indirectly transferred any material property to or supplied any material services to or acquired any material property or material services from a Person with which it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services. The Company and its Subsidiaries have complied in all material respects with all transfer pricing requirements under the ITA and other applicable Laws, including, for greater certainty, under the requirements of the Code and the ITA, including the execution and maintenance of contemporaneous records and documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(v)         The Company and its Subsidiaries have complied in all material respects with all registration, reporting, payment, collection and remittance requirements in respect of any value added, sales, use or transfer Taxes, including goods and services tax, provincial, state or territorial sales and use tax and harmonized sales tax legislation, or has been furnished properly completed exemption certificates and has maintained all records and supporting documents in the manner required by all applicable Tax Laws. All input tax credits claimed by Canadian Subsidiaries for purposes of the Excise Tax Act (Canada) were calculated in accordance with Laws in all material respects.

(w)        Neither the Company nor its Subsidiaries have received any requirement, demand or request from any Governmental Authority, including pursuant to section 244 of the ITA, that remains unsatisfied in any respect.

(x)         The Interests are not “taxable Canadian property” for purposes of the ITA.

(y)         Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no circumstances which exist and would reasonably be expected to result in, or which have existed and resulted in, any of sections 17 or 78 to 80.04 of the ITA or equivalent provisions of any applicable Laws applying to the Canadian Subsidiaries.

(z)        Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Canadian Subsidiaries have complied with subsection 89(14) of the ITA in respect of any dividends designated, declared or reported as eligible dividends and have not made any excessive eligible dividend designations, and (ii) the Canadian Subsidiaries have not made a capital dividend election under subsection 83(2) of the ITA in an amount that exceeds the amount in its capital dividend account at the time of such election.

(aa)       Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not participated in nor have any liability or obligation with respect to any “reportable transaction”, as defined in section 237.3 of the ITA, Section 6707A(c)(1) of the Code and United States Treasury Regulations section 1.6011-4, or to any “notifiable transaction”, as defined in section 237.4 of the ITA.

(bb)       Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company has maintained records with respect to the (i) the “paid-up capital” (for purposes of the ITA) of the shares of HET Holdings Ltd.; and (ii) the “adjusted cost base” and “at-risk amount” (for purposes of the ITA) in the respect of the Canadian Subsidiaries’ interest in HET LP, and such records have been provided to Buyer and are correct and complete in all material respects.

Section 4.13        Environmental Matters.

(a)         Except as set forth on Section 4.13(a) of the Disclosure Schedules, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with all applicable Environmental Laws and have obtained and are, and since the Lookback Date have been, in compliance with all Environmental Permits and there are no proceedings pending or, to Seller’s Knowledge, threatened, which could reasonably be expected to result in the revocation, termination, cancellation, or adverse modification of any such Environmental Permit, (ii) there are no written notices, complaints, or claims received by the Company or its Subsidiaries alleging violation of, noncompliance with or liability pursuant to any Environmental Law and (iii) there are no Actions arising under any Environmental Laws pending or, to Seller’s Knowledge, threatened against or affecting the Company, any of its Subsidiaries, or their respective properties or facilities.

(b)         Except as set forth on Section 4.13(b) of the Disclosure Schedules, (i) neither the Company, nor any of its Subsidiaries, nor, to Seller’s Knowledge, any other Person, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or Released any Hazardous Materials (excluding any such Releases of Hazardous Materials that (A) were fully contained and (B) not required to be reported to a Governmental Authority under Environmental Laws), or owned, leased or operated any property or facility that is or has been contaminated by any Hazardous Materials or, to Seller’s Knowledge, has any Hazardous Material migrating thereto, in each case in a manner which has resulted or could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries under any Environmental Laws, and (ii) the Company and its Subsidiaries are not subject to any ruling, order, judgment, injunction, or decree of any Governmental Authority imposing a material liability for, or a material obligation to remediate, any Hazardous Materials which remains unresolved.

(c)         Except as set forth on Section 4.13(c) of the Disclosure Schedules, and except for customary environmental indemnities entered into in the ordinary course of business, the Company and its Subsidiaries have not provided an indemnity or otherwise undertaken, retained or assumed, either contractually or otherwise, any material liability or obligation of any other Person under Environmental Laws or relating to Hazardous Materials.

(d)       Seller and the Company have made available or caused to be made available for Buyer’s review true, correct, and complete copies of all material reports, assessments, audits, studies, inspections, evaluations (including those prepared or received), and correspondence with Governmental Authorities that are in Seller’s or the Company’s possession or reasonable control which pertain to the environmental conditions, regulatory compliance, or occupational health or safety of the Company or its Subsidiaries’ current or former business or operations or the Owned Real Property or Leased Real Property.

(e)          For purposes of this Agreement:

(i)         “Environmental Laws” means all Laws concerning pollution, the protection of the environment and natural resources, or human health or safety, including all those relating to the management, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, threatened Release, control, or cleanup of, or exposure to, any Hazardous Materials.

(ii)        “Environmental Permits” means all Permits issued, granted or required for operation of the business and assets of the Company or its Subsidiaries and the occupation of their respective facilities or properties (including the Owned Real Property and Leased Real Property) under any Environmental Law.

(iii)        “Hazardous Materials” means any materials or substances regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law, including (a) those listed, defined, or otherwise identified as “hazardous” or “toxic,” or as a “pollutant” or “regulated substance” or “hazardous chemical” or “toxic chemical” or “contaminant” or “waste,” or otherwise regulated due to their deleterious properties or characteristics, (b) without limiting the foregoing, asbestos or asbestos-containing materials, lead or lead-containing materials, mercury, radon, radioactive substances, waste, gas, petroleum or petroleum byproducts, polychlorinated biphenyls, and per and polyfluoroalkyl substances and any other waste, substance or material (regardless of physical form) or form of energy that is subject to any applicable Law which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of the environment, human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence of any solid, liquid, gas, odor, noise or form of energy, and (c) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause (a) or (b) above.

(iv)       “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, seeping, placing, migrating, leaching, abandoning, discarding, disposing or dumping on, into, or through any environmental media or natural resource (including land, water, air, or subsurface, whether indoor or outdoor).

(f)          The representations and warranties contained in this Section 4.13 and Section 4.7(a) (solely with respect to items relating to compliance with Environmental Laws, Environmental Permits and settlement of any environmental matters) are the only representations and warranties being made with respect to environmental matters.

Section 4.14         Material Contracts.

(a)         “Material Contracts” include all Contracts of the type described below (and all amendments, supplements, modifications, or side letters with respect thereto) to which the Company, any of its Subsidiaries is a party or is bound:

(i)         Contracts that provide for payment or receipt by the Company or any of its Subsidiaries of more than $250,000 in any twelve-month period or $500,000 in the aggregate, including any such Contracts with customers or clients (other than purchase orders in the ordinary course of business);

(ii)        each (A) purchase and sale, gathering, transportation, treating, dehydration, processing, or similar Contract and any Contract for the provision by the Company or any of its Subsidiaries of services relating to the foregoing, in each case with respect to natural gas or other hydrocarbons, freshwater, or produced water, and (B) Contract that constitutes a terminal agreement, storage agreement, tolling agreement, throughput agreement, supply agreement, distribution agreement, tank lease agreement, operations and maintenance agreement, or other equipment lease agreement, in each case under clauses (A) and (B), involving net expenditures or net revenues in any twelve-month period in excess of $250,000 or aggregate net expenditures or net revenues in excess of $500,000;

(iii)        each Contract that constitutes, includes, or evidences Indebtedness or that is secured by an Encumbrance on any assets of the Company or any of its Subsidiaries as security for Indebtedness (in each case other than relating solely to Income Taxes and accrued and unpaid property taxes, franchise taxes, and other non-income Taxes of the Company and its Subsidiaries);

(iv)       Contracts with any Material Customer or any Material Supplier (other than purchase orders entered into in the ordinary course of business with an undelivered balance of less than $100,000);

(v)         each Contract that constitutes a pipeline interconnect agreement or an operational balancing agreement;

(vi)        each Contract that provides for a limit on the ability of the Company or any of its Subsidiaries to compete in any line of business or in any market or geographic area or to acquire any entity during any period of time after the Closing, or otherwise grant any exclusive rights or dedicated provisions, including non-competition or non-solicitation agreements, covenants not to compete, and area of mutual interest Contracts, or that contains any right of first offer, right of first refusal, “take-or-pay” or “most favored nations” arrangements in favor of a counterparty, or that provides for any minimum volume commitments, capacity reservation charges, volume deficiency fees, or includes acreage, wellbore, facility, or plant dedications or similar dedications or commitments in favor of a counterparty;

(vii)       Contracts forming or establishing any partnership, joint venture, strategic alliance, or other similar collaboration or investment in any Person;

(viii)      each Contract involving a remaining commitment to pay capital expenditures after the Closing Date in excess of $100,000 in the aggregate;

(ix)        each Contract that constitutes a hedging or derivative transaction relating to any purchase or sale of hydrocarbons or other commodities;

(x)        any Contracts pursuant to which the Company or any of its Subsidiaries, (A) licenses material Intellectual Property for use in its operations (other than (I) license agreements for unmodified, commercially available “off-the-shelf” software on generally standard terms and conditions involving total consideration of less than $100,000, (II) a Contract containing an inbound license to Company to use third party Intellectual Property, where such license is non-exclusive, not material and incidental to the primary purpose of such Contract (such as a Contract to purchase or lease equipment, such as a phone system, photocopier, printer, scanner, computer, or mobile phone that also contains a license of Intellectual Property); (III) a Contract between the Company and its employees entered into in the ordinary course of business in connection with the assignment to the Company of Intellectual Property created by such employees), or (B) has granted any license, covenant not to sue, immunity, release, option, right of first refusal, right of first negotiation, exclusivity, field-of-use restriction, ownership right, or other right with respect to any Company Intellectual Property (other than a Contract containing an outbound license from Company to use Company Intellectual Property, where such license is not material and incidental to the primary purpose of such Contract (such as an outbound license to use Intellectual Property in a services Contract solely to perform the applicable services));

(xi)        each Contract (A) relating to the acquisition or disposition of any equity interest, business, or material amount of assets (whether by merger, sale of stock or shares, sale of interests, sale of assets, or otherwise) pursuant to which the Company or any of its Subsidiaries has remaining material obligations or (B) granting to any Person a right of first refusal, right of first offer, or option to purchase on any assets of the Company or any of its Subsidiaries (other than this Agreement or the Ancillary Agreements);

(xii)      each Contract involving the resolution or settlement of any actual or threatened (in writing) Action against or by the Company or any of its Subsidiaries involving an outstanding payment by or to the Company or any of its Subsidiaries or that contains any material obligations that have not been fully performed by the Company or any of its Subsidiaries or otherwise imposes material continuing conduct obligations (other than confidentiality obligations) on the Company or any of its Subsidiaries;

(xiii)     each Contract the primary purpose of which is to provide for the indemnification of any Persons by the Company or any of its Subsidiaries, except for any such Contract that is (A) not material to the Company and its Subsidiaries, taken as a whole, or (B) entered into in the ordinary course of business consistent with past practice;

(xiv)      any Contract with a Governmental Authority;

(xv)       any Related Party Contract;

(xvi)      any commitment to enter into any Contract of the type described in the foregoing clauses of this Section 4.14(a); and

(xvii)     the Hardisty Operating Agreement.

Section 4.14(a) of the Disclosure Schedules sets forth a complete, correct and accurate list of all Material Contracts (provided that, with respect to Material Contracts to which the Hardisty JV Entities are bound, only such Material Contracts that Seller has in its possession, or would reasonably be expected to be in its possession after due inquiry).

(b)         For the avoidance of doubt, to the extent a Contract met any of the descriptions set forth above in Section 4.14(a), such Contract will nonetheless be deemed as a Material Contract for all purposes herein regardless of whether such Contract is disclosed on Section 4.14(b) of the Disclosure Schedules.  Seller has made available to Buyer true, complete, and correct copies of all Material Contracts, together with all amendments, exhibits, annexes, or other supplements thereto; provided that, with respect to Material Contracts to which a Hardisty JV Entity is a party, Seller has made available to Buyer true, complete, and correct copies of all such Material Contracts, together with all amendments, exhibits, annexes, or other supplements thereto, in each case, that are in the possession of Seller (or would reasonably be expected to be in its possession after due inquiry).  Except as set forth in Section 4.14(b) of the Disclosure Schedules, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Material Contract is valid, legal, and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of Seller, any of the counterparties thereto, is in breach of, or default under, any Material Contract, and no event has occurred which, after notice or lapse of time, or both, would constitute a breach or default under any Material Contract or would give rise to modification, acceleration, payment, cancellation, or termination by any Person under any Material Contract, and (iii) neither Seller nor the Company nor any of the Company’s Subsidiaries has received any written notice that a counterparty to any Material Contract is terminating, not renewing, adversely modifying, repudiating, or rescinding, or, to the Knowledge of Seller, intends to terminate, not renew, adversely modify, repudiate, or rescind, such Material Contract.

Section 4.15       Brokers.  Except for Intrepid Partners, LLC, the fees, commissions, and expenses of which will be paid by Seller, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or that is otherwise binding on the Company or any of its Subsidiaries for which Buyer or any of its Affiliates would have any obligation of any kind following the Closing.

Section 4.16        Material Customers and Suppliers.

(a)         Section 4.16(a) of the Disclosure Schedules sets forth a complete, correct and accurate list of the names of the customers of the Company and its Subsidiaries on a consolidated basis during the 12 months ended June 30, 2026 (each, a “Material Customer”), including the amount of such revenue for each Material Customer for such period (which amount is accurate in all material respects).  Since the Lookback Date, no Material Customer has terminated or materially decreased the amount of business conducted with the Company or any of its Subsidiaries or threatened, advised, or notified the Company or any of its Subsidiaries in writing that it intends to terminate its relations with the Company or any of its Subsidiaries or otherwise materially decrease the amount of business conducted with the Company or any of its Subsidiaries.  Other than the items set forth on Section 4.16(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is currently engaged in any material dispute with any Material Customer. Since the Lookback Date, no Material Customer has declared or invoked force majeure under any Contract with the Company or any of its Subsidiaries.

(b)        Section 4.16(b) of the Disclosure Schedules sets forth a complete, correct and accurate list of the names of the ten largest suppliers of the Company and its Subsidiaries on a consolidated basis (based on the total amount purchased from such supplier) during the 12 months ended June 30, 2026 (each, a “Material Supplier”), including the amount of such purchases for each Material Supplier for such period (which amount is accurate in all material respects).  Since the Lookback Date, no Material Supplier has terminated or materially decreased the amount of business conducted with the Company or any of its Subsidiaries or threatened, advised, or notified the Company or any of its Subsidiaries in writing that it intends to terminate its relations with the Company or any of its Subsidiaries or otherwise materially decrease the amount of business conducted with the Company or any of its Subsidiaries.  Other than the items set forth on Section 4.16(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is currently engaged in any material dispute with any Material Supplier.

Section 4.17       Related Party Transactions.  Except as set forth on Section 4.17 of the Disclosure Schedules, no officer, director, manager, employee, controlling equityholder, or Affiliate of the Company or its Subsidiaries or, to Seller’s Knowledge, any individual in such officer’s, director’s, manager’s, employee’s, or controlling equityholder’s immediate family is a party to any agreement, Contract, commitment, or transaction with the Company or its Subsidiaries or has any interest in any asset or property owned or used by the Company or any of its Subsidiaries.

Section 4.18        Competition Act (Canada).  The Company and its affiliates (as such term is defined in the Competition Act (Canada)) do not have assets in Canada that exceed C$375 million, or gross revenues from sales in, from or into Canada, that exceed C$375 million, all as determined in accordance with the Competition Act (Canada) and the regulations thereto.

Section 4.19        Regulatory Status.

(a)         Except as set forth on Section 4.19(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is, or has been, subject to the jurisdiction of FERC under (i) the Natural Gas Act (15 U.S.C. Section 717, et seq.), (ii) the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301), (iii) the ICA, or (iv) the Public Utility Holding Company Act of 2005 (42 U.S.C. §§16451, et seq.), or FERC’s implementing regulations under any of the foregoing.  Neither the Company nor its Subsidiaries have received notice from FERC or any other Person asserting that any of the assets of the Company or its Subsidiaries are, should, or will be regulated by FERC under the Natural Gas Act, the Natural Gas Policy Act of 1978, the ICA, or the Public Utility Holding Company Act of 2005.

(b)         Except as set forth on Section 4.19(b) of the Disclosure Schedules, as of the Closing, no portion of the assets of the Company or its Subsidiaries is, or at any time prior to the Closing has been, regulated as a “public utility,” “public service company,” “common carrier,” or similar designation by any state public service commission or similar Governmental Authority, including the Public Utility Commission of Texas or the Railroad Commission of Texas (“TRRC”). Port Arthur Terminal is registered with the TRRC as a “private” pipeline.

(c)         Seller makes no representation or warranty concerning the regulatory consequences, under applicable federal or state law (including with respect to FERC or the TRRC), of any changes made by Buyer to the operations, business, or contracting arrangements of Port Arthur Terminal after the Closing, or any changes in ownership of the Company or any of its Subsidiaries that occur after the Closing.

Section 4.20         Anti-Corruption Laws

(a)         The Company, its Subsidiaries, and the Company’s and its Subsidiaries’ directors, officers, employees, shareholders, and its or their agents, consultants, independent contractors, Representatives, or anyone acting on behalf of any of them are, and for the five-year period prior to the Execution Date have been, in compliance with Anti-Corruption Laws and have not taken, directly or indirectly, any action that would result in a violation of any Anti-Corruption Laws.

(b)        The Company, its Subsidiaries, and the Company’s and its Subsidiaries’ directors, officers, employees, agents, distributors, and Representatives have not directly or indirectly offered, paid, promised to pay, or authorized the payment of anything of value to a Government Official or any other Person in order to obtain or retain business or any other improper advantage.

(c)          No director, officer, employee, agent, distributor, or Representative of the Company or its Subsidiaries is a Government Official.

(d)         No proceeding by or before any Governmental Authority involving the Company’s or its Subsidiaries’ directors, officers, employees, agents, distributors, or Representatives relating to Anti-Corruption Laws is pending or threatened.

(e)          No civil, criminal, or administrative penalties have been imposed on the Company or its Subsidiaries with respect to violations of Anti-Corruption Laws, nor have any disclosures been submitted to any other Governmental Authority with respect to violations of such laws.

Section 4.21        International Trade Laws.

(a)          The Company and its Subsidiaries are, and for the five-year period prior to the Execution Date (or since April 24, 2019 with respect to Sanctions) have been, in compliance with International Trade Laws.  The Company and its Subsidiaries have implemented and maintain internal control systems and policies reasonably designed to detect and prevent violations of applicable International Trade Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective directors or executives, nor to the Knowledge of Seller, any of their respective employees, Representatives, or agents acting on behalf of the Company or its Subsidiaries, currently is, or has been since April 24, 2019: (i) a Sanctioned Person; (ii) directly or indirectly conducting any business or engaged in any transaction involving or benefitting any Sanctioned Person or Sanctioned Jurisdiction in violation of International Trade Laws; (iii) dealing in any property or interests in property of any Sanctioned Person in violation of Sanctions; or (iv) otherwise in violation of applicable Sanctions.

(b)        During the five-year period prior to the Execution Date (or since April 24, 2019 with respect to Sanctions), no Action, investigation, proceeding, or notice has been filed or commenced against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries have made any voluntary or involuntary disclosure to any Governmental Authority, in each case alleging or relating to any failure to comply with any International Trade Laws.

Section 4.22         Employees and Employee Benefits.

(a)          Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to, or has any obligation to contribute to or has any liability with respect to, and has ever sponsored, maintained, contributed to, or had any obligation to contribute to or had any liability with respect to, any Employee Benefit Plan. The Company and its Subsidiaries do not have any liability with respect to any benefit plan subject to Title IV of ERISA.

(b)          Neither the Company nor any of its Subsidiaries has or has ever had any employees.  The Final Employee List sets forth a correct and complete list as of the date of this Agreement of (x) each Available Employee and (y) each other individual who has provided services to the Company or any of its Subsidiaries during the twelve (12) month period prior to the Execution Date pursuant to that certain Management Services Agreement with US Development Group LLC dated June 23, 2020, including each such Available Employee’s or other individual’s: (i) name, (ii) job title, (iii) base annual salary or hourly wage rate, as applicable, (iv) annual bonus target, (v) primary work location, and (vi) employer entity. Seller has provided Buyer a correct and complete list as of the date of this Agreement of all individual, natural person independent contractors (including those providing services through a sole proprietorship or an entity wholly owned and operated by them) engaged by the Company or any of its Subsidiaries, if any, including each such contractor’s (1) name, (2) services performed, (3) primary work location, (4) compensation terms, (5) date of engagement and expected term, and (6) whether such contractor is subject to a written agreement. Each individual who is providing, or who in the past three (3) years has provided, services to the Company or any of its Subsidiaries and who is or was classified and treated as an independent contractor, has been properly classified and treated as such for all applicable purposes.

(c)          Neither the Company nor any of its Subsidiaries is, or has ever been, a party to, bound by, or otherwise subject to any Collective Bargaining Agreement.

Section 4.23       Sufficiency of Assets.  Upon the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including taking into account and giving effect to the Transition Services Agreement (including the rights, benefits, and services made available in the Transition Services Agreement), (a) the Company and its Subsidiaries will have good and valid title to, a valid leasehold interest in, or a valid license or other right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all assets necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted in all material respects, and (b) except as would not be material to the Company and its Subsidiaries, taken as a whole, the assets of the Company and its Subsidiaries (i) constitute all of the assets, properties and rights used or necessary to conduct the business and operations of the Company and its Subsidiaries (as if the Company and its Subsidiaries had directly conducted the business prior to the Closing) after the Closing in substantially the same manner as such business operations are conducted immediately prior to the date hereof, (ii) have been maintained in accordance with applicable Law and prudent industry practices consistent with the maintenance of a prudent operator, (iii) are in good operating condition and repair (ordinary wear and tear excepted and taking into account the age, history, and use) and adequate and suitable in all material respects for the continued conduct of the business and operations of the Company and its Subsidiaries in accordance with customary practices in the oil and gas midstream industry and all applicable Laws and are capable of meeting the obligations of the Company and its Subsidiaries under the Material Contracts, (iv) are structurally sound and free from defects, material damage or material deterioration, and (v) in the case of storage tanks and other storage assets, contain sufficient volumes of oil required to maintain their operational integrity. Maintenance or repair has not been deferred on any such assets in contemplation of the transactions contemplated hereby. The Company and its Subsidiaries have kept and maintained maintenance records for all material machinery, equipment and tangible assets used in the business and operations of the Company and its Subsidiaries, and such records are true, correct, accurate, complete and current in all material respects. Such records that are in the possession or control of Seller have been provided to Buyer.

Section 4.24       Bank Accounts; Powers of Attorney.  Section 4.24 of the Disclosure Schedules sets forth a complete, correct and accurate list showing (i) the name of each bank or brokerage in which the Company and its Subsidiaries has an account or safe deposit box, the last four digits of the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto, (ii) the names of all Persons, if any, holding powers of attorney from the Company and its Subsidiaries, and (iii) each credit card account maintained by or on behalf of the Company and its Subsidiaries, including the name of the issuing institution, the last four digits of the account number and the names of all Persons authorized to use such credit card.  For purposes of this Section 4.24, references to the Company and its Subsidiaries exclude the Hardisty JV Entities.

Section 4.25       Books and Records.  All books and business records, books of account, and other financial, accounting, and operational records, files, and data of the Company or its Subsidiaries, in each case, that are in tangible or electronic form (collectively, the “Books and Records”) have been maintained in all material respects in accordance with Law and are in the possession or control of the Company or Seller; provided, however, that, with respect to the Hardisty JV Entities, “Books and Records” shall be deemed to include only those applicable items that are (a) generated by the Company or its wholly-owned Subsidiaries or (b) delivered by the other owners of the Hardisty JV Entities.

Section 4.26         Indebtedness.

(a)         Except as set forth on Section 4.26 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Indebtedness (other than, for purposes of this sentence, (i) Accrued Income Taxes, (ii) all accrued and unpaid property taxes, franchise taxes, and other non-income Taxes of the Company and its Subsidiaries, (iii) the COP Credit Amount and (iv) the Unpaid Capex).

(b)         Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is, or has been since the Lookback Date, in default with regards to any Indebtedness, including to the payment of the principal of or interest or premium on any such Indebtedness, and (ii) no event has occurred or is continuing under the provisions of any instrument, document or agreement evidencing or relating to any Indebtedness of the Company or any of its Subsidiaries which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

Section 4.27       Bankruptcy.  Neither the Company nor any of its Subsidiaries is insolvent, and neither the Company nor any of its Subsidiaries has initiated, nor has any third party initiated, any proceeding seeking to declare the bankruptcy or insolvency of, or seeking a reorganization of, the Company or any of its Subsidiaries, and the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the insolvency of the Company or any of its Subsidiaries (excluding, for this purpose, the effects of any financing, refinancing, recapitalization, dividend, distribution, or other arrangement entered into or implemented by Buyer or any of its Affiliates in connection with or following the Closing).  Each of the Company and its Subsidiaries (a) is not in receivership or dissolution, (b) has not made any assignment for the benefit of creditors, (c) has not admitted in writing its inability to pay its debts as they mature, (d) has not been adjudicated bankrupt, and (e) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under any applicable federal bankruptcy or any other similar applicable Law, nor has any such petition been filed against the Company or any of its Subsidiaries.

Section 4.28        Credit Support Obligations. Section 4.28 of the Disclosure Schedules sets forth, a complete, correct and accurate list of all cash deposits, guarantees, letters of credit, surety bonds, and other forms of credit assurances or credit support provided by or on behalf of the Company, any of its Subsidiaries, Seller, or any of Seller’s Affiliates in support of the obligations of the Company or any of its Subsidiaries to any Governmental Authority, contract counterparty, or other Person.  None of Seller, the Company or its Subsidiaries or, to Seller’s Knowledge, any other Person is in material breach or default with respect to any items required to be set forth on Section 4.28 of the Disclosure Schedules, and no event has occurred that, with notice or the passage of time or both, would result in a material breach or default by Seller, the Company or its Subsidiaries or, to Seller’s Knowledge, any other Person with respect to any such items. As of the Execution Date, no draws or calls have been made or requested by any Person with respect to any items required to be set forth on Section 4.28 of the Disclosure Schedules.

Section 4.29        COP Terminal Services Agreement Performance Credits and Deficiency Amounts.

(a)        Section 4.29(a) of the Disclosure Schedules sets forth, with respect to the Terminal Services Agreement, dated as of December 3, 2019, by and between Port Arthur Terminal and ConocoPhillips Company (as amended, the “COP TSA”), a list (which list is complete, correct, and accurate in all material respects) of the following as of June 30, 2026, in each case, calculated in accordance with the terms of the COP TSA: (i) the aggregate amount of accrued and unused Performance Credits (the “TSA Performance Credits”), together with, for each such amount, the cause of accrual (i.e., whether attributable to Excessive Downtime Days under COP TSA Section 6.1(e), a Force Majeure Event affecting PAT under COP TSA Section 12.6, a PAT Unexcused Failure under COP TSA Section 13.3, or the DRU Commencement not having occurred as of the Commencement Date under COP TSA Section 2.1(c)); (ii) the aggregate amount of accrued and unused Deficiency Amounts (the “TSA Deficiency Credits”); and (iii) for the Deficiency Amounts described in clause (ii), the calendar month in which each such amount accrued.  Capitalized terms used in this Section 4.29(a) and not otherwise defined in this Agreement have the meanings given to them in the COP TSA.

(b)        Section 4.29(b) of the Disclosure Schedules sets forth, with respect to the DRU Separation Services Agreement dated December 3, 2019 by and between Hardisty Energy Terminal Limited Partnership and ConocoPhillips Surmont Partnership (as amended, the “COP SSA”), a list (which list is complete, correct, and accurate in all material respects) of the following as of June 30, 2026: (i) the aggregate amount of accrued and unused Performance Credits (the “SSA Performance Credits”), together with, for each such amount, the cause of accrual (i.e., whether attributable to Excessive Downtime Days under COP SSA Section 7.1(e), a Force Majeure Event affecting the Operator under COP SSA Section 16.6, an Operator Unexcused Failure under COP SSA Section 17.3, or the Producer’s designated downstream offloading destination for DRUbit™ is not capable of receiving such DRUbit™ on a continuous basis as of the Commencement Date under COP SSA Section 2.1(b)); (ii) the aggregate amount of accrued and unused Deficiency Amounts (the “SSA Deficiency Credits”); and (iii) for the Deficiency Amounts described in clause (ii), the calendar month in which each such amount accrued.  Capitalized terms used in this Section 4.29(b) and not otherwise defined in this Agreement have the meanings given to them in the COP SSA.

Section 4.30       Organizational Documents.  Prior to the Execution Date, Seller has made available to Buyer true and complete copies of all Organizational Documents of each Subsidiary of the Company that is not wholly-owned, directly or indirectly, by the Company, which copies of the Organizational Documents are in effect.

Section 4.31      Exclusivity of Representations and Warranties.  EXCEPT IN THE CASE OF FRAUD AND EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV, ANY CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO THIS AGREEMENT OR THE LENDER CONSENT, NEITHER SELLER NOR ITS AFFILIATES MAKES, AND BUYER HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS, STATUTORY, OR IMPLIED, RELATING TO THE COMPANY OR ITS SUBSIDIARIES (INCLUDING, BUT NOT LIMITED TO, THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, OR LIABILITIES OF THE COMPANY AND ITS SUBSIDIARIES).  WITHOUT LIMITING BUYER’S RIGHTS UNDER THE R&W INSURANCE POLICY AND EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV, ANY CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO THIS AGREEMENT OR THE LENDER CONSENT, THE INTERESTS AND THE ASSETS OF THE COMPANY ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Each of Buyer and, solely with respect to Section 5.4, Buyer Parent, represents and warrants to Seller and the Company as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) as follows:

Section 5.1          Organization.  Buyer (a) is a limited liability company duly organized, validly existing, and in good standing under the Laws of Delaware, (b) has all necessary power, rights, and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, and (c) is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification necessary, except, with respect to clauses (b) and (c), for any failures that would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2        Authority.  Buyer or its Affiliates, as applicable, has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Buyer or such Affiliates will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer (or, as applicable, its Affiliates) will be a party and the consummation by Buyer or such Affiliates of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by Buyer or such Affiliates.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer (or, as applicable, its Affiliates) will be a party will have been, duly executed and delivered by Buyer or such Affiliates and, assuming due execution and delivery by each of the other parties hereto or thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer (or, as applicable, its Affiliates) will be a party will constitute, the legal, valid, and binding obligation of Buyer or such Affiliates, enforceable against Buyer or such Affiliates in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3          No Conflict; Required Filings and Consents.

(a)         The execution, delivery, and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)          conflict with, contravene, result in a breach of or violate the Organizational Documents of Buyer;

(ii)         conflict with or violate any Law, ruling, order, judgment, injunction, or decree of any Governmental Authority applicable to Buyer or by which any property or asset of Buyer is bound or affected; or

(iii)       conflict with, result in any breach or violation of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) or the creation of any lien or Encumbrance or give rise to any right of termination, cancellation or acceleration or loss of any material benefit under, or require the consent of any Person in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (in any case, with or without the giving of notice, or the passage of time or both) under or in connection with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, Contract or other instrument or obligation to which Buyer is a party or by which any asset of Buyer is bound;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, consents, Encumbrances, rights, Losses or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)         Except for (i) any filings required to be made under the HSR Act or (ii) where the failure to file, seek, or obtain such notice, authorization, approval, order, permit, or consent would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, Buyer or its Affiliates are not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority or any third party in connection with the execution, delivery, and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer (or, as applicable, its Affiliates) will be a party or the consummation of the transactions contemplated hereby and thereby.

Section 5.4          Financing.

(a)         Subject to the accuracy of the representations and warranties of Seller and the Company and the performance by Seller and the Company of their respective covenants and obligations hereunder, the aggregate proceeds of the Debt Financing, if and when funded on or prior to the Closing Date, together with cash on hand (including cash on hand of Buyer Parent permitted to be contributed to Buyer), will be sufficient to fully fund all of Buyer’s payment obligations under this Agreement, including the payment of (i) the Estimated Purchase Price and any other amounts required to be paid pursuant to this Agreement and the Ancillary Agreements and (ii) all fees and expenses and other payment obligations required to be paid or satisfied by Buyer in connection with the transactions contemplated by this Agreement.  Buyer acknowledges and agrees that it is not a condition to the Closing or to any of its obligations under this Agreement that Buyer or any of its Affiliates obtain financing for or related to the transactions contemplated by this Agreement.

(b)         As of the Execution Date, Buyer has provided to Seller a true and correct copy of the duly executed Debt Commitment Letter.  As of the Execution Date the Debt Commitment Letter (i) has not been amended, modified, terminated, rescinded, or withdrawn and no such amendment, modification, termination, rescission or withdrawal is contemplated (other than any such amendment or modification to add additional commitment parties thereto), (ii) is in full force and effect as of the Execution Date, and (iii) constitutes the legal, valid, and binding obligation of Buyer Parent and, to the Knowledge of Buyer and Buyer Parent, the Debt Financing Sources party thereto, enforceable against Buyer Parent, and to the Knowledge of Buyer and Buyer Parent such Debt Financing Sources in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  There are no side letters, written understandings, or other written agreements or arrangements relating to the Debt Financing to which Buyer, Buyer Parent, or any of their respective Affiliates are a party, that would reduce the aggregate amount of the Debt Financing or impose new or additional conditions with respect to the Debt Financing, other than any side letter or other written understanding, agreement or arrangement relating to the Debt Commitment Letter or the Debt Financing documents effected after the Execution Date in compliance with Section 6.11(g).  The Debt Financing is not subject to any conditions precedent or other contingencies to the obligations of the parties thereto to fund the full amounts contemplated by the Debt Financing other than as expressly set forth in the Debt Commitment Letter as in effect on the Execution Date or as set forth in any amendment, modification, supplement or joinder to the Debt Commitment Letter or the Debt Financing Documents effected after the Execution Date in compliance with Section 6.11(g).

(c)          As of the Execution Date, to the Knowledge of Buyer, no fact, circumstance or condition exists that would reasonably be expected to result in any of the conditions to funding the Debt Financing within the control of Buyer or Buyer Parent not being satisfied by Buyer or Buyer Parent on a timely basis.  Buyer Parent has paid, or caused to be paid, in full any and all commitment fees or other fees that are due and payable and required to be paid pursuant to the terms of the Debt Commitment Letter on or before the Execution Date and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date.  As of the Execution Date, (i) no event has occurred that (with or without notice, lapse of time or both) would constitute a material default or breach by Buyer Parent or, to the Knowledge of Buyer or Buyer Parent, any other party thereto, in each case under the Debt Commitment Letter and (ii) neither Buyer nor Buyer Parent has any Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Debt Commitment Letter to terminate or be withdrawn, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent any Debt Financing Source from funding the Debt Financing under the Debt Commitment Letter or cause any other potential material impediment to the funding of any of the commitments of the Debt Financing Sources under the Debt Commitment Letter at or prior to the Closing.

Section 5.5          Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or that is otherwise binding on Buyer or any of its Affiliates for which Seller or any of its Affiliates (other than the Company and its Subsidiaries) would have any obligation of any kind following the Closing.

Section 5.6          Solvency.  Upon consummation of the transactions contemplated hereby, Buyer will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

Section 5.7          Investment Intent.  Buyer is (a) an “accredited investor” as such term is defined in Regulation D of the Securities Act of 1933 (the “Securities Act”) and (b) acquiring the Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing, or otherwise disposing of the Interests in a manner that would violate the registration requirements of the Securities Act. Buyer acknowledges and agrees that the Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable state or foreign securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Interests.  Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.8          Litigation; Orders.  There is no Action pending or, to Buyer’s Knowledge, threatened against Buyer or its Affiliates or any of Buyer’s assets, properties or businesses, or any outstanding and unsatisfied Orders, in each case, which would reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.9           R&W Insurance Policy.  Buyer has obtained and conditionally bound the R&W Insurance Policy and Buyer represents and warrants to Seller that it has provided a true and correct copy of the R&W Binder Agreement to Seller prior to the Execution Date.

Section 5.10         Exclusivity of Representations and Warranties.  EXCEPT IN THE CASE OF FRAUD, AND EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE V OR ANY CERTIFICATE OF BUYER DELIVERED PURSUANT TO THIS AGREEMENT, (a) NEITHER BUYER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY ON BEHALF OF BUYER OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED AND (b) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, BUYER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE VI
COVENANTS
Section 6.1          Conduct of Business Prior to the Closing.

(a)         Between the Execution Date and the Closing Date, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Section 6.1 of the Disclosure Schedules, (iii) as required by applicable Law or Order, or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall cause the Company and its Subsidiaries to operate their business in the ordinary course of business in all material respects, and to use their respective commercially reasonable efforts to (i) preserve intact in all material respects their business organization and to preserve in all material respects the present commercial relationships with key Persons with whom they do business, (ii) preserve, maintain, and protect their material properties and assets in the ordinary course of business consistent with past practice, (iii) maintain their Books and Records and accounts in the ordinary course of business consistent with past practice, (iv) maintain in full force and effect the material Permits held by the Company or any of its Subsidiaries or otherwise necessary for the ownership or operation of their business, other than expirations in accordance with their terms, (v) manage their cash and working capital in accordance with its ordinary course of business, consistent with past practice, and (vi) maintain in full force and effect the Insurance Policies held by, or for the benefit of, the Company and its Subsidiaries in the amounts and of the types presently in force, to the extent commercially reasonable in Seller’s business judgment in light of prevailing conditions in the insurance market; provided, however, that no action by the Company or its Subsidiaries that is taken in accordance with the express exceptions to the restrictions in Section 6.1(b) shall be deemed a breach of this sentence.

(b)          Between the Execution Date and the Closing Date, except (w) as contemplated or permitted by this Agreement, (x) as set forth on Section 6.1 of the Disclosure Schedules, (y) as required by applicable Law or Order, or (z) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall cause the Company and its Subsidiaries not to:

(i)          amend its Organizational Documents;

(ii)         issue or sell any equity interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities, or other rights of any kind to acquire any such equity interests;

(iii)       enter into any new commitments to make, or make, any capital expenditures other than in accordance with the budget set forth in Section 6.1(b)(iii) of the Disclosure Schedules, excepting any Permitted Overruns, provided in the event of an emergency or risk of imminent and substantial loss, damage or injury to any person, property or the environment, Seller, the Company, and its Subsidiaries may enter into any new commitments to make, or make, any capital expenditures as reasonably necessary (but in no event in excess of $2,000,000) and shall notify Buyer of such action reasonably promptly thereafter;

(iv)        declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock (except for (A) any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries or (B) any cash dividend or distribution paid in full prior to the Closing);

(v)        sell, assign, transfer, exclusively license, covenant not to sue under, abandon, cancel, allow to lapse, fail to maintain, fail to renew, fail to prosecute, fail to enforce, or otherwise dispose of or encumber any material Company Intellectual Property or Business Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business;

(vi)        (A) make any loans, advances, or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company except for the Hardisty JV Entities), (B) incur any Indebtedness (other than (w) Accrued Income Taxes, (x) accrued and unpaid property taxes, franchise taxes, and other non-income Taxes of the Company and its Subsidiaries, (y) the COP Credit Amount and (z) any other accruals set forth on Section 4.26 of the Disclosure Schedules), (C) assume, guarantee, endorse, or otherwise become liable or responsible for the Indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its wholly-owned Subsidiaries), or (D) incur or create any new Encumbrance on the assets or equity, other than Permitted Encumbrances or Permitted Equity Liens, in each case, other than as required by the Hardisty Operating Agreement or the Organizational Documents of the Hardisty JV Entities (provided that Seller shall, notwithstanding anything to the contrary, exercise any of its applicable Hardisty JV Rights against any such actions);

(vii)      acquire (x) any equity or other interest in any Person or (y) any assets (other than in the case of this clause (y), less than $100,000 individually or $250,000 in the aggregate);

(viii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company or any of its Subsidiaries;

(ix)        (A) enter into any Material Contract or any Contract that would be a Material Contract if entered into prior to the Execution Date or (B) amend (other than immaterial amendments), terminate, or waive any material right under any Material Contract;

(x)         (A) transfer, sell or convey any Real Property or interest therein, (B) terminate or materially amend, modify or extend or waive any material rights under any Leases or Pipeline Easements, or (C) acquire any interest in real property, in each case, outside of the ordinary course of business;

(xi)        implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or IFRS (as applicable) or regulatory requirements with respect thereto;

(xii)      transfer, sell, hypothecate, encumber, or otherwise dispose of any assets of the Company or its Subsidiaries except for (A) sales or transfers of assets with an aggregate value of $100,000 or less in the aggregate or (B) sales or dispositions of obsolete or damaged equipment in the ordinary course of business;

(xiii)     permit any action, or intentionally fail to take any action, that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect;

(xiv)     (A) make, change or revoke any material election relating to Taxes in a manner outside of the ordinary course of business and inconsistent with past practice; (B) settle or compromise any material Tax liability of the Company or any of its Subsidiaries (other than the payment of Taxes or collection of refunds in the ordinary course of business), (C) file any material amended Tax Return, (D) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to a material amount of Taxes, (E) change any material method of accounting with respect to Taxes, or (F) surrender any right to claim a refund of material Taxes, in each case, except with respect to Flow-Through Taxes for any tax period (or portion thereof) ending on or prior to the Closing Date; provided that the foregoing clauses (A) through (F) shall not permit any action that could reasonably be expected to materially and adversely affect Buyer (or its direct or indirect owners) for any period (or portion thereof) beginning on or after the Closing Date;

(xv)       hire any employees;

(xvi)      enter into or become a party to or bound by any Collective Bargaining Agreement;

(xvii)    adopt, establish, sponsor, enter into, participate in, contribute to, or otherwise become required to contribute to any Employee Benefit Plan;

(xviii)    enter into or abandon any lines of business that are material to the Company and its Subsidiaries, taken as a whole;

(xix)      commence, settle, or compromise any Action;

(xx)       enter into, or amend, modify or extend or waive any rights under, any Related Party Contract;

(xxi)      reclassify, combine, split, subdivide or redeem any Interests;

(xxii)     form any new Subsidiary or enter into any joint venture arrangements;

(xxiii)    permit any Insurance Policy to lapse or terminate;

(xxiv)   take or permit any action, or fail to take or permit any action, that would reasonably be expected to result (A) (x) in the Gibson Discharge not being registered, no longer being effective or no longer constituting a full discharge of the Gibson Caveat (including by reason of any withdrawal, rescission, amendment, or failure to register the Gibson Discharge) or (y) in the Gibson Caveat otherwise not being fully discharged, or (B) the COP Estoppel no longer being effective (including by reason of any withdrawal, rescission, or amendment thereof);

(xxv)     enter into any agreement that contains any material non-competition, exclusivity, or similar restrictive covenant that would restrict the business of Buyer or any of its Affiliates (including the Company or its Subsidiaries) following the Closing; or

(xxvi)    agree to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xxv).

Notwithstanding the foregoing, the Company and its Subsidiaries may use all available Cash to pay any Transaction Expenses or Indebtedness prior to Closing or for distributions to Seller, subject to compliance with applicable Law, and the Contracts of the Company and its Subsidiaries.

(c)        The Parties acknowledge that the Company indirectly owns 50% of the equity interests in each of the Hardisty JV Entities and does not affirmatively control the Hardisty JV Entities.  Accordingly, with respect to the Hardisty JV Entities, the covenants, obligations, and agreements of Seller under this Section 6.1, Section 6.11, and Section 6.17 shall be limited and qualified by commercially reasonable efforts to cause compliance by the Hardisty JV Entities, which commercially reasonable efforts shall include exercising the Hardisty JV Rights.

(d)         Buyer’s prior written consent to any action restricted by this Section 6.1 shall be deemed granted on the earlier of (i) the date of delivery of such consent to Seller by Buyer in writing and (ii) the tenth Business Day after delivery by Seller to each of the individuals identified on Exhibit L by electronic mail of such request for consent; provided, however, in no event will any consent be deemed granted if any of the individuals identified on Exhibit L notifies Seller prior to such date that consent is not granted.

Section 6.2          Covenants Regarding Information.

(a)         From the Execution Date until the Closing Date, upon reasonable notice, Seller shall cause the Company and its Subsidiaries to afford Buyer and its Representatives reasonable access to the properties, offices, plants, and other facilities, Books and Records of the Company and its Subsidiaries; provided, however, that any such access shall be conducted at Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries, and shall be subject to any limitations resulting from any applicable Public Health Measures; provided further, that with respect to any properties, plants or other facilities of the Company and/or its Subsidiaries, Buyer or Buyer’s Representatives may perform Phase I Environmental Site Assessments, but that any such access shall not include access for the purpose of conducting any invasive environmental analysis or other intrusive testing or sampling of any such properties, plants, or other facilities, or the operation of any equipment without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.  With respect to the Hardisty JV Entities, the obligations of Seller under this Section 6.2(a) shall be limited and qualified by commercially reasonable efforts to cause compliance by the Hardisty JV Entities, which commercially reasonable efforts shall include exercising the Hardisty JV Rights. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries shall be required to provide access to any information to Buyer or its Representatives if the Company determines, in its reasonable discretion, that (i) such access would waive any attorney-client, solicitor-client, litigation or other legal privilege, (ii) such access would contravene any applicable Law, ruling, order, judgment, injunction, or decree of any Governmental Authority (including, without limitation, any applicable Public Health Measures), or fiduciary duty in any material respect, (iii) the information to be accessed is pertinent to any litigation in which the Company or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties, (iv) the information to be accessed relates to the Company’s or any of its Subsidiaries’ entry into or conducting of a sale process prior to the execution of this Agreement, including any information related to proposals from other Persons relating to any other potential transaction with the Company or any of its Subsidiaries, or (v) the information to be accessed relates to any consolidated, combined, or unitary Tax Return filed by Seller or any of its Affiliates.

 (b)        In order to facilitate the resolution of any claims made against or incurred by Seller (as it relates to the Company and its Subsidiaries), for a period of seven years after the Closing or, if shorter, the applicable period specified in Buyer’s document retention policy, Buyer shall (i) retain the Books and Records relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) afford the Representatives of Seller reasonable access (including the right to make, at the requesting Seller’s expense, photocopies), subject to any limitations resulting from any applicable Public Health Measures, during normal business hours, to such Books and Records; in each case, solely as may be reasonably necessary or advisable for a legitimate business purpose and that shall not unreasonably interfere with the business or operations of Buyer, its Affiliates or their respective employees; provided, however, that Buyer shall notify Seller in writing at least 30 days in advance of destroying any such Books and Records prior to the seventh anniversary of the Closing Date in order to provide Seller the opportunity to copy such Books and Records in accordance with this Section 6.2(b).  Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to provide, and shall not be required to cause its Affiliates to provide, access to any Books and Records to Seller to the extent Buyer determines, in its reasonable discretion, that (x) such access would waive any attorney-client, solicitor-client, litigation or other legal privilege, (y) such access would contravene any applicable Law, ruling, order, judgment, injunction, or decree of any Governmental Authority (including, without limitation, any applicable Public Health Measures), fiduciary duty, or binding agreement in any material respect, (z) the information to be accessed is pertinent to any litigation in which the Company or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse parties; provided, however, that, in the case of the foregoing clauses (x) and (y), Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide such access in a manner that does not result in any such waiver or contravention, including by redacting the affected portions of such Books and Records, making substitute arrangements, or entering into a customary common interest or joint defense agreement, and, in the case of the foregoing clause (z), nothing in this Section 6.2(b) shall limit any right of Seller or any of its Affiliates to obtain discovery as permitted by applicable Law and pursuant to an order of a court of competent jurisdiction.  From and after the seventh anniversary of the Closing Date, Buyer will maintain the Books and Records in accordance with the Buyer’s document retention policies.  With respect to the Hardisty JV Entities, the obligations of Buyer under this Section 6.2(b) shall be limited and qualified by commercially reasonable efforts to cause compliance by the Hardisty JV Entities, which commercially reasonable efforts shall include exercising the Hardisty JV Rights.

(c)         From and after the date hereof until the eighteen-month anniversary of the Closing Date, Seller and USDG shall, and shall cause their Affiliates (including, prior to Closing, the Company Group) to provide Buyer and its Affiliates with reasonable assistance and good faith cooperation and copies of all existing financial and other records related to the Company Group to the extent reasonably requested by Buyer or any of its Affiliates to prepare (or have prepared) filings and financial statements (including with respect to the DRU Assets), in each case, meeting the requirements of Regulation S-X promulgated by the Securities and Exchange Commission.  Seller and USDG shall, and shall cause their Affiliates to, use commercially reasonable efforts to cause the applicable auditors to provide their consent with respect to any financial statements of the Company Group that are required by any Law applicable to Buyer or any of its Affiliates.  Notwithstanding anything to the contrary in this Section 6.2(c), (i) neither Seller nor USDG shall be required to (A) restate, re-audit or re-issue any financial statements, or prepare any financial statements, pro forma information or other financial data not then in existence (provided that this clause (A) shall not limit the obligations of Seller or USDG to assist Buyer in the preparation of any such financial statements), (B) provide any certification, management representation letter, comfort letter or similar assurance to any Person, or (C) take any action that would waive privilege, contravene applicable Law or any confidentiality obligation (provided that Seller and USDG shall inform Buyer as to the general nature of what is being restricted or withheld and the reason therefor, and shall use commercially reasonable efforts to make appropriate substitute arrangements to permit maximum disclosure of the relevant information in a manner that does not suffer from such impediments), or unreasonably interfere with its business; and (ii) neither Seller nor USDG shall have any liability in respect of information provided under this Section 6.2(c), and Buyer shall indemnify Seller, USDG and their respective Affiliates and Representatives against any Losses arising out of this Section 6.2(c) or Buyer’s use of such information, except to the extent arising from Seller’s or USDG’s gross negligence or willful misconduct. Buyer shall promptly reimburse Seller, USDG and its Affiliates for any reasonable, documented out of pocket expenses that are incurred in connection with compliance with this Section 6.2(c) and owed to non-Affiliates of Seller (it being understood that expenses paid to the ECP Group shall not be reimbursable).

Section 6.3          Contact with Business Relations.  From the Execution Date until the Closing Date, Buyer and its Representatives shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed), contact or communicate with any of the customers, vendors, independent contractors, partners, suppliers, or other business relations of the Company and its Subsidiaries in connection with, or relating in any way to, the transactions contemplated hereby; provided, however, that Buyer shall not (and shall cause its Representatives not to) disclose any Confidential Information (as defined in the Confidentiality Agreement) (other than the existence of this Agreement) in connection with any such permitted contact or communication.  The Company shall have the right to have one or more of its Representatives present at all times during any contact or communication contemplated by this Section 6.3.  Notwithstanding the foregoing, this Section 6.3 shall not prohibit Buyer or its Affiliates from contacting or communicating with (a) any of its respective existing customers, vendors, independent contractors, partners, or suppliers solely with respect to their existing business relationship (provided that neither Buyer nor its Affiliates shall discuss or have any communications with such Persons regarding this Agreement, Seller or its Affiliates, or the transactions contemplated hereby) or (b) with the prior written consent of Seller (not to be unreasonably withheld) on a go-forward basis, Gibson Energy Inc., ConocoPhillips Company or their Affiliates.

Section 6.4          Intercompany Arrangements.

(a)         Except for the items set forth on Section 6.4(a) of the Disclosure Schedules or as contemplated by Section 6.4(b), all intercompany and intracompany accounts or Contracts between the Company and its Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and its Subsidiaries) (including, for the avoidance of doubt, any intercompany accounts under the contracts described on Section 6.4(b) of the Disclosure Schedules), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing, in each case in a form reasonably satisfactory to Buyer.

(b)         Prior to or simultaneously with the Closing, Seller shall assign (or cause the applicable Affiliate of Seller to assign) to Buyer or one of its Affiliates all of Seller’s (or such Affiliate’s) right, title, and interest in, to and under the Contracts set forth on Section 6.4(b) of the Disclosure Schedules, and Buyer (or the designated Affiliate) shall assume all obligations arising thereunder from and after the Closing.

Section 6.5          Confidentiality.

(a)        Each of the Parties shall, and shall cause its Representatives to, hold in confidence all documents and information furnished to it by or on behalf of the other Parties in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated March 11, 2026 by and between FTAI Infrastructure Inc. and USD Group LLC (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the Parties under this Section 6.5(a) shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)        From the Closing Date until the two (2) year anniversary of the Closing Date, Seller shall hold, and shall cause its Affiliates and shall use commercially reasonable efforts to cause their respective Representatives to hold, in confidence, and not to use (unless related to Seller and its Affiliates historical ownership of the Company or its rights and obligations under this Agreement) any information with respect to the Company and its Subsidiaries or the business thereof (“Confidential Information”); provided that the foregoing confidentiality and non-use obligations shall not apply to information  (i) that is permitted to be disclosed or used under this Agreement or any Ancillary Agreement, (ii) that is in the public domain or becomes generally available to the public, other than as a result of disclosure by Seller or any of its Affiliates or Representatives in violation of this Section 6.5, (iii) requested or required by judicial or administrative process or by applicable Law, including for the avoidance of doubt, applicable securities Laws or regulations or rules of any stock exchange having jurisdiction over Seller or its Affiliates, in which case Seller shall, to the extent legally permissible, promptly notify Buyer so that Buyer may, at its sole cost and expense, seek a protective order or other appropriate remedy (and Seller shall, and shall use commercially reasonable efforts to cause its Affiliates or its or their Representatives to, as applicable, cooperate with Buyer in connection therewith), or (iv) disclosed in connection with any dispute between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, to the extent reasonably necessary in connection with such dispute.

Section 6.6           Regulatory Approvals; Consents.

(a)          Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper, or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including (i) causing the preparation and filing of all forms, registrations, and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law; (ii) using reasonable best efforts to avoid or defend all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Authority and to prevent the entry of, and to have vacated, lifted, reversed, or overturned, any ruling, order, judgment, injunction, or decree (whether temporary, preliminary, or permanent), or any other action by any Governmental Authority that would restrain, delay, prevent, or prohibit the consummation of the transactions contemplated by this Agreement.

(b)        In furtherance and not in limitation of the provisions of Section 6.6(a), each of the Parties, as applicable, agrees to cause its ultimate parent entity to prepare and file as promptly as practicable, and in any event by no later than ten Business Days from the Execution Date, an appropriate filing of a Notification and Report Form pursuant to the HSR Act.  Buyer shall not withdraw any such filing pursuant to the HSR Act without the Company’s prior written consent.  Buyer shall pay all filing fees for the filings required under the HSR Act by Seller, the Company, or Buyer.

(c)         The Parties shall keep each other apprised of status with respect to the matters set forth in this Section 6.6 and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Authority, including:

(i)         cooperating with each other in connection with filings required to be made by any Party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Authorities and as to the contents of all substantive communications with such Governmental Authorities;

(ii)       furnishing to the other Party all information within its possession that is required for any application or other regulatory filing to be made by the other Party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii)       promptly notifying each other of any substantive communications from or with any Governmental Authority with respect to the matters set forth in this Section 6.6 and ensuring to the extent permitted by Law or Governmental Authority that each of the Parties is entitled to attend any meetings with or other appearances before any Governmental Authority with respect thereto;

(iv)       consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the Antitrust Laws; and

(v)         without prejudice to any rights of the Parties, consulting and using commercially reasonable efforts to cooperate with the other Party in defending all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(d)        Subject Section 6.6(e), the obligations of Buyer under this Section 6.6 shall include Buyer committing to: (i) agree to sell, divest, or otherwise convey any particular asset, category, portion, or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Closing; and (ii) license, hold separate, or enter into similar arrangements with respect to its respective assets or the assets of the Company or any of its Subsidiaries or conduct of business arrangements or terminate any and all existing relationships and contractual rights and obligations.

(e)         Notwithstanding anything to the contrary in this Agreement, in no event shall (x) Buyer or its Affiliates be obligated to take any action pursuant to this Section 6.6 that would, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, (y) Buyer be obligated to commit to sell, divest, otherwise convey, or agree to any restrictions on any assets, categories, portions, or parts of assets or businesses of Buyer or any of its Affiliates (other than the Company and its Subsidiaries after the Closing) and (z) Seller or any of its Affiliates be permitted to agree to any of the actions contemplated by Section 6.6(d) or this Section 6.6(e) without the prior written consent of Buyer (in its sole discretion).

(f)         Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a Party will be provided to the other Party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other Party.

(g)         For the avoidance of doubt, in the event either Party receives a letter from any Governmental Authority stating that although the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement will soon expire, the Governmental Authority has not yet completed any purported investigation of the proposed transaction (a “Pre-Consummation Warning Letter”), the Parties agree that the receipt by either or both of them of a Pre-Consummation Warning Letter or other verbal or written communications from the Governmental Authority to the same effect shall not be a basis for asserting that any condition to closing under Article VIII hereof has not been satisfied.

(h)         Following the date hereof and prior to the Closing, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire (by merger, consolidation, purchase of equity interests or assets, joint venture, or otherwise) any Person or any business, division or portion thereof, if such acquisition or agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, qualification, or order from a Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering any ruling, order, judgment, injunction, or decree (whether temporary, preliminary, or permanent) that would restrain, delay, prevent, or prohibit the consummation of the transactions contemplated by this Agreement or (iii) materially increase the risk of not being able to remove any ruling, order, judgment, injunction or decree (whether temporary, preliminary, or permanent) that would restrain, delay, prevent, or prohibit the consummation of the transactions contemplated by this Agreement.

(i)          For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act as amended, and all other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 6.7          Public Announcements.  On and after the Execution Date and after the Closing Date, Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the Parties shall issue any press release or make any public statement prior to obtaining the other Party’s written approval, which approval shall not be unreasonably withheld, conditioned, or delayed except that no such approval shall be necessary to the extent (a) disclosure may be required by applicable Law or rules of a stock exchange (including, for the avoidance of doubt, a Current Report on Form 8-K to be filed by FTAI Infrastructure Inc. with respect to the execution of this Agreement (the “Initial 8-K”)) or (b) such press release or public statement does not name or identify the other Party; provided, however, that either Party may make a public disclosure without the consent of the other Party to the extent such disclosure is limited to information that has already been publicly disclosed pursuant to this Section 6.7.  Notwithstanding the foregoing or anything in the Confidentiality Agreement, Buyer and its Affiliates may, without the prior written approval of Seller but upon prior written notice to Seller, publish investor presentations and other investor relations materials, in each case including the existence of this Agreement, high-level financial information regarding the business of the Company and its Subsidiaries and any other information regarding this Agreement that has otherwise been publicly disclosed pursuant to this Section 6.7 (including the Initial 8-K).

Section 6.8          Directors’ and Officers’ Indemnification.

(a)         Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company or any of its Subsidiaries, as provided in the Company’s or such Subsidiary’s Organizational Documents, whether asserted or claimed prior to, at or after the Closing (including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification, exculpation, contribution, or advancement right of any of the foregoing), shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Company and its Subsidiaries will perform and discharge the obligations to provide such indemnity and exculpation after the Closing; provided, however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action.  From and after the Closing, Buyer shall not, and shall cause its Affiliates (including the Company) not to, amend, repeal, or otherwise modify the indemnification provisions of the Company’s or such Subsidiary’s Organizational Documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors or officers of the Company or its Subsidiaries.

(b)        Seller will purchase at or prior to the Closing and thereafter maintain, at Seller’s sole cost and expense, a “tail” policy providing employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage for a period of six (6) years after the Closing Date for the benefit of those Persons who are covered by the Company’s, each of its Subsidiaries’, the Hardisty JV Entities’ (or their respective Affiliates’) employees’, directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, with respect to matters occurring prior to the Closing.

(c)       Buyer covenants, for itself and its Affiliates, successors, and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims, or demands of any nature or description (consequential, compensatory, punitive, or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby; provided, however, that the foregoing shall not apply to the extent arising out of any claims for which the Company (or any of its Subsidiaries) is not required to indemnify such Persons under the applicable Organizational Documents or applicable Law.

(d)        In the event Buyer, the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Buyer shall make proper provision so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.8.

(e)         The provisions of this Section 6.8 shall survive the consummation of the Closing and continue for the periods specified herein.  This Section 6.8 is intended to benefit the directors and officers of the Company and its Subsidiaries and any other Person or entity (and their respective heirs, successors, and assigns) referenced in this Section 6.8 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.8 (whether or not parties to this Agreement).  Each of the Persons referenced in the immediately preceding sentence is intended to be a third party beneficiary of this Section 6.8.

Section 6.9          Use of Names.  Seller is not conveying ownership rights to Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) in any of Seller’s or its Affiliates’ Trademarks (including the name “USD Group” or any Trademark incorporating the name “USD Group”) (collectively, the “Retained Marks”).  Effective as of the Closing, Seller hereby grants to Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) a limited, non-exclusive, worldwide, royalty-free license to use the Retained Marks solely to the extent reasonably necessary to wind down their use thereof in the ordinary course of business during the ninety (90)-day period immediately following the Closing (the “Transition Period”), which license shall automatically terminate upon the expiration of the Transition Period.  Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company and its Subsidiaries) to, as promptly as reasonably practicable following the Closing, but in any event on or before the end of the Transition Period, (a) make all filings that are necessary to change any corporate name or trade name of Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) that incorporates any Retained Mark to a name that does not include any Retained Mark, and (b) cease all uses of the Retained Marks, other than as expressly permitted by this Section 6.9. After the Transition Period, Buyer shall not permit the Company or any Affiliate of the Company to use, in any manner, the Retained Marks or any word that is confusingly similar to the Retained Marks.  Notwithstanding anything to the contrary in this Section 6.9, nothing herein shall prevent Buyer, the Company or any of their respective Affiliates from using any Retained Mark (i) as required by applicable Law, (ii) on internal business and legal documents, materials and items, solely for internal use and archival purposes, or (iii) in a manner that could not reasonably constitute trademark infringement even in the absence of a license (including fair use, nominative fair use or other descriptive, non-trademark use).

Section 6.10       Further Assurances.  After Closing, the Parties agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Ancillary Agreement.

Section 6.11         Financing Matters

(a)        Buyer acknowledges and agrees that obtaining financing is not a condition to any of its obligations under this Agreement.  For the avoidance of doubt, if any financing is not obtained for any reason and the conditions set forth in Section 8.3 are satisfied (or waived by Buyer), Buyer shall continue to be obligated to consummate the transactions contemplated by this Agreement, subject to and on the terms contemplated by this Agreement.

(b)         In the event that Buyer elects, in its sole discretion, to cause the Indebtedness under the Company Credit Agreement to be prepaid and discharged in connection with the occurrence of the Closing Date (“Payoff Indebtedness”), Buyer shall provide written notice to Seller of such election, which notice shall identify the applicable Payoff Indebtedness, not later than five (5) Business Days prior to the Closing Date. Following receipt of such notice, Seller and the Company shall, or shall cause the applicable Subsidiaries of the Company to, use commercially reasonable efforts to take actions as are reasonably required to facilitate the prepayment and discharge of such Payoff Indebtedness on the Closing Date, including by (i) causing to be delivered by the Company or its applicable Subsidiaries to the agent, holders, lenders or other applicable representatives in respect of each such Payoff Indebtedness an optional prepayment notice and any other documents required to be delivered in connection therewith, which, in each case, satisfy the applicable requirements under such Payoff Indebtedness, which notice shall be conditioned upon the occurrence of the Closing and (ii) delivering to Buyer at least three (3) Business Days prior to the Closing Date, drafts of the Payoff Documentation in respect of such Payoff Indebtedness. In the event of such request, Buyer shall deliver evidence reasonably satisfactory to Seller that, after taking into account the repayment of such Payoff Indebtedness at Closing, the Buyer will be able to satisfy the representation and warranty set forth in Section 5.4(a).

(c)         Upon Buyer’s written request, in its sole discretion, Seller, the Company and its Subsidiaries, as applicable, shall reasonably cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary, and to do, or cause to be done, all things reasonably necessary to cause the applicable Lenders and Agents (each, as defined in the Company Credit Agreement) to execute and deliver a written consent, amendment, waiver or other similar document in respect of the Company Credit Agreement to effectuate any modifications to the Company Credit Agreement and the related definitive documents reasonably requested by Buyer (the “Credit Agreement Modifications”); provided that, (x) the effectiveness of any such amendment may be contingent on the Closing and (y) any and all costs and expenses associated with any such amendment shall be at Buyer’s sole cost and expense.

(d)         Prior to the Closing, Seller and each of its Subsidiaries shall use reasonable best efforts to provide to Buyer, Buyer Parent or their respective Affiliates, and shall use reasonable best efforts to cause their respective Representatives to provide, at the sole cost and expense of Buyer to the extent of the reimbursement provisions set forth in Section 6.11(k) below, such customary assistance with the Debt Financing or any capital markets debt, equity or equity-linked financing deemed necessary or appropriate by the Buyer or Buyer Parent (or their respective Representatives) including, among other things, for the purposes of financing the payment of the purchase price consideration, refinancing any existing indebtedness of the Company and its Subsidiaries, and any other amounts required to be paid in connection with the consummation of the transactions contemplated herein as is reasonably requested by Buyer or Buyer Parent (or their respective Representatives) in writing (collectively, the “Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or its Subsidiaries), including, but not limited to, (x) Seller delivering to Buyer or Buyer Parent (1) Financing Information which is Compliant as promptly as practicable once available and (2) at least two (2) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations and beneficial ownership rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any of its Subsidiaries to the extent they are intended, immediately following the Closing, to be obligors in respect of the Debt Financing, in each case as reasonably requested by Buyer or Buyer Parent at least eight (8) Business Days prior to the Closing Date (the information required to be provided by this sub-clause (x), the “Required Information”) and (y) using commercially reasonable efforts to (1) assist with the preparation of any lender and investor presentations, marketing materials, offering and private placement documents, rating agency presentations and similar documents to the extent customary for financings of similar type, as well as participate in road shows, drafting and due diligence sessions and meetings with rating agencies, (2) assist with Buyer’s or Buyer Parent’s preparation, negotiation and execution of Financing Documents (including schedules and exhibits thereto) and, in the case of Debt Financing, the provision of guarantees and creation and perfection of security interests to support the Debt Financing, effective no earlier than the Closing, (3) cooperate with the due diligence requests of Buyer or Buyer Parent’s (or its Affiliates) Financing Sources with respect to the Company and its Subsidiaries, (4) cause the Company’s auditors to (including by providing any customary representation letters requested by Seller’s independent auditors) deliver customary consents (including consents of accountants for use of their reports in any materials relating to any Financing) and comfort letters (including “negative assurance” and “change period” comfort) with respect to the financial information relating to the Company and its Subsidiaries as reasonably requested by any Financing Sources and to attend accounting due diligence sessions and to provide consents for the use of their reports in any materials or disclosures relating to any  Financing, (5) provide reasonably requested information relating to the compliance by Seller and the Company and its Subsidiaries with applicable government laws and regulations, (6) make senior management of the Company and its Subsidiaries available, during normal business hours, at reasonable times and locations to be mutually agreed and upon reasonable prior notice, to participate in meetings (including one-on-one conference or virtual calls with Financing Sources and potential Financing Sources), drafting sessions, presentations, rating agency presentations and due diligence sessions and other customary syndication activities, provided, at the Company’s option in consultation with Buyer Parent, any such meeting or communication may be conducted virtually by telephone, videoconference or other media, and (7) allow the usual and customary use of the logos of Seller and the Company and its Subsidiaries in connection with any Financing (provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Seller’s, the Company’s or any of its Subsidiaries’ reputation or goodwill), subject to Seller’s prior approval of such materials. Seller and the Company shall use commercially reasonable efforts to promptly notify Buyer in the event Seller or the Company becomes aware that the Required Information contains an untrue statement of a material fact regarding the Company and its Subsidiaries (or omits any material fact regarding the Company and its Subsidiaries necessary to make the Required Information not misleading under the circumstances).

(e)         In connection with the cooperation contemplated in Section 6.11(c) and Section 6.11(d) and notwithstanding anything to the contrary therein, (i) none of Seller or its Subsidiaries or any of their respective Affiliates or any of their respective Representatives, equityholders or governing bodies shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing Documents or execute or deliver any certificate, document, instrument or agreement in connection therewith or the Debt Financing that is effective prior to the Closing Date (other than (w) those officers or employees continuing in such roles after Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing, (x) authorization letters set forth in clause (c) of the definition of “Financing Information”, and (y) any documentation and information contemplated in the definition of “Required Information”); (ii) none of Seller or its Subsidiaries or any of their respective Affiliates or any of their respective partners, members or Representatives shall be required to pay any commitment or other similar fee, or incur any other cost or expense or liability (except for (1) any cost or expense that is subject to the expense reimbursement provision expressly set forth in Section 6.11(k) and (2) any liability arising out of information provided by such Person or such Person’s actual fraud, gross negligence or willful misconduct), in connection with the Debt Financing, any other Financing or the Credit Agreement Modifications; (iii) excluding the Required Information, none of Seller, its Subsidiaries, or any of their Affiliates or any of their respective partners, members or Representatives shall be required to provide any information that is not reasonably available to such Persons; (iv) none of Seller, its Subsidiaries, or any of their Affiliates or any of their respective partners, members or Representatives shall be required to take any action that will conflict with or violate such Person’s Organizational Documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any Material Contract to which such Person, as applicable, is a party (so long as such Material Contract is not entered into in contemplation of circumventing the cooperation provided for under Section 6.11(d)) or result in any officer, director, employee, agent, affiliate or advisor of any such Person incurring any personal liability with respect to any matters relating to the Debt Financing, any Financing or the Credit Agreement Modifications for which they are not indemnified; (v) none of Seller, its Subsidiaries, or any of their Affiliates or any of their respective partners, members or Representatives shall be required to provide or prepare any financial statement audits (other than as specifically required in respect of the Financing Information or to cause the Financing Information to be Compliant), any quality of earnings report, or any description of all or any component of the Debt Financing in any offering materials or rating agency presentations; (vi) none of Seller, its Subsidiaries, or any of their Affiliates or any of their respective partners, members or Representatives shall be required to provide or prepare any projections, risk factors, pro forma financial information or other forward-looking statements or any similar information; (vii) none of Seller, its Subsidiaries nor any of their respective Affiliates or Representatives shall be required to take or permit the taking of any action pursuant to this Section 6.11 that could cause any representation or warranty in this Agreement to be breached by Seller or any of its Subsidiaries or Affiliates or require any of the foregoing to make a representation, warranty or certification that, in the good faith determination of such Person, is not true; (viii) none of Seller, its Subsidiaries nor any of their respective Affiliates or Representatives shall be required to take or permit the taking of any action pursuant to this Section 6.11 that in Seller’s good faith determination (after consultation with counsel), would jeopardize an attorney-client privilege, attorney work product protection or other legal privilege; (ix) none of Seller, its Subsidiaries nor any of their respective Affiliates or Representatives shall be required to provide or deliver any internal or external legal opinions; and (x) none of Seller, its Subsidiaries nor any of their respective Affiliates shall be required to consent to a pre-filing of UCC-1s or any other grant of Liens prior to the Closing; provided that, in the case of the foregoing clause (iv) and clause (viii), Seller shall, and shall cause its Affiliates to, inform Buyer and Buyer Parent as to the general nature of what is being restricted or withheld and the reason therefor, and shall use commercially reasonable efforts to make appropriate substitute arrangements to permit maximum disclosure of the relevant information in a manner that does not suffer from such impediments.

(f)         Without limiting the foregoing, prior to the Closing, Seller shall use reasonable best efforts to cause the Company and its Subsidiaries to deliver to Buyer (or to Buyer Parent or the Debt Financing Sources, in each case as Buyer may direct in writing), in each case, to the extent not already provided, the following Financial Information, in each case, as reasonably in connection with the Debt Financing Documents:

(i)         historical financial statements of the Company and its Subsidiaries, including (w) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2025 and December 31, 2024, and the end of any subsequent fiscal year of the Company ended more than ninety (90) days prior to the Closing Date, and in each case, the related statements of income, changes in stockholder’s equity and cash flows for the years then ended; (y) promptly following the end of each fiscal quarter of the Company ended after June 30, 2026, and in any event by no later than forty-five (45) days after the end of such fiscal quarter, updated unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, and the related unaudited consolidated statements of income, changes in stockholder’s equity and cash flows for the fiscal year-to-date period then ended, in each case reviewed by the Company’s independent auditor; and (z) such other financial statements of the Company and its Subsidiaries as may be reasonably requested by Buyer or Buyer Parent, to the extent necessary in connection with the Debt Financing;

(ii)        financial information for pro forma financial statements, consisting of such financial, business and other information regarding the Company and its Subsidiaries as is reasonably necessary for Buyer Parent to prepare the following pro forma financial statements (it being understood that Buyer and Buyer Parent shall be solely responsible for the preparation of such pro forma financial statements), including: (w) pro forma consolidated statements of income of Buyer Parent and its subsidiaries (giving effect to the transactions contemplated hereby) for the six-month period ended June 30, 2026 or the three-month period ended June 30, 2026; (y) pro forma consolidated statements of income of Buyer Parent and its subsidiaries (giving effect to the transactions contemplated hereby) for the twelve-month period ended December 31, 2025; and (z) a pro forma consolidated balance sheet and related consolidated statement of income of Buyer Parent and its subsidiaries (giving effect to the transactions contemplated hereby) as of June 30, 2026;

(iii)       Seller shall use reasonable best efforts to cause each of the financial statements delivered pursuant to this Section 6.11(f) to be Compliant at the time of delivery; and

(iv)       if, at any time prior to the Closing Date, any financial statements delivered pursuant to this Section 6.11(f) would, if such financial statements were being delivered at such time, fail to satisfy any requirements of the Debt Financing or under the Debt Financing Documents, Seller shall, and shall cause the Company and its Subsidiaries to, use reasonable best efforts to deliver updated or supplemental financial statements to the extent necessary to satisfy such requirements.

(g)        Until the earlier of the Closing and the termination of this Agreement in accordance with Section 9.1, Buyer and Buyer Parent shall use reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including, as necessary, exercising the “flex” provisions contained therein), including using reasonable best efforts to:

(i)          maintain the Debt Commitment Letter (subject to Section 6.11(g) below) and the Limited Guarantee in full force and effect in accordance with their respective terms;

(ii)        negotiate definitive agreements with respect to the Debt Financing with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained therein) or, if available, on other terms that are acceptable to Buyer or Buyer Parent and would not adversely affect (including with respect to timing and the amount of commitments thereunder) the ability of Buyer or Buyer Parent to consummate the transactions contemplated herein; and

(iii)       satisfy on a timely basis all conditions applicable to Buyer, Buyer Parent and their respective Subsidiaries to obtaining the Debt Financing that are within the Buyer’s and/or Buyer Parent’s control.

In the event that all conditions contained in the Debt Commitment Letter have been satisfied (or upon funding will be satisfied), each of Buyer and/or Buyer Parent shall use its reasonable best efforts to timely cause the Debt Financing Sources to fund the Debt Financing (including by seeking through litigation to enforce its rights under the Debt Commitment Letter and Debt Financing Documents).

(h)        Neither Buyer nor Buyer Parent shall, without the prior written consent of Seller, permit any amendment, modification, waiver, termination, replacement, supplement or rescission to the Debt Commitment Letter or, following the execution thereof, the Debt Financing Documents that would (i) terminate the commitments thereunder or reduce the aggregate amount available thereunder below the amount that would, taking into account cash on hand (including cash on hand of Buyer Parent permitted to be contributed to Buyer), be necessary to consummate the transactions contemplated by this Agreement (including by changing the amount of fees to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing), (ii) impose any new or additional condition or expand or modify any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) materially and adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement or the likelihood of Buyer doing so or (B) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing on or prior to the Closing Date less likely to occur, (iii) materially and adversely affect the ability of Buyer or Buyer Parent to enforce its rights against other parties to the Debt Commitment Letter or the Debt Financing Documents as so amended, replaced, supplemented or otherwise modified or (iv) otherwise reasonably be expected to (A) impede, delay or prevent the Closing or (B) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing on or prior to the Closing Date less likely to occur, in each case of this clause (iv), in any material respect (each of clauses (i) through (iv), a “Prohibited Modification”); provided, that, for the avoidance of doubt, Buyer or Buyer Parent may amend, replace, supplement or modify the Debt Commitment Letter, (x) in accordance with the “market flex” provisions thereof as in effect on the Execution Date, and/or (y) to add lenders (if such lenders are as creditworthy as the lenders who are parties to the Debt Commitment Letter on the Execution Date), lead arrangers, book runners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the Execution Date and execute customary joinder agreements. Upon any amendment, supplement, replacement or modification to the Debt Commitment Letter or any Debt Financing Document permitted under this Agreement, the terms “Debt Commitment Letter” and “Debt Financing Documents”, as applicable, shall mean the Debt Commitment Letter or such Debt Financing Document as so amended, supplemented, replaced or modified. Buyer shall promptly deliver to Seller copies of any such amendment, supplement, replacement or modification to the Debt Commitment Letter or any Debt Financing Document.

(i)         Neither Buyer nor Buyer Parent shall, without the prior written consent of Seller, permit, consent to or agree to any amendment, replacement, supplement, termination, rescission or modification to, or any waiver of any provision or remedy under, the Limited Guarantee.

(j)         In the event that any portion of the Debt Financing becomes unavailable to Buyer or Buyer Parent in the manner or from the sources set forth in the Debt Commitment Letter, Buyer will promptly notify Seller in writing and will use reasonable best efforts to obtain alternative financing on terms and conditions not materially less favorable to Buyer or Buyer Parent, taken as a whole, than those contained in the Debt Commitment Letter (including any “flex” provisions applicable thereto) from the same or alternative sources in an amount sufficient, when added to any portion of the Debt Financing still available, together with cash on hand (including cash on hand of Buyer Parent permitted to be contributed to Buyer), to cover such unavailable amount as promptly as practicable (the “Alternative Financing”; with any such Alternative Financing being deemed to constitute “Debt Financing”, the debt commitment letter with respect thereto being deemed to constitute a “Debt Commitment Letter”, the fee letter with respect thereto being deemed to constitute a “Fee Letter” and the definitive documentation with respect thereto being deemed to constitute the “Debt Financing Documents”);  provided, that such Alternative Financing shall not contain any terms or conditions that would constitute a Prohibited Modification if the same had been effected through an amendment or modification of the Debt Commitment Letter as in effect on the Execution Date (except with the prior written consent of Seller). Buyer shall deliver to Seller true and correct copies of the executed debt commitment letter with respect to such Alternative Financing promptly following the execution thereof. Buyer shall give Seller prompt notice of (i) any breach or default (or any event or circumstance that with or without the lapse of time, or both, would give rise to any breach or default) of any material provision or termination by any party of the Debt Commitment Letter, (ii) any termination of the Debt Commitment Letter or any refusal by any investor or Debt Financing Source to provide or intent to refuse to provide the financing contemplated by the Debt Commitment Letter and (iii) if for any reason Buyer or Buyer Parent has determined in good faith that it or Buyer Parent will not be able to obtain all or any portion of the Debt Financing and shall otherwise keep Seller reasonably informed of the status of its efforts to arrange the Debt Financing and of all material developments in respect of such Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the reasonable best efforts of Buyer or Buyer Parent require or be deemed or construed to require Buyer or Buyer Parent to (x) seek equity financing from any source or (y) pay any fees in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise).

(k)        Buyer shall (1) upon request by Seller, its current and future Affiliates, and each of their respective Representatives, reimburse such Persons, for all reasonable, documented and invoiced out-of-pocket costs and expenses incurred by such Persons, including reasonable, documented and invoiced attorney’s fees and accountants’ fees, in connection with cooperation required under or with respect to requests made under this Section 6.11 (including this Section 6.11(k)) (provided that no such reimbursement shall be required to be made until the earlier of (x) immediately prior to the Closing Date and (y) 10 Business Days following the termination of this Agreement in accordance with Article IX) and (2) indemnify and hold harmless Seller, its current Affiliates, and each of their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing (other than with respect to information prepared or provided by Seller and its Subsidiaries or any of their respective Representatives or Affiliates), in each case other than as a result of gross negligence, fraud or willful misconduct by or on behalf of such Person or such Representatives or Affiliates.

(l)         The parties hereto acknowledge and agree that the provisions contained in this Section 6.11, Section 2.2(c)(v), and Section 6.4(b) represent the sole obligations of the Seller, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Buyer or its Affiliates with respect to the transactions contemplated by this Agreement and the Debt Commitment Letter, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Debt Commitment Letter shall be deemed to expand or modify such obligations.  In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Buyer or any of its Affiliates or any other financing or other transactions be a condition to any of Buyer’s obligations under this Agreement.

(m)        Notwithstanding anything to the contrary in this Agreement, the failure of Seller or its Subsidiaries or Affiliates or their respective Representatives to comply with this Section 6.11 shall not give rise to the failure of a condition precedent set forth in Section 8.3 or a right to terminate this Agreement pursuant to Section 9.1(b)(ii) unless such failure is a direct cause of Buyer being unable to obtain the proceeds of the Debt Financing at the Closing Date.

Section 6.12         Insurance.

(a)         The Parties understand that none of the insurance currently maintained by Seller or its Affiliates (other than the Company and its Subsidiaries) covering the Company, its Subsidiaries, or any of their respective assets will be transferred to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement or the other Ancillary Agreements.  Promptly following the Closing, Buyer shall obtain, or cause to be obtained, in the name of Buyer, such insurance covering the Company, its Subsidiaries, or any of their respective assets (other than the Hardisty JV Entities) as would be obtained by a reasonably prudent Person in a similar situation.

(b)         If, from and after the Closing Date, any third-party claims are made against the Company or any of its Subsidiaries or liabilities are incurred by the Company or any of its Subsidiaries that occur prior to the Closing (“Buyer Insurance Claims”), and such claims, or the claims associated with such liabilities, may be made against any third-party insurance policies held by Seller after the Closing (and specifically not any self-insurance), including any policies held by Seller prior to the Closing, then Seller shall use commercially reasonable efforts to cooperate with efforts by Buyer, the Company or the applicable Subsidiary to file notice and otherwise pursue such Buyer Insurance Claims and recover proceeds under the terms of such policies (but only to the extent the terms and conditions of such policies reasonably would provide coverage for such claims); provided, that (i) all of Seller’s costs and expenses incurred in connection with the foregoing shall be paid by Buyer, (ii) such claims shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Seller in respect thereof; provided, however, that, to the extent Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) has paid any amounts that satisfy or exhaust any such deductible, retention or self-insured amount, such amounts shall not reduce any insurance proceeds payable to Buyer hereunder, (iii) such Buyer Insurance Claims shall be subject to exhaustion of aggregate limits, and (iv) nothing in this Section 6.12 shall require Seller or its Affiliates to maintain after Closing any insurance policies or insurance coverage held by Seller or its Affiliates on behalf of, or with respect to, the Company or its Subsidiaries.

Section 6.13       R&W Insurance Policy.  Promptly following the execution of this Agreement, Buyer shall use commercially reasonable efforts to bind the R&W Insurance Policy and to cause the R&W Insurance Policy to be issued as promptly as practicable following the Closing on the terms and in the form provided or made available to Seller prior to the Execution Date.  Buyer shall cause the R&W Insurance Policy to provide that the R&W Insurer shall have no rights to bring any claim against Seller or any of Seller’s Related Parties by way of subrogation, claim for contribution, or otherwise except in the case of Fraud.  Buyer shall bear one hundred percent (100%) of the R&W Costs.  Following the Closing Date, Buyer shall not amend the subrogation waiver or third party beneficiary provisions in favor of the Seller Related Parties in the R&W Insurance Policy in any manner that is materially adverse to Seller or Seller’s Related Parties without the prior written consent of Seller (in Seller’s sole discretion).  The Parties acknowledge that obtaining such commitment and the R&W Insurance Policy is a material inducement to Seller’s and the Company’s entering into the transactions contemplated by this Agreement, and that Seller and the Company are relying on Buyer’s covenants and obligations set forth in this Section 6.13.  Notwithstanding the foregoing, for the avoidance of doubt, Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and Buyer shall remain obligated to consummate the transactions contemplated by this Agreement, subject only to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement.  None of Seller nor any of the Seller Related Parties nor any of their respective Affiliates, nor any of their past, present or future equityholders, principals, members, directors, managers, officers, employees, agents or other Representatives, shall be entitled to any proceeds of the R&W Insurance Policy without the prior written consent of Buyer (which can be withheld in the Buyer’s sole and absolute discretion). Within five (5) Business Days after the Closing Date, Seller shall deliver or cause to be delivered to Buyer (or its designee) a true and correct copy of the contents of the data room maintained by Datasite on behalf of Seller on a USB drive or other means reasonably acceptable to Buyer.

Section 6.14         Casualty and Condemnation.

(a)        From the Execution Date until the Closing or the earlier termination of this Agreement, if any asset of the Company or its Subsidiaries is damaged or destroyed by any Casualty Event or is taken by any Condemnation Event, and Seller’s good faith estimate (as applicable, such estimate being a “Casualty Estimate”) of (i) in the case of such Casualty Event, (A) the cost of restoring the assets damaged or destroyed by such event to a condition reasonably comparable to its condition immediately prior to such Casualty Event plus (B) the amount of any lost profits attributable to such Casualty Event reasonably expected to accrue after Closing or (ii) in the case of such a Condemnation Event, the condemnation value thereof, exceeds $2,550,000, then as promptly as practicable, but in any event within five (5) Business Days after such event, Seller shall prepare and deliver to Buyer notice of such Casualty Estimate, along with reasonable supporting information and calculations on which Seller based its Casualty Estimate.

(b)         If Buyer disputes any Casualty Estimate, Buyer shall, within five (5) Business Days after receipt thereof, deliver to Seller written notice specifying its objections in reasonable detail (a “Casualty Objection Notice”), and the Parties shall negotiate in good faith to resolve such objections for a period of five (5) Business Days thereafter.  If Buyer fails to deliver a Casualty Objection Notice within such period, the Casualty Estimate delivered by Seller shall be final, conclusive and binding on the Parties and shall be the “Casualty Amount” under this Agreement.  Any objection not so resolved shall be submitted to an independent engineering or appraisal firm with relevant midstream experience mutually agreed by the Parties on or prior to the end of the negotiation period described in the preceding sentence (the “Casualty Expert”), which shall determine the Casualty Estimate in accordance with the procedures set forth in Section 2.3(d), mutatis mutandis; provided that the Casualty Expert shall select either the amount set forth in the Casualty Estimate or the amount set forth in the Casualty Objection Notice, and such determination shall be conclusive and binding on the Parties and shall be the “Casualty Amount” under this Agreement. For clarity, if Buyer delivers a Casualty Objection Notice, the “Casualty Amount” shall mean the amounts determined by the Independent Accounting Firm to be contemplated by Section 6.14(a) (and not Seller’s estimate).

(c)        Notwithstanding anything to the contrary in this Section 6.14, with respect to any disputed Casualty Estimate where the Parties otherwise agree such Casualty Amount is less than the Casualty Termination Threshold or, if greater than the Casualty Termination Threshold, neither Party seeks to terminate this Agreement pursuant to Section 9.1(e), (i) neither the delivery of a Casualty Objection Notice nor the pendency or resolution of such dispute under this Section 6.14(c) shall delay, postpone, or otherwise affect the timing of Closing or entitle either Party not to consummate the Closing, and (ii) if such dispute continues to exist as of the date the Closing is scheduled to occur pursuant to Section 2.2(a), Buyer shall deposit (or cause to be deposited) at Closing with the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the difference between the amount set forth in the Casualty Objection Notice and the Casualty Estimate delivered by Seller (the “Casualty Escrow Amount”), for deposit into the Casualty Escrow Account, subject to other terms and conditions of this Agreement.  Within three (3) Business Days after the Casualty Amount is finally determined pursuant to this Section 6.14(c), Buyer and USDG shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Casualty Escrow Amount, (x) to Buyer, if the Casualty Expert selects the amount set forth in the Casualty Objection Notice, or (y) to Seller, if the Casualty Expert selects the Casualty Estimate delivered by Seller.  Notwithstanding anything to the contrary in this Section 6.14, with respect to any disputed Casualty Estimate where a Party seeks to terminate this Agreement pursuant to Section 9.1(e) (a “Casualty Termination Dispute”), in lieu of the timing provided by the procedures set forth in Section 2.3(d), each Party shall submit its position to the Casualty Expert within five (5) Business Days after the Casualty Expert is selected and the Parties shall instruct the Casualty Expert to deliver its determination within ten (10) Business Days after the Parties submit their respective positions to the Casualty Expert.  For the avoidance of doubt, neither Party may terminate this Agreement pursuant to Section 9.1(c) or Section 9.1(e) during the pendency of or, with respect to Section 9.1(c), if applicable, within ten (10) Business Days following the final resolution of the Casualty Termination Dispute.  If the Outside Date is scheduled to occur prior to the resolution of the Casualty Termination Dispute, then the Outside Date shall be extended to the fifth (5th) Business Day after the resolution of the Casualty Termination Dispute.

(d)         If a Casualty Amount with respect to a Casualty Event or Condemnation Event (net of and after giving effect to any amounts actually spent by Seller or the Company prior to Closing toward (x) restoring the affected assets of the Company or its Subsidiaries to a condition reasonably comparable to the condition immediately prior to such Casualty Event or (y), in the case of a Condemnation Event, relocation, reconfiguration and reconnection costs (such amounts, “Restoration Amounts”)) is $2,550,000 or less, (i) there shall be no reduction in the amount of the Purchase Price with respect to such Casualty Event or Condemnation Event, (ii) such Casualty Event or Condemnation Event shall not delay, impair or otherwise affect the Closing and (iii) Buyer shall be entitled to receive the insurance proceeds or condemnation award related to such Casualty Event or Condemnation Event, including any insurance proceeds under any policy of Seller or any of its Affiliates (which amount, together with any liability, reserve, accrual or receivable arising out of or relating to such Casualty Event or Condemnation Event, shall be excluded, for purposes of clarity, from the calculation of Net Working Capital, Cash and Indebtedness).

(e)         If a Casualty Amount with respect to a Casualty Event or Condemnation Event (net of and after giving effect to any Restoration Amounts) is greater than $2,550,000 but does not exceed $38,250,000, then the Purchase Price shall automatically be reduced by an amount equal to such Casualty Amount (net of and after giving effect to any Restoration Amounts). For purposes of determining the amount of any reduction in the Purchase Price pursuant to this Section 6.14(e), such Casualty Amount shall be net of and after giving effect to any insurance, condemnation award or other third party proceeds actually awarded to, or collected by, the Company or any of its Subsidiaries for such event prior to the Closing (which amounts shall be excluded from the calculation of Net Working Capital and Cash and shall remain with the Company Group through the Closing).  Seller shall be entitled to receive, and if received after the Closing, Buyer shall, or shall cause the Company to, pay to Seller the insurance proceeds or condemnation award related to such Casualty Event or Condemnation Event solely to the extent such proceeds or award are not taken into account in the calculation of the Casualty Amount (which amount, together with any liability, reserve, accrual or receivable arising out of or relating to such Casualty Event or Condemnation Event, shall be excluded, for purposes of clarity, from the calculation of Net Working Capital, Cash and Indebtedness).

(f)          If a Casualty Amount with respect to a Casualty Event or Condemnation Event (net of and after giving effect to any Restoration Amounts, but without giving effect to any insurance, condemnation award, or other third party proceeds (whether actually awarded, anticipated to be awarded or otherwise)) is greater than $38,250,000 (the “Casualty Termination Threshold”), either Party may, at its sole discretion, elect to terminate this Agreement pursuant to Section 9.1(e) within ten (10) Business Days after the Casualty Amount is agreed by the Parties or finally determined pursuant to Section 6.14(b), failing which such right shall be deemed waived, and if neither Party so elects to terminate this Agreement, the Purchase Price shall be reduced by an amount equal to such Casualty Amount (net of and after giving effect to (x) any Restoration Amounts and (y) any insurance, condemnation award, or other third party proceeds actually awarded to, or collected by, the Company or any of its Subsidiaries for such event prior to the Closing).  Seller shall be entitled to receive, and if received after the Closing, Buyer shall, or shall cause the Company to, pay to Seller the insurance proceeds or condemnation award related to such Casualty Event or Condemnation Event solely to the extent such proceeds or award are not taken into account in the calculation of the Casualty Amount (which amount, together with any liability, reserve, accrual or receivable arising out of or relating to such Casualty Event or Condemnation Event, shall be excluded, for purposes of clarity, from the calculation of Net Working Capital, Cash and Indebtedness).

(g)          No Casualty Event or Condemnation Event shall give a Party the right to terminate this Agreement other than as set forth in Section 6.14.

(h)          Notwithstanding anything to the contrary herein, any interest or other amounts earned on the Casualty Escrow Amount shall be allocated pro rata to Buyer and USDG based on the proportion of the Casualty Escrow Amount released to such Persons.

Section 6.15        Non-Competition. For a period of two (2) years following the Closing Date (the “Restricted Period”), USDG and Seller shall not, and shall each cause its Affiliates not to, directly or indirectly, own, manage, operate, control, engage in, participate in, or invest in (a) any crude oil terminal within a fifty (50) mile radius of the terminal of the Company Group located in Beaumont / Port Athur, Texas or (b) any diluent recovery unit within a fifty (50) mile radius of the facility owned by the Company Group in Hardisty, Alberta; provided, however, that nothing in this Section 6.15 shall prohibit USDG, Seller or any of their Affiliates from (i) owning, directly or indirectly, (A) securities of any Person traded on a national securities exchange if USDG, Seller or any of their Affiliates, as applicable, is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person, or (B) any limited partner, non-managing member, or other passive interest in any investment fund or similar investment vehicle so long as none of USDG, Seller nor any of their Affiliates controls, or has the right to direct the investment decisions of, such fund or vehicle; (ii) performing their respective obligations under this Agreement or any Ancillary Agreement; (iii) owning, operating, managing, or otherwise continuing to conduct any business, asset, facility, or investment owned, operated, managed, or held by USDG, Seller or any of their Affiliates as of the Execution Date (provided, however, that none of the foregoing shall permit USDG, Seller or any of their Affiliates to use any such existing business, asset, facility, or investment to directly or indirectly compete with the business of the Company or any of its Subsidiaries as conducted immediately following the Closing); or (iv) owning, operating, managing, or otherwise conducting activities at USDG’s Texas Deepwater Terminal located on the Houston Ship Channel. Notwithstanding the foregoing, this Section 6.15 shall not apply to (x) any Person that acquires, directly or indirectly, control of Seller or any of its direct or indirect parent entities (whether by merger, consolidation, purchase of equity or assets, or otherwise), with respect to activities that were in existence by such Person immediately prior to such acquisition, and no such Person shall become subject to this Section 6.15 solely by reason of becoming an Affiliate of Seller; or (y) any member of the ECP Group.

Section 6.16         Employee Matters.

(a)        Seller has provided the Final Employee List which sets forth a list of those individuals employed by USD LLC or USD Group Canada Ltd. to whom Buyer or its Affiliate shall have the right, but not the obligation, to extend offers of employment (each an “Available Employee”) which list designates whether such Available Employee is expected to provide services under the Transition Services Agreement (the “TSA Employees”).  Buyer or its Affiliates may extend such offers of employment to Available Employees (which, for the avoidance of doubt includes the TSA Employees) during the period beginning on the Execution Date and ending on the day prior to the Closing Date.  Such offers of employment, if any, shall (i) be conditioned on the Closing, (ii) be for employment with Buyer or its Affiliates commencing effective as of 12:01 am local time on the Closing Date or, for TSA Employees, effective as of the date following the expiration of the services term under the Transition Services Agreement (the “TSA End Date”), and (iii) otherwise be on terms and conditions as determined by Buyer in its sole discretion; provided that, any employment offer made to an Available Employee who is on a leave of absence as of the Closing Date, or the TSA End Date, as applicable, shall be further conditioned upon such Available Employee’s ability to return to work with Buyer or its Affiliate within one hundred and twenty (120) days following the Closing Date or TSA End Date, as applicable.  Available Employees who receive and accept such offers and commence employment with Buyer or one of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall be referred to herein as “Transferred Employees.”  Seller shall not, and shall not permit its Affiliates to, take any act (or omit to take any act) that has the intent or effect of discouraging any Available Employee from accepting an offer of employment from Buyer or its Affiliates. Seller shall and shall cause its Affiliates to waive any restrictive covenants or other obligations to which a Transferred Employee is subject pursuant to an agreement with Seller or its Affiliate that would prohibit or restrict the Transferred Employee’s employment with the Buyer or its Affiliate.

(b)         USDG and Seller shall, and, as applicable, shall cause their Affiliates to, timely pay to each Available Employee, and Buyer and its Affiliates shall have no liability for (i) all wages and other compensation, and all liabilities under Employee Benefit Plans, relating to the employment of the Available Employee prior to the Closing Date or the TSA End Date, as applicable; (ii) all notice, pay in lieu of notice, severance payments, damages for wrongful dismissal and all legal and other related costs in respect of the termination by the Seller or any of its Affiliates of the employment of any Available Employee who does not become a Transferred Employee; and (iii) all employment-related Losses (other than any such Loss arising from any Buyer’s or its Affiliates’ failure to comply with applicable Law in extending offers pursuant to this Section 6.16), human rights-related Losses, workers’ compensation premiums, penalties and assessments, or Losses for injury, medical, dental, life insurance, health, accident or disability benefits brought by or in respect of any Available Employees or the spouses, dependents or beneficiaries thereof, which arise out of matters occurring prior to the Closing Date or the TSA End Date, as applicable.  Following the Closing or the TSA End Date, as applicable, Seller shall, and shall cause its Affiliates, as applicable, to, cooperate with Buyer, in accordance with applicable Law, to provide any Occupational Safety and Health Act records related to Transferred Employees that Buyer or its Affiliate is obligated to receive as a successor employer, if any.

(c)         The terms and conditions of this Section 6.16 are for the sole benefit of the parties hereto and nothing in this Section 6.16, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any legal, equitable or other rights or remedies with respect to the matters provided for in this Section 6.16.  No term of this Agreement will be deemed to create any Contract with any Available Employee or to give any Available Employee the right to be employed by or retained in the employment of Buyer or any of its Affiliates on any specific terms, or to interfere with the rights of Seller, Buyer or any of their respective Affiliates, to terminate the employment of any Available Employee at any time or for any reason.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan or any other employee benefit plan, program, agreement or arrangement.

Section 6.17       Exclusivity.  From the Execution Date until the Closing or termination of this Agreement pursuant to Section 9.1, Seller shall not, and shall cause its Affiliates and its and their respective Representatives not to (a) take any action to directly or indirectly knowingly encourage, solicit, initiate, knowingly facilitate, accept, engage in or enter into any inquiries, proposals or offers from, or enter into or continue any discussions or negotiations with, or furnish any non-public information to, any Person (other than Buyer and its Representatives) concerning any sale, transfer, acquisition, disposition, financing, issuance, merger, consolidation, business combination, joint venture or similar transaction involving the Company, its Subsidiaries, or any equity interests of either or any material assets of Company or its Subsidiaries (other than (i) the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) any transaction expressly permitted by Section 6.1 or consented to in writing by Buyer) (an “Alternative Transaction”) or (b) enter into any agreement with respect to any Alternative Transaction.  Seller shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any Alternative Transaction and eliminate access by all Persons (other than Buyer, Seller, and their respective Representatives) to any virtual data room maintained by Seller or its Affiliates and its and their respective Representatives in connection with the transactions contemplated hereby.  Seller also agrees that it will promptly, but in no event later than five (5) Business Days after the Execution Date, request each Person (other than Buyer) that has, prior to the Execution Date, executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the Execution Date, in each case, in accordance with the terms of such confidentiality agreement.  Any violation of this Section 6.17 by Seller, the Company or their respective Representatives (if acting at the direction of Seller or the Company) shall be deemed to be a breach of this Section 6.17 by Seller.

Section 6.18        Books and Records.  From and after the Closing, Buyer shall be entitled to all of the Books and Records in Seller’s, the Company’s and its Subsidiaries’, or any of their respective Affiliates’ possession or control, and, promptly following the Closing, Seller shall deliver any such Books and Records in Seller’s or any of its Affiliates’ (other than the Company’s or its Subsidiaries’) possession or control to Buyer; provided, however, that in no event shall Seller or any of its Affiliates be required to deliver (x) any materials relating to the businesses of Seller or its Affiliates other than the business of the Company and its Subsidiaries, (y) any materials relating to the sale process for the Company and its Subsidiaries, including bids, proposals, indications of interest, or communications with other prospective purchasers, or any valuations or analyses prepared in connection therewith, or (z) any materials the delivery of which would violate applicable Law.  Notwithstanding the foregoing, from and after the Closing, Seller and its Affiliates shall have the right to retain: (i) data room materials and photocopies of all Books and Records, including all Tax Returns and other information and documents relating to Taxes, of the Company, in each case relating to periods (or portions of such periods) ending on or prior to the Closing Date; (ii) any Books and Records to the extent reasonably necessary to prepare Seller’s or any of its Affiliates’ financial statements and Tax Returns, including in connection with any audit, examination, or contest in respect thereof; (iii) any Books and Records solely to the extent (A) required by any Governmental Authority, including any applicable Law or regulatory request, (B) reasonably necessary for Seller and its Affiliates to perform their respective obligations pursuant to this Agreement and the Ancillary Agreements, or (C) reasonably necessary to prosecute, defend, or otherwise respond to any claim, action, audit, examination, investigation, or proceeding, including any Retained Claim or any claim under the R&W Insurance Policy; and (iv) any materials retained pursuant to bona fide document retention policies or residing on automatic electronic archival or back-up systems.

Section 6.19        Transferred Information.  To the extent that any Personal Information is used or disclosed under this Agreement without the otherwise required knowledge or consent, or both, of the individual subjects of such Personal Information (“Transferred Information”):

(a)          the Parties agree that the Transferred Information is necessary to determine whether to proceed with the transactions contemplated under this Agreement, and if the determination is made to proceed with the transactions, to complete them; and

(b)         the receiving Party of the Transferred Information shall: (i) use and disclose the Transferred Information solely for the purposes related to this Agreement or as otherwise permitted or required by law, (ii) protect the Transferred Information by security safeguards appropriate to the sensitivity of the Transferred Information, and (iii) if the transactions contemplated under this Agreement do not proceed, return that information to the Party that disclosed it, or destroy it, within a reasonable time.

Section 6.20        Estoppel Certificates.  Prior to Closing, Seller shall use commercially reasonable efforts to deliver to Buyer, with respect to Port Arthur Leases, estoppel certificates executed by the landlord parties thereunder confirming that (a) all Port Arthur Leases are in full force and effect, (b) no material defaults exist thereunder and no conditions exist that would constitute a material default with the passage of time or giving of notice, (c) there are no material claims against the tenant parties and (d) no condemnations, zoning proceedings or special assessments affect the properties leased thereunder in any material respect; provided that, for the avoidance of doubt, Seller’s sole obligation with respect to such estoppel certificates shall be to use commercially reasonable efforts to obtain and deliver the same, and, so long as Seller has complied with such obligation, the failure of any landlord party to execute or deliver, or of Seller to obtain or deliver, any or all of such estoppel certificates shall not (w) constitute a breach of any covenant, agreement, representation, or warranty of Seller under this Agreement, (x) cause any condition to Closing set forth in Article VIII to be deemed not satisfied or entitle Buyer or any of its Affiliates to refuse to consummate the Closing, or to delay, postpone, or condition the Closing, (y) entitle Buyer to terminate this Agreement pursuant to Article IX or otherwise, or (z) give rise to any right of indemnification, or any claim for Losses or other liability of Seller.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1           No Survival; Exclusive Remedy

(a)        The representations, warranties, covenants, and agreements contained in this Agreement or in any document, agreement, certificate, or instrument delivered pursuant to or otherwise contemplated by this Agreement will not survive the Closing (with the Parties agreeing to contractually shorten any applicable statutes of limitation) such that no claim for breach of any such representation, warranty, covenant, or agreement, detrimental reliance, or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, except for (x) those covenants and agreements of Buyer to make all of the payments contemplated to be made at or prior to the Closing, and (y) those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing (which shall be deemed to include all covenants in Section 7.2 and Section 6.16(b)), which, unless otherwise indicated, will survive the Closing in accordance with their terms, or if no time period is specified, indefinitely until fully performed or satisfied (with the Parties agreeing to contractually lengthen any applicable statutes of limitation); provided that the foregoing shall not limit any claim or recovery that may be available to Buyer under the R&W Insurance Policy.  Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 10.22, nothing in this Agreement or elsewhere (including any survival periods, limitations on remedies, disclaimers of reliance or any other similar limitations) shall restrict, limit, be used as a defense against or otherwise impede any Person’s ability to maintain or recover any amounts in connection with any proceeding or claim to the extent based upon or arising from Fraud or to maintain or recover any amounts under the R&W Insurance Policy.

(b)         From and after the Execution Date until the Closing, each Party’s and its Related Parties’ sole and exclusive remedy, whether in any individual, corporate, or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement, the negotiation, execution, or performance of this Agreement, any Exhibit, or Disclosure Schedule, or other Schedule hereto, or any Ancillary Agreement, certificate or other document entered into, made, delivered, or made available in connection herewith or therewith, or as a result of any of the transactions contemplated hereby or thereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, except in the case of Fraud, will be solely against Parties pursuant to the provisions of this Article VII, Article IX or Section 10.13 in accordance with the terms hereof.  From and after the Closing, each Party’s and its Related Parties’ sole and exclusive remedy, whether in any individual, corporate, or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby or otherwise with respect to ownership or operation of the Company and its Subsidiaries at or prior to the Closing, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under, or based upon, any federal, state, provincial, territorial, municipal, local, or foreign statute, law (including common law), ordinance, rule or regulation, or otherwise, securities laws, and any other right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) for conspiracy, aiding or abetting, or other similar claim (including with respect to a claim permitted against a Party or otherwise), will be solely and exclusively (i) against a Party to this Agreement for breach of this Agreement or any Ancillary Agreement or covenant by such Party herein surviving the Closing to the extent provided in Section 7.1(a), (ii) pursuant to the provisions of the R&W Insurance Policy, or (iii) for Fraud (together, the “Retained Claims”). The Parties agree that the limits imposed on each Party’s and its Related Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 7.1(b)) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. Each Party, on its own behalf and on behalf of its Related Parties, acknowledges and agrees that, except in the case of Fraud, none of its Related Parties may avoid any limitation on liability set forth herein (including in this Section 7.1(b)) by (x) seeking damages for breach of contract, tort, or pursuant to any other theory of liability or asserting any claim against any Non-Party Affiliate for conspiracy, aiding or abetting, or other theory of liability with respect to a claim that may be asserted against a Party, all of which are hereby irrevocably waived or (y) asserting or threatening any claim against any Person that is not a Party (or a successor to a Party) for breaches of the representations, warranties, covenants, or agreements contained in this Agreement.

Section 7.2          Tax Matters

(a)         Responsibility for Filing Tax Returns.  Seller shall prepare or cause to be prepared and file or cause to be filed (at its sole cost and expense) any Tax Returns of the Company and its Subsidiaries solely in respect of Flow-Through Taxes of Seller (or its direct or indirect owners) for Tax periods ending on or prior to the Closing Date (“Pre-Closing Flow-Through Returns”).  Such Pre-Closing Flow-Through Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law (as mutually agreed by the Parties in good faith)) and, to the extent applicable, the Agreed Tax Treatment and the Allocation (as finally determined pursuant to Section 7.2(h)).  Seller shall bear and pay (and reimburse, defend and hold harmless the Company, its Subsidiaries, the Buyer, and their Affiliates against) any and all Seller’s Income Taxes and timely remit such Taxes to the appropriate Governmental Authority.  Buyer will prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns (other than Pre-Closing Flow-Through Returns) for the Company and its Subsidiaries for any Pre-Closing Tax Period and Straddle Period first required to be filed after the Closing Date (taking into account extensions of time to file).  From and after the Closing, with respect to any Tax Return described in the immediately preceding sentence that is relevant to the final determination of the Final Closing Statement or that otherwise would reasonably be expected to affect the liability of Seller for Taxes (including any obligation of Seller under this Section 7.2) (such Tax Returns, “Buyer Tax Returns”): (i) such Tax Returns will be prepared in a manner consistent with the past custom and practice of the Company and its Subsidiaries (unless otherwise required by applicable Law (as mutually agreed by the Parties in good faith)) and, to the extent applicable, the Agreed Tax Treatment and the Allocation (as finally determined pursuant to Section 7.2(h)), (ii) to the extent reasonably practicable, at least 30 days prior to the date on which each such Buyer Tax Return is due (taking into account extensions of time to file), Buyer will submit such Buyer Tax Return to Seller for Seller’s review and comment, and (iii) Buyer will reflect any reasonable comments provided by Seller at least ten (10) Business Days prior to the due date for such Buyer Tax Return.

(b)        Transfer Taxes. Buyer, on the one hand, and Seller, on the other hand, will each pay, and will indemnify and hold the other Party harmless against, fifty percent (50%) of any transfer, documentary, sales, use, registration, real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax (for the avoidance of doubt, excluding any Income Taxes) imposed as a result of the transactions contemplated by Section 2.1 of this Agreement (collectively, “Transfer Taxes”).  To the extent any such Transfer Taxes are paid or payable by a Party, the other Party shall promptly (and in any event within five (5) Business Days) reimburse the other Party for its share of such Transfer Taxes, upon receipt of reasonably satisfactory evidence of the amount of such Transfer Taxes.  The Party required under applicable law shall prepare and file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes (and the reasonable out-of-pocket costs incurred in connection with preparing and filing such documentation or Tax Return shall be borne 50% by Buyer, on the one hand, and 50% by Seller, on the other hand).  Buyer and Seller shall cooperate in good faith to minimize, to the extent permitted by Law, the amount of any such Transfer Taxes.

(c)         Amended Tax Returns; Tax Elections. After the Closing, to the extent relevant to either Pre-Closing Flow-Through Returns or the final determination of the Final Closing Statement, or to the extent any such action could reasonably be expected to increase any liability of Seller for Taxes (including any obligation of Seller under this Section 7.2), other than as contemplated by the other subsections of this Section 7.2, Buyer will not, and will cause its Affiliates (including the Company and its Subsidiaries not to) without the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed): (i) file or, with respect to Tax Returns already filed, amend or otherwise modify any Tax Return of the Company and its Subsidiaries relating to a Pre-Closing Tax Period or Straddle Period, (ii) extend or waive, or cause to be extended or waived, or permit the Company and its Subsidiaries to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency for a Pre-Closing Flow-Through Return, Pre-Closing Tax Period, or Straddle Period, (iii) make, rescind, or change any Tax election or accounting method (or practice with respect thereto) or that has retroactive effect to, a Pre-Closing Flow-Through Return or that otherwise relates to any Pre-Closing Tax Period or any Straddle Period, (iv) make any election under Code Section 338 or Section 336 (or any similar provisions under state, local, or non-U.S. Law) with respect to the acquisition of the Company or any of its Subsidiaries (provided that if Seller consents to such election, Buyer shall hold Seller and its Affiliates economically harmless from the making of such election (including in respect of any Taxes imposed on Seller or any of its Affiliates as a result of such election) on terms and conditions reasonably satisfactory to Seller), (v) agree or consent to the amendment of any of the Company’s or its Subsidiaries’ organizational or governing documents, or the waiver of any right or obligation of the Company and its Subsidiaries under the organizational or governing documents of the Company and its Subsidiaries, that reasonably would be expected to impair or adversely affect the rights of Seller set forth in this Section 7.2, (vi) make or initiate any voluntary contact with a taxing authority (including any voluntary disclosure agreement or similar process) regarding any Pre-Closing Flow-Through Return, Pre-Closing Tax Period, or Straddle Period, (vii) settle, compromise, or otherwise resolve any Tax Proceeding relating to the Company and its Subsidiaries in respect of a Pre-Closing Tax Period or Straddle Period, or (viii) file a ruling request that reasonably would be expected to affect any Taxes or Tax Returns (including any Pre-Closing Flow-Through Returns) of the Company and its Subsidiaries for a Pre-Closing Tax Period or Straddle Period. The Parties further agree that, in respect of any Subsidiary of Company that is classified as a partnership for U.S. federal (or applicable state and local) income tax purposes, they shall cause (or, in the case of any such entity that is not wholly owned, directly or indirectly, by the Company or that the Seller does not otherwise control (in respect of a Pre-Closing Tax Period), shall use commercially reasonable efforts, including exercising the Hardisty JV Rights, to cause) such partnership to utilize an interim closing of the books under Code Section 706 (or any corresponding or similar provision of U.S. state or local income tax Law) effective as of the Closing Date and to have in effect an election under Section 754 of the Code (or any corresponding or similar provision of U.S. state or local income tax Law) in respect of the taxable year that includes the Closing Date.

(d)        Straddle Period Allocation.  To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, (i) the amount of any Taxes based on or measured by income, receipts, payroll, withholding, sales or transactions by the Company and its Subsidiaries for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on, and including, the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, that, any ad valorem or other similar property Tax shall be prorated on a daily basis in accordance with clause (ii), using as the applicable taxable period the period beginning on and including the date on which the applicable Tax base (e.g., the assessed value of the property) is determined and ending on the date that is immediately prior to the date that the applicable Tax base for the next year is determined. For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated by this Agreement, Buyer shall use commercially reasonable efforts to cause the Company and its Subsidiaries to carry on their business in the ordinary course of business and in substantially the same manner as heretofore conducted and shall not convert or otherwise change the form of the Company or any of its Subsidiaries under applicable U.S. federal, state, local or non-U.S. Law. In furtherance of the same, any Taxes relating to any transactions not in the ordinary course of business that occur subsequent to the time of the Closing, but on the Closing Date, and that occur other than at the direction of Seller or as expressly contemplated by this Agreement shall be treated for purposes of this Agreement as having occurred on the day immediately subsequent to the Closing Date.

 (e)         Notional Allocation from Hardisty Energy Terminal Limited Partnership.

(i)         With respect to a Straddle Period of Hardisty Energy Terminal Limited Partnership, each item of income, gain, deduction, loss or credit for a Straddle Period shall be computed on the basis that the Straddle Period consisted of two notional taxable periods, the first of which ended at the Measurement Time (the “Notional Pre-Closing Period”) and the second of which began on the Closing Date, with such income, gain, deduction, loss or credit being allocated between the two notional taxable periods based on a closing of the books as of the Measurement Time (provided, however, that (A) any exemptions, allowances (including capital cost allowance) or deductions that are calculated on an annual basis will be apportioned between the two hypothetical tax periods on a daily basis), and (B) no Tax reserve or book-to-tax adjustment for purposes of the ITA shall be claimed in the Notional Pre-Closing Period that would defer the recognition of income for purposes of the ITA to the second hypothetical tax period.

(ii)        Any income, gain, deduction, loss or credit of Hardisty Energy Terminal Limited Partnership for the Notional Pre-Closing Period will be allocated to the Canadian Subsidiaries, based on their relative interest in the partnership at Closing, and will be taken into account for the purpose of determining any Income Taxes of the Canadian Subsidiaries in respect of a Pre-Closing Tax Period.  Any income, gain, deduction, loss or credit of Hardisty Energy Terminal Limited Partnership for the second notional taxable period will not be taken into account for the purpose of determining any Income Taxes in respect of a Pre-Closing Tax Period.

(iii)       Within 90 days of the Closing Date, Buyer shall prepare or cause to be prepared, a notional return of Hardisty Energy Terminal Limited Partnership for purposes of computing the allocation in this Section 7.2(e), for review and comment by Seller and for incorporation into the Final Closing Statement. Buyer, on the one hand, and Seller, on the other hand, shall each bear fifty percent (50%) of the reasonable and documented third-party costs and expenses incurred by the Buyer, or the Company and any of its Subsidiaries, in connection with the preparation of the notional return.

(f)          Cooperation.  From and after the Closing, Buyer, the Company and its Subsidiaries, and Seller will use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the preparation and filing of Tax Returns pursuant to this Section 7.2, the preparation of the notional return under Section 7.2(e), or in respect of the Company, its Subsidiaries, or any asset or property owned by any of the foregoing (including in respect of Seller’s (or any of its Affiliate’s) preparation of U.S. federal income tax returns in respect of any of the foregoing, including an IRS Schedule K-1, in respect of any Pre-Closing Tax Period), (ii)  seeking, obtaining, and otherwise receiving any refund, credit, or offset of or in respect of any Tax, (iii) any audit, litigation, or other proceeding with respect to Taxes (each a “Tax Proceeding”), and (iv) any other Tax matters relevant to this Section 7.2.  Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company will, and will cause its Subsidiaries to, retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax periods ending on or prior to the Closing Date at least until the expiration of the applicable statute of limitations with respect to such Tax period and will give Seller reasonable written notice prior to destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for any such tax period, and if Seller so requests, the Company will, and will cause its Subsidiaries to, allow Seller to take possession of such books and records rather than destroying or discarding such books and records.

(g)         Tax Audits.  If, after the Closing Date, any Party receives notice of a Tax Proceeding that relates to any Pre-Closing Tax Period, such Party shall notify the other Parties within ten days of receipt of such notice; provided, however, that Buyer, the Company and its Subsidiaries shall only be required to notify Seller to the extent relevant to either Pre-Closing Flow-Through Returns or the final determination of the Final Closing Statement or to the extent such Tax Proceeding otherwise could reasonably be expected to result in or increase any liability of Seller for Taxes (including any obligation of Seller under this Section 7.2). Seller shall be entitled to control (at Seller’s sole cost and expense) any Tax Proceeding that relates solely to a Pre-Closing Flow-Through Return (including, for the avoidance of doubt, that portion of any Straddle Period that ends on the Closing Date); provided, however, that Seller shall not settle or compromise any such Tax Proceeding in a manner that would reasonably be expected to have a material and adverse effect on Buyer for any taxable period (or portion thereof) without the prior written consent of the Buyer, which such consent shall not be unreasonably withheld, conditioned, or delayed.  With respect to any other Tax Proceeding relating to a Pre-Closing Tax Period or Straddle Period that reasonably would be expected to result in or increase any liability of Seller for Taxes (including any obligation of Seller under this Section 7.2), Buyer shall use reasonable efforts to (i) keep Seller reasonably informed regarding the status of such Tax Proceeding, (ii) permit Seller to participate (at Seller’s sole cost and expense) in such Tax Proceeding, and (iii) not settle or compromise such Tax Proceeding without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed).

(h)         Purchase Price Allocation.  The purchase price consideration (for U.S. federal income tax purposes) and any other amounts (to the extent treated as consideration for U.S. federal income tax purposes) shall be allocated among the assets of the Company and any entities in which it owns equity in accordance with the principles of Section 743, Section 751 and Section 1060 of the Code (and, with respect to any interest in an entity classified as a partnership for U.S. federal income tax purposes, Section 755 of the Code and the principles of Treasury Regulations Section 1.755-1) and Section 7.2(h) of the Disclosure Schedules (the “Allocation Principles”).  Within 90 calendar days following the Closing Date, Buyer shall deliver a draft allocation of the purchase price consideration (for U.S. federal income tax purposes) and any other amounts (to the extent treated as consideration for U.S. federal income tax purposes) consistent with the Allocation Principles (the “Allocation”) to Seller for its review and comment.  Seller shall provide any comments to Buyer’s proposed draft of the Allocation no later than 30 days after Buyer delivers its proposed draft of the Allocation to Seller, and Buyer shall consider in good faith all such reasonable comments made by Seller.  Seller and Buyer shall negotiate in good faith to resolve any differences as between them regarding such proposed draft of the Allocation.  If Buyer does not receive any comments from Seller within 30 days after Buyer delivers its proposed draft of the Allocation to Seller, then the Allocation shall become final and conclusive.  Alternatively, if Seller and Buyer reach a final resolution of any differences as between them regarding such proposed draft of the Allocation (within 30 days after Seller has provided comments to Buyer’s proposed draft of the Allocation), then the Allocation, modified and as agreed by the Parties, shall become final and conclusive.  If Seller provides timely comments and Seller and Buyer do not reach a final resolution within 30 days after Seller has provided comments to Buyer’s proposed draft of the Allocation, they shall submit any disputed items to the Independent Accounting Firm. The Independent Accounting Firm shall, within 15 days of the submission thereto, determine the appropriate resolution of the disputed items in accordance with the procedures set forth in Section 2.3 and the Allocation Principles, mutatis mutandis, which resolutions (as determined by the Independent Accounting Firm in accordance herewith) shall be final and conclusive and shall be incorporated by Buyer into the final Allocation.  Seller and Buyer shall report the allocation of the purchase price consideration (for U.S. federal income tax purposes) and any other amounts (to the extent treated as consideration for U.S. federal income tax purposes) in accordance with the Allocation (as finally determined pursuant to this Section 7.2(h)) and the Agreed Tax Treatment. Seller and Buyer shall, and shall cause their respective Affiliates to, take no position inconsistent with the Allocation and the Agreed Tax Treatment on any Tax Return (including any IRS Form 8594) or in any Tax Proceeding, except as otherwise required by applicable Law or a final determination within the meaning of Section 1313(a) of the Code, and shall use commercially reasonable efforts to cause any entity treated as a partnership (including the Hardisty JV Entities) to report consistently with the Allocation and the Agreed Tax Treatment.  Any subsequent allocation necessary as a result of an adjustment to the consideration to be paid or paid hereunder shall be allocated in a manner consistent with the Allocation Principles.  The Parties agree to consult with one another with respect to any Tax Proceeding relating to the Agreed Tax Treatment, the Allocation Principles or the Allocation by the IRS or any other Governmental Authority.

(i)          Tax Treatment.  The Parties agree that the purchase and sale of the Interests shall be treated for U.S. federal (and applicable state and local) income Tax purposes as a deemed sale by Seller of all the assets of the Company and a deemed purchase by Buyer of all the assets of the Company (collectively, the “Agreed Tax Treatment”).

(j)          Push-Out Election.  If the Company or any of its Subsidiaries (or any predecessor thereof) is, or has been, classified as a partnership for U.S. federal income tax purposes (or applicable state or local Tax purposes) and becomes the subject of an adjustment to any tax item resulting from any income tax audit, examination, administrative or judicial proceeding with respect to any taxable period or portion thereof ending on or prior to the Closing Date, then, except as otherwise agreed by the Buyer in its sole discretion, to the extent permitted by applicable Law, Seller shall, and shall cause its Affiliates to, take such actions as are needed to cause such entity (or such predecessor) to make a “push out” election under Section 6226(a) of the Code (and any corresponding or similar provision of state or local Tax Law) for such taxable period or portion thereof ending on or prior to the Closing Date.

(k)         Limitations on the Obligations of Buyer.  The Parties acknowledge that the Company indirectly owns 50% of the equity interests in each of the Hardisty JV Entities and does not fully control the Hardisty JV Entities.  Accordingly, with respect to the Hardisty JV Entities, the covenants, obligations, and agreements of Buyer under this Section 7.2 shall be limited and qualified by commercially reasonable efforts to cause compliance by the Hardisty JV Entities, which commercially reasonable efforts shall include exercising the Hardisty JV Rights.

(l)         Tax Refunds.  Any refunds of Taxes of the Company or its Subsidiaries (whether received in cash or as a credit against or offset to Taxes otherwise payable), plus any interest received with respect thereto from the applicable Governmental Authority, that are received or utilized by Buyer, the Company, or any of their Affiliates after the Closing and that are attributable to (i) Taxes taken into account in the calculation of Closing Indebtedness or Closing Net Working Capital, in each case as finally determined pursuant to Section 2.3, or (ii) Taxes paid by Seller pursuant to Section 7.2(a) (including, for the avoidance of doubt, Flow-Through Taxes) shall be for the account of Seller (without duplication of any amount included as an asset in Closing Net Working Capital, included in Closing Cash, or otherwise taken into account in determining the Purchase Price), and Buyer shall pay any such amounts to Seller within ten (10) Business Days after receipt or utilization thereof, net of any reasonable and documented out-of-pocket costs (including Taxes) incurred in obtaining such amounts; provided that such amounts shall not include any refund, credit, or offset attributable to the carryback of any net operating loss or other Tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date; provided further, that, if any such refund, credit, or offset ever is denied, disallowed, or reduced, then, to the extent of such denial, disallowance, or reduction, Seller shall repay (at the request of Buyer) such denied, disallowed, or reduced amount to Buyer.  Buyer shall, if Seller so requests and at Seller’s sole cost and expense, use commercially reasonable efforts to obtain any such refund, credit, or offset.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1         General Conditions.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such Party):

(a)         No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or any ruling, order, judgment, injunction, or decree (whether temporary, preliminary, or permanent) that is then in effect and that enjoins, restrains, prevents, or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b)        Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement, as well as any agreement not to close embodied in a “timing agreement” between the Parties and a Governmental Authority, shall have expired or been terminated.

Section 8.2          Conditions to Obligations of Seller and the Company.  The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a)         Representations and Warranties.  The (i) Buyer Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) as of such specified date and (ii) the representations and warranties of Buyer contained in Article V (other than the Buyer Fundamental Representations) shall be true and correct as of the Execution Date and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality, including the words “material” or “Material Adverse Effect,” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)         Covenants.  Buyer shall have performed or complied with, in all material respects, all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)         Receipt of Closing Deliverables.  Seller shall have received each of the items required to be delivered to it pursuant to Section 2.2(c).

Section 8.3         Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a)         Representations and Warranties.  The (i) Seller Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) as of such specified date, (ii) the representations and warranties set forth in Section 4.18 (Competition Act (Canada)), Section 4.26(a) (Indebtedness) and Section 4.30 (Organizational Documents) shall be true and correct in all material respects as of the Execution Date and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date, and (iii) the representations and warranties of Seller contained in Article III and Article IV (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 4.18, Section 4.26(a) or Section 4.30) shall be true and correct as of the Execution Date and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality, including the words “material” or “Material Adverse Effect,” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or a Material Adverse Effect.

(b)         Covenants.  Seller and the Company shall have performed or complied with, in all material respects, all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)          Receipt of Closing Deliverables.  Buyer shall have received each of the items required to be delivered to it pursuant to Section 2.2(c).

(d)         Absence of Default.  As of the Closing Date, no Default or Event of Default (each, as defined in the Company Credit Agreement) shall have occurred and be continuing (including, for the avoidance of doubt, any Default or Event of Default arising from any breach or inaccuracy in any representation or warranty made in the Lender Consent on the Closing Date); provided that the foregoing shall not apply to any Default or Event of Default caused by actions of, or omissions by, Buyer or its Affiliates with respect to the Company and its Subsidiaries.

(e)         No Material Adverse Effect.  Since the Execution Date, no Material Adverse Effect shall have occurred that is continuing as of the Closing Date.

(f)          Gibson Caveat.  As of the Closing Date, the Gibson Caveat shall be fully discharged.

(g)          Closing Deliverable.  Buyer shall have received the deliverable listed on Section 8.3(g) of the Disclosure Schedules.

Section 8.4          Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to use efforts to cause the Closing to occur as required by Section 6.6(a).

ARTICLE IX
TERMINATION

Section 9.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written consent of Buyer and Seller;

(b)         (i) by Seller, if Seller is not in material breach of its obligations under this Agreement and Buyer breaches or fails to perform in any respect any of its representations, warranties, or covenants contained in this Agreement and such breach or failure to perform (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 8.2, (B) cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured by the earlier of (I) two Business Days prior to the Outside Date or (II) the date that is ten Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by Seller or (ii) by Buyer, if Buyer is not in material breach of its obligations under this Agreement and Seller or the Company breaches or fails to perform in any respect any of their representations, warranties, or covenants contained in this Agreement and such breach or failure to perform (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 8.3, (B) cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured by the earlier of (I) two Business Days prior to the Outside Date or (II) the date that is ten Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by Buyer;

(c)         by either Seller or Buyer if the Closing shall not have occurred by the date that is five (5) months after the Execution Date (the “Outside Date”); provided, that (i) the right to terminate this Agreement under this Section 9.1(c) shall not be available (A) if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date, (B) to Buyer at any time when a Closing Failure Notice is pending or (C) to a Party when the other Party has, or would have upon expiration of the applicable notice and cure periods, the right to terminate under Section 9.1(b)(i) or Section 9.1(f); and (ii) during the pendency of any action brought by a Party pursuant to Section 10.13, the Outside Date shall automatically be tolled and the right to terminate this Agreement under this Section 9.1(c) shall be suspended, in each case without any action by any Party, until the date that is ten (10) Business Days after the date on which such action is finally resolved by a final, non-appealable order of a court of competent jurisdiction or is withdrawn or dismissed, in order to permit the Parties to consummate the Closing.

(d)        by either Seller or Buyer if any Governmental Authority shall have enacted, entered, promulgated, enforced, or issued any Law or Order which has become final and non-appealable and that has not been vacated, withdrawn, or overturned, which restrains, enjoins, or otherwise prohibits or makes unlawful the consummation of the transactions contemplated hereby;

(e)         by either Seller or Buyer if a Casualty Amount with respect to a Casualty Event or Condemnation Event exceeds the Casualty Termination Threshold; or

(f)         by Seller, if (i) all conditions set forth in Section 8.1 and Section 8.3 are satisfied or, if legally permissible, waived in writing by the Party entitled to the benefit of each such condition (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and are capable of being satisfied as if such time were the Closing), (ii) Buyer fails to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.2(a), (iii) Seller delivers to Buyer written notice (stating Seller’s intention to terminate this Agreement pursuant to this Section 9.1(f) and the basis for such termination) (a “Closing Failure Notice”) that has not been withdrawn or revoked by Seller on or after the date that the Closing should have occurred pursuant to Section 2.2(a) that (A) all conditions set forth in Section 8.1 and Section 8.3 have been satisfied or, if legally permissible, waived in writing by the Party entitled to the benefit of each such condition (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and are capable of being satisfied as if such time were the Closing) as of the Closing Date if the Closing would have occurred pursuant to Section 2.2(a) and (B) Seller is ready, willing and able to consummate the Closing in accordance with the terms of this Agreement on the date of such Closing Failure Notice and (iv) Buyer fails to consummate the Closing, in accordance with the terms of this Agreement, within three Business Days after Buyer’s receipt of such Closing Failure Notice.  The Outside Date shall be automatically extended until the end of such three Business Day period.

The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other Parties.

Section 9.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and of no further force and effect except (a) Section 6.5 (Confidentiality), Section 6.7 (Public Announcements), Article IX (Termination) and Article X (Miscellaneous) (the “Continuing Provisions”) and (b) that, subject to Section 9.3, nothing herein shall relieve any Party from any liabilities or damages arising out of a Willful Breach or Fraud, in which case the non-breaching Party shall be entitled to all rights and remedies available in equity or at law; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall (x) Buyer have any liability for damages in excess of the Buyer Termination Fee or (y) Seller have any liability for damages in excess of the Capped Damages Amount. Prior to Closing, (x) Seller’s sole and exclusive remedy for any breach of this Agreement by Buyer (whether at Law, in equity, in Contract, in tort or otherwise), or for any failure of the Closing to occur for any reason, shall be (i) the rights to termination set forth in Section 9.1 (including payment of the Buyer Termination Fee, if payable, pursuant to Section 9.3) or (ii) to the extent available, specific performance in accordance with Section 10.13, and (y) Buyer’s sole and exclusive remedy for any breach of this Agreement by Seller or the Company (whether at Law, in equity, in Contract, in tort or otherwise), or for any failure of the Closing to occur for any reason, shall be (i) the rights to termination set forth in Section 9.1 (including the right to seek claims for Losses arising from or related to such breach or failure to Close in an amount not to exceed the Capped Damages Amount) or (ii) to the extent available, specific performance in accordance with Section 10.13.

Section 9.3          Buyer Termination Fee

(a)         If (i) Seller terminates this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(f), or (ii) either Party terminates this Agreement pursuant to Section 9.1(c) when Seller has the right to terminate this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(f), then within two (2) Business Days following the date of such termination, Buyer shall pay, or cause to be paid, to Seller a fee equal to $15,300,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

(b)         The Parties acknowledge and agree that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion.

(c)        The Parties acknowledge and agree that the Buyer Termination Fee, if, as, and when required to be paid pursuant to this Section 9.3, shall not constitute a penalty but shall constitute liquidated damages in a reasonable amount that will compensate Seller in the circumstances for its efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(d)         The Parties acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.  Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated under circumstances in which the Buyer Termination Fee is payable, the right to receive payment of the Buyer Termination Fee shall be the sole and exclusive remedy (whether at law or in equity, in Contract, in tort, or otherwise) of Seller, the Company, and their respective Affiliates and Related Parties against Buyer, its Affiliates, and their respective Related Parties for any and all Losses suffered or incurred in connection with this Agreement, the Ancillary Agreements, the Limited Guarantee, or the transactions contemplated hereby or thereby, and, upon payment of the Buyer Termination Fee in accordance with this Section 9.3, none of Buyer, its Affiliates, or their respective Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided that nothing in this Section 9.3 shall limit Seller’s right to enforce the Limited Guarantee against the Buyer Parent in accordance with its terms.

(e)         The Parties acknowledge and agree that (i) nothing in this Section 9.3 shall prejudice, or be deemed to limit or otherwise impair or adversely affect, Seller’s right to enforce specific performance of this Agreement in accordance with Section 10.13 and (ii) if Seller (A) has the right to terminate this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(f) and (B) seeks, but does not successfully enforce specific performance of this Agreement pursuant to Section 10.13, then Seller shall have the right to terminate this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(f) and Buyer shall pay the Buyer Termination Fee to Seller in accordance with this Section 9.3.

ARTICLE X MISCELLANEOUS

Section 10.1        Buyer’s Investigation and Reliance.  Buyer is a sophisticated purchaser and has made its own independent investigation, review, and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review, and analysis were conducted by Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose.  Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants, and other facilities, books, and records of the Company and its Subsidiaries and other information that they have requested in connection with their investigation of the Company and its Subsidiaries and the transactions contemplated hereby.  Buyer acknowledges and agrees that, except in the case of Fraud, neither Seller nor the Company nor any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company contained herein or made available in connection with Buyer’s investigation of the Company, except as expressly set forth in Article III or Article IV (or any certificate delivered pursuant to this Agreement or the Lender Consent), and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom.  Buyer acknowledges and agrees that, except in the case of Fraud, it has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Seller, the Company or any of their respective Affiliates or Representatives, except as expressly set forth in Article III or Article IV (or any certificate delivered pursuant to this Agreement or the Lender Consent).  Buyer acknowledges and agrees that, except in the case of Fraud, neither Seller nor the Company nor any of their respective Affiliates or Representatives shall have or be subject to any liability to Buyer, any of its Related Parties, or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents, or materials made available to Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions, or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.  Buyer acknowledges and agrees that neither Seller nor the Company nor any of their respective Affiliates or Representatives is making any representation or warranty, express or implied, with respect to any estimates, projections, or forecasts involving the Company and its Subsidiaries.  Buyer acknowledges and agrees that, except in the case of Fraud, there are inherent uncertainties in attempting to make such estimates, projections, and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, and forecasts).  Buyer acknowledges and agrees that, except in the case of Fraud, neither Seller nor the Company nor any of their respective Affiliates or Representatives is making, and Buyer hereby waives, any representation or warranty, express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s and its Subsidiaries’ assets or any part thereof.  Buyer acknowledges and agrees that, except in the case of Fraud, should the Closing occur, Buyer shall acquire the Company and its Subsidiaries on an “as is” and “where is” basis, except as otherwise expressly set forth in this Agreement (and subject to Section 7.1(a)).  Buyer acknowledges and agrees that, except in the case of Fraud, the representations and warranties expressly set forth in Article III or Article IV (or any certificate delivered pursuant to this Agreement and the Lender Consent) are the result of arms’ length negotiations between sophisticated parties and such representations and warranties are made, and Buyer is relying on such representations and warranties, solely for the purposes of Section 8.3(a).

Section 10.2        Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to the negotiation and execution of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.  For the avoidance of doubt, the R&W Costs will be borne one hundred percent (100%) by Buyer, and, for the avoidance of doubt, no portion of the premiums, Taxes, fees, costs, or expenses of the R&W Insurance Policy shall constitute a Transaction Expense.

Section 10.3       Amendment and Modification.  This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Parties at the time of the amendment.

Section 10.4        Waiver; Extension.  At any time prior to the Closing, Seller (acting on behalf of Seller and the Company), on the one hand, and Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other Party contained herein, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate, or writing delivered by such Party pursuant hereto, or (c) waive compliance by the other Party with any of the agreements or conditions contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such Party.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 10.5       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon written confirmation of receipt by email (provided that the recipient has an affirmative obligation to confirm such receipt), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to Seller or, prior to the Closing, the Company, to:

DRUbit Holdings LLC
c/o USD Group LLC

811 Main Street, Suite 2800
Attention:  Legal Department
E-mail:  [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention:  Tull R. Florey; Graham Valenta
E-mail:  [***]

(ii)	if to the Company after the Closing, to:
______________________________
 ______________________________
Attention: ______________________
E-mail:  ________________________

with a copy (which shall not constitute notice) to:

_______________________________
_______________________________
Attention:  ______________________
E-mail:      ______________________

(iii)	if to Buyer, to:

Drub LLC
Attention: Frank Carfora; Ken Nicholson
c/o FIG LLC
441 9th Avenue, 21st Floor
New York, NY 10001
Email: [***]

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
845 Texas Ave., Suite 4700
Attention:  Benjamin Barron
E-mail:  [***]

Section 10.6       Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit, or Schedule such reference shall be to a Section, Article, Exhibit, or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.  References to a specific time shall refer to prevailing Central Time, unless otherwise indicated.  If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day. The phrases “made available”, “has provided” and “has been provided” to Buyer mean that such documents were posted no later than 12:01 a.m. (Central Time) in the virtual data room hosted for purposes of the transactions contemplated hereby no less than one (1) Business Day prior to the Execution Date (and not removed on or prior to the Execution Date).  Any reference in this Agreement to the materiality of any matter, or to whether any matter is, or would or would not reasonably be expected to be, material or to have, result in, or constitute a Material Adverse Effect, in each case with respect to the Company and its Subsidiaries, shall be construed to take into account that the Company owns, directly or indirectly, fifty percent (50%) of the equity interests in the Hardisty JV Entities.  References to “GAAP or IFRS, as applicable” or “GAAP or IFRS (as applicable)” (or words of similar import) mean (a) GAAP with respect to the Company Financial Statements, the Company and its Subsidiaries (other than the Hardisty JV Entities), and any matters relating thereto, and (b) IFRS with respect to the Hardisty Financial Statements, the Hardisty JV Entities, and any matters relating thereto.

Section 10.7       Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 10.8       Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto (and (x) solely with respect to Section 2.2(c)(iii), Section 2.3(g)(ii) – (iv), Section 2.3(h), Section 6.2(c), Section 6.14(c), Section 6.15, and Section 6.16(b), USDG and (y) solely with respect to Section 5.4 and Section 6.11, Buyer Parent), and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.8 (Directors’ and Officers’ Indemnification), Section 10.22 (Non-Recourse) and Section 10.23 (Debt Financing Sources), which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 10.9      Governing Law.  THIS AGREEMENT AND ANY CLAIMS OR CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION, OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT, IN TORT, UNDER STATUTE, OR OTHERWISE) SHALL BE GOVERNED BY, AND INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE (EXCEPT THAT, WITH RESPECT TO ISSUES RELATED TO REAL PROPERTY FOR ASSETS LOCATED IN A SPECIFIC STATE, THE LAWS OF SUCH STATE SHALL GOVERN), INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 10.10     Submission to Jurisdiction.  EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT BY ANY PARTY OR ITS SUCCESSORS OR ASSIGNS AGAINST ANY OTHER PARTY SHALL BE BROUGHT AND DETERMINED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THEN ANY SUCH LEGAL ACTION OR PROCEEDING MAY BE BROUGHT IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT.  EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS FOR ITSELF AND WITH RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, WITH REGARD TO ANY SUCH ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES AGREES NOT TO COMMENCE ANY ACTION, SUIT, OR PROCEEDING RELATING THERETO EXCEPT IN THE COURTS DESCRIBED ABOVE IN DELAWARE, OTHER THAN ACTIONS IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE ANY JUDGMENT, DECREE, OR AWARD RENDERED BY ANY SUCH COURT IN DELAWARE AS DESCRIBED HEREIN.  EACH OF THE PARTIES FURTHER AGREES THAT NOTICE AS PROVIDED HEREIN SHALL CONSTITUTE SUFFICIENT SERVICE OF PROCESS AND THE PARTIES FURTHER WAIVE ANY ARGUMENT THAT SUCH SERVICE IS INSUFFICIENT.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION OR AS A DEFENSE, COUNTERCLAIM, OR OTHERWISE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (a) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE COURTS IN DELAWARE AS DESCRIBED HEREIN FOR ANY REASON, (b) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT, OR OTHERWISE), AND (c) THAT (i) THE SUIT, ACTION, OR PROCEEDING IN ANY SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (ii) THE VENUE OF SUCH SUIT, ACTION, OR PROCEEDING IS IMPROPER, OR (iii) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

Section 10.11      Disclosure Generally.  Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.12      Assignment; Successors.  Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that Buyer may, by notice to (and without the consent of) Seller, assign this Agreement to one or more of its Affiliates but only if such assignment would not be expected to have an adverse effect on Seller (or any of its Affiliates) in respect of Taxes or tax matters that would not have arisen had such assignment not been made; provided that Buyer shall remain obligated hereunder notwithstanding any such assignment; provided further that, for the avoidance of doubt, such assignment shall not affect Buyer Parent’s obligations under the Limited Guarantee.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.13       Specific Performance.

(a)          Notwithstanding Section 9.2 and Section 9.3, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach.  Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including obtaining an injunction or injunctions to prevent breaches of this Agreement and enforcing specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled in equity or at law.  Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, including any defense that the Buyer Termination Fee, or any other monetary remedy available under this Agreement, constitutes an adequate remedy at law, and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.  The pursuit by Seller of specific performance shall not constitute an election of remedies and shall not limit Seller’s right to terminate this Agreement and receive the Buyer Termination Fee in accordance with Section 9.3(e).

(b)         Notwithstanding anything to the contrary in this Agreement, Seller shall be entitled to specific performance to cause Buyer to consummate the Closing only if:

(i)         all of the conditions to Closing set forth in Section 8.1 and Section 8.3 have been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing) (and which are capable of being satisfied);

(ii)         Buyer has failed to consummate the Closing on or prior to the date required pursuant to Section 2.2(a);

(iii)        the Debt Financing (including, for the avoidance of doubt, any Alternative Financing) is available to Buyer; and

(iv)        Seller has delivered and not revoked the Closing Failure Notice.

Section 10.14      Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.15      Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

Section 10.16      Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.17      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.18      Electronic Signature.  This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.

Section 10.19       Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.20       Legal Representation.

(a)        Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP and Burnet, Duckworth & Palmer LLP (collectively, “Seller/Company Acquisition Counsel”) has acted as counsel for Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Seller/Company Acquisition Counsel has not acted as counsel for any other Person, including Buyer.

(b)         Only Seller, the Company, and their respective Affiliates shall be considered clients of Seller/Company Acquisition Counsel in the Acquisition Engagement.  Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between Seller, the Company, and their respective Affiliates, on the one hand, and Seller/Company Acquisition Counsel, on the other hand, to the extent relating to the Acquisition Engagement that constitute attorney-client or solicitor-client privileged communications or are otherwise privileged under Law (collectively, the “Privileged Communications”), shall be deemed to belong solely to Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by Buyer or the Company upon or after the Closing.  Accordingly, whether or not the Closing occurs, Buyer shall not have access to, or have any right to discover or obtain any information or documentation relating to, any Privileged Communications or to the files of Seller/Company Acquisition Counsel relating thereto.  Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that Privileged Communications or the files of Seller/Company Acquisition Counsel in respect thereof constitute property of Seller or its Affiliates, only Seller and its Affiliates shall hold such property rights and (ii) Seller/Company Acquisition Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files to the Company or Buyer by reason of any attorney-client or solicitor-client relationship between Seller/Company Acquisition Counsel and the Company or otherwise; provided, however, that notwithstanding the foregoing, Seller/Company Acquisition Counsel shall not disclose any such Privileged Communications or files to any third parties (other than representatives, accountants, and advisors of Seller and its Affiliates; provided that such representatives, accountants, and advisors are instructed to maintain the confidence of such Privileged Communications or files). If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney client or solicitor client privilege with respect to any Privileged Communications, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of Seller (such consent not to be unreasonably withheld).

(c)         Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Seller/Company Acquisition Counsel has acted as counsel for Seller, the Company, and their respective Affiliates for several years and that Seller reasonably anticipates that Seller/Company Acquisition Counsel will continue to represent it and/or its Affiliates in future matters.  Accordingly, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly consents to (i) Seller/Company Acquisition Counsel’s representation of Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of Buyer and the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Seller/Company Acquisition Counsel may have previously advised Seller, the Company, or their respective Affiliates and (ii) the disclosure by Seller/Company Acquisition Counsel to Seller or its Affiliates of any information learned by Seller/Company Acquisition Counsel in the course of its representation of Seller, the Company, or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Seller/Company Acquisition Counsel’s duty of confidentiality.

(d)         Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenants and agrees that each shall not assert any claim, except for claims of fraud or willful misconduct, against Seller/Company Acquisition Counsel in respect of legal services provided to the Company or its Affiliates by Seller/Company Acquisition Counsel in connection with this Agreement or the transactions contemplated hereby.

(e)        From and after the Closing, the Company shall cease to have any attorney-client relationship with Seller/Company Acquisition Counsel, unless and to the extent Seller/Company Acquisition Counsel is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to Seller and/or any of its Affiliates or (ii) Seller and/or any such Affiliate, as applicable, consent in writing to such engagement.  Any such representation of the Company by Seller/Company Acquisition Counsel after the Closing shall not affect the foregoing provisions hereof.  Furthermore, Seller/Company Acquisition Counsel, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing Seller.

(f)        Each of the Parties to this Agreement consents to the arrangements in this Section 10.20 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Seller/Company Acquisition Counsel permitted hereunder.

Section 10.21     No Presumption Against Drafting Party.  Each of Buyer, Seller, and the Company acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.22      Non-Recourse.

(a)        All Actions (whether in contract, in tort, under statute, or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or the Ancillary Agreements, (ii) the negotiation, execution, or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in connection with, or as inducement to enter into, this Agreement), (iii) any breach or violation of this Agreement or the Ancillary Agreements, and (iv) any failure of the transactions contemplated by this Agreement or the Ancillary Agreements to be consummated, in each case, may be brought only against (and are those solely of) the Persons that are expressly named as parties hereto or thereto, as applicable, and then only to the extent of the specific obligations of such Persons set forth herein or therein.  No Person who is not a named Party to this Agreement or any Ancillary Agreement, including any Related Parties of any such Party to this Agreement or any Ancillary Agreement (each, a “Non-Party Affiliate”), shall have any liability (whether in contract, in tort, under statute, or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) arising out of, in connection with, or related in any manner to the items in the immediately preceding clauses (i) through (iv).  To the maximum extent permitted by applicable Law, each Party waives and releases all such Actions against any such Non-Party Affiliate.  For avoidance of doubt, the Parties acknowledge and agree that the Non-Party Affiliates referred to herein are intended third party beneficiaries of this Section 10.22(a).

(b)         Buyer and Seller knowingly, willingly, irrevocably, and expressly acknowledge and agree that the agreements contained in this Section 10.22 are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 10.22, Seller would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Section 10.23      Debt Financing Sources.  Notwithstanding anything in this Agreement to the contrary, Seller on behalf of itself and its Subsidiaries, hereby (a) agrees that any Action, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources Related Party, arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agrees not to bring or support any Action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agrees that service of process upon Seller or its Subsidiaries in any such Action shall be effective if notice is given in accordance with Section 10.5, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights to trial by jury in any Action brought against the Debt Financing Sources Related Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Debt Financing Sources will have any liability to Seller or any of its Subsidiaries (in each case, other than Buyer following Closing) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of Buyer or Buyer Parent (or any of their respective Affiliates) against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder) and (g) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.23 and such provisions and the definition of “Debt Financing Sources” shall not be amended in any way material and adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

DRUBIT LLC

By:	/s/ Josh Ruple
Name: Josh Ruple
Title: Executive Vice President and Chief Operating Officer

DRUBIT HOLDINGS LLC

By:	/s/ Josh Ruple
Name: Josh Ruple
Title: Executive Vice President and Chief Operating Officer

US DEVELOPMENT GROUP LLC, solely for the limited purpose of Section 2.2(c)(iii), Section 2.3(g)(ii) – (iv), Section 2.3(h), Section 6.2(c), Section 6.14(c), Section 6.15, and Section 6.16(b)

By:	/s/ Josh Ruple
Name: Josh Ruple
Title: Executive Vice President and Chief Operating Officer

DRUB LLC

By:	/s/ Chris Robbins
Name: Chris Robbins
Title: Treasurer

FTAI ENERGY PARTNERS LLC, solely for the limited purpose of Section 5.4 and Section 6.11

By:	/s/ Demetrios Tserpelis
Name: Demetrios Tserpelis
Title: Authorized Signatory

Signature Page to Membership Interest Purchase Agreement